UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Choice Hotels International, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY– SUBJECT TO COMPLETION

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

NOTICE OF ANNUAL MEETING

TO BE HELD APRIL 26, 2013

To the shareholders of

CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on April 26, 2013, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect three Class I directors from the three nominees listed in the attached proxy statement to hold office for a three-year term ending at the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To approve an amendment to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan to increase the number of shares authorized for issuance;

3.	To approve the material terms for payment of executive incentive compensation;

4.	To adopt and approve an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors;

5.	To hold an advisory vote to approve executive compensation;

6.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

7.	To consider a shareholder proposal requesting a report on showerheads; and

8.	To transact other business properly coming before the Annual Meeting.

Shareholders who owned Common Stock as of the close of business on the record date of February 28, 2013, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of Common Stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.

Please note that, on or around April 5, 2013, the Company plans to relocate its corporate headquarters from the Silver Spring address listed above to a new address in Rockville, Maryland. The Company intends to hold the Annual Meeting at its new headquarters, located at One Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

A list of the Company’s shareholders will be available for inspection at the office of the Company located at One Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, at least 10 days prior to the Annual Meeting.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

April     , 2013

Silver Spring, Maryland

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR

PROXY BY COMPLETING AND MAILING THE ENCLOSED

PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

PRELIMINARY COPY– SUBJECT TO COMPLETION

CHOICE HOTELS INTERNATIONAL, INC.

10750 COLUMBIA PIKE

SILVER SPRING, MARYLAND 20901

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2013

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2013 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, is being mailed with this proxy statement. The annual report on Form 10-K is not part of the proxy solicitation material.

The Board is sending proxy material to you and all other shareholders on or about April     , 2013. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or online.

Shareholders who owned Common Stock as of the close of business on February 28, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on February 28, 2013, there were 58,104,437 outstanding shares of Common Stock.

Please note that, on or around April 5, 2013, the Company plans to relocate its corporate headquarters from the Silver Spring address listed above to a new address in Rockville, Maryland. The Annual Meeting will be held at its new headquarters, located at One Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Driving Directions to Choice’s New Corporate Headquarters in Rockville, Maryland

GPS

For GPS driving directions, please use 200 East Middle Lane, Rockville, Maryland until our One Choice Hotels Circle, Suite 400, Rockville, MD 20850 is updated in many navigation systems. Choice is located on the corner of East Middle Lane and Hungerford Drive in Rockville, MD.

From Washington, DC, and points south

Take the George Washington Memorial Parkway north to I-495 ramp towards Maryland. Continue on the I-270-Spur north toward Rockville/Frederick. Take the MD-189 exit 5 to Falls Road North/Rockville/Town Center. Keep right at the fork. This becomes Maryland Avenue. Turn right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

From Frederick, MD, and points north

Take I-270 South towards Rockville. Bear right at I-270 Local south and head towards Shady Grove Road/Local Lanes. Take the MD-28 west exit 6-A toward Rockville Town Center. Turn left on West Montgomery Ave. Continue onto West Jefferson St. Turn Left on Maryland Avenue. Turn Right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

TABLE OF CONTENTS	2
QUESTIONS AND ANSWERS	3
PROPOSAL 1—ELECTION OF CLASS I DIRECTORS	9
Nomination	9
Family Relationships	9
Director Qualifications	9
BOARD OF DIRECTORS	11
Nominees	11
Continuing Directors	11
Board Recommendation	12
CORPORATE GOVERNANCE	12
Board of Directors	12
Board Leadership Structure	13
Board’s Role in Risk Oversight	13
Director Independence	14
Corporate Governance Guidelines	14
Corporate Ethics Policy	15
Committees of the Board	15
Contacting the Board of Directors	18
Consideration of Director Candidates	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
Executive Summary	23
Overview of Executive Compensation Program	25
Comparative Compensation Data	26
Roles of the Committee and Others in Compensation-Related Decisions	27
Elements of Named Executive Officer Compensation	28
Retirement Plans	37
Severance and Change in Control Arrangements	37
Restrictions on Hedging Transactions	38
Tax Deductibility of Compensation	38
Board Compensation and Management Development Committee Report on Executive Compensation	39
Summary Compensation Table	40
Grants of Plan-Based Awards for 2012	44
Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table	45
Outstanding Equity Awards at Year-End 2012	49
Option Exercises and Stock Vested for 2012	51
Pension Benefits for 2012	52
Non-Qualified Deferred Compensation for 2012	53
Potential Payments upon Termination or Change in Control	55
Non-Executive Director Compensation for 2012	66
PROPOSAL 2—APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2006 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE	68
PROPOSAL 3—APPROVAL OF MATERIAL TERMS FOR INCENTIVE COMPENSATION UNDER THE COMPANY’S EXECUTIVE INCENTIVE COMPENSATION PLAN	73
PROPOSAL 4—ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	77
PROPOSAL 5—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	78
PROPOSAL 6—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	79
PROPOSAL 7—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON SHOWERHEADS	80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	81
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	82
AUDIT COMMITTEE REPORT	83
SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING	84
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS	84
SOLICITATION OF PROXIES	84
OTHER MATTERS TO COME BEFORE THE MEETING	85
Appendix A: Amendment to 2006 Long-Term Incentive Plan	A-1
Appendix B: 2006 Long-Term Incentive Plan	B-1
Appendix C: Executive Incentive Compensation Plan	C-1
Appendix D: Amendment to the Restated Certificate of Incorporation	D-1

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Shareholders who owned Common Stock as of the close of business on February 28, 2013, may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 58,104,437 shares of Common Stock outstanding on February 28, 2013.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a shareholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, Stephen P. Joyce (the Company’s Chief Executive Officer) and Ervin R. Shames (the Company’s lead independent director), to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board of Directors.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, Messrs. Joyce and Shames will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1—the election of three Class I directors from the three nominees named in this proxy statement.

•	Proposal 2—approval of an amendment to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan to increase the number of shares authorized for issuance.

•	Proposal 3—approval of the material terms for payment of executive incentive compensation.

•	Proposal 4—adoption and approval of an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.

•	Proposal 5—an advisory vote to approve executive compensation.

•	Proposal 6—the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

•	Proposal 7—shareholder proposal requesting a report on showerheads.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the three named nominees for director,

•	for the proposal to amend the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan to increase the number of shares authorized for issuance,

•	for the approval of the material terms for payment of executive incentive compensation,

•	for the approval of an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of directors,

•	for the advisory vote to approve executive compensation,

•	for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and

•	abstain for the shareholder proposal requesting a report on showerheads.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You will need your proxy card available if you vote online.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your broker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards you may receive, or otherwise vote your shares online or by telephone as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., One Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Six is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One, Two, Three, Four, Five or Seven. Likewise, your brokerage firm may either:

•	vote your shares on Proposal Six and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted as to Proposal Six and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. If you are a participant in the Choice Hotels Retirement Savings and Investment Plan or the Non-Qualified Retirement Savings and Investment Plan, the plan’s purchasing agent may vote the shares you hold under the plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares in the same proportion as all other plan participants who vote their shares.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on February 28, 2013, must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a plurality of votes cast in person or by proxy at the meeting. This means that the three nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, Stephen P. Joyce and Ervin R. Shames can vote your shares for a substitute nominee. They cannot vote for more than three nominees.

Q.	What are my voting choices when voting on the approval of the amendment to the Company’s 2006 Long-Term Incentive Plan?

A.	You may vote either “for” or “against” the approval of the amendment, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the approval of the amendment.

Q.	How many votes are needed to approve the amendment to the Company’s 2006 Long-Term Incentive Plan?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the amendment to the Company’s 2006 Long-Term Incentive Plan. In addition, under NYSE rules, the total votes cast on this proposal (which includes for and against votes and abstentions, but excludes broker non-votes) must represent over 50% of the issued and outstanding shares of Common Stock.

Q.	What are my voting choices when voting on the approval of the materials terms for payment of executive incentive compensation?

A.	You may vote either “for” or “against” the approval of the material terms, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the approval of the material terms.

Q.	How many votes are needed to approve the material terms for payment of executive incentive compensation?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to approve the material terms for payment of executive compensation.

Q.	What are my voting choices when voting on the adoption and approval of the amendment to the Company’s Restated Certificate of Incorporation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of the amendment.

Q.	How many votes are needed to approve the amendment to the Restated Certificate of Incorporation?

A.	The vote of a majority of the outstanding shares of Common Stock is required to approve the amendment.

Q.	What are my voting choices when voting on the advisory vote to approve executive compensation?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is nonbinding on the Company. However, the Compensation and Management Development Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions are not treated as voting on the matter.

Q.	What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013?

A.	The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions are not treated as voting on the matter.

Q.	What are my voting choices when voting on the shareholder proposal requesting a report on showerheads?

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted abstain for the shareholder proposal requesting a report on showerheads.

Q.	How many votes are needed to approve the shareholder proposal requesting a report on showerheads?

A.	The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the shareholder proposal requesting a report on showerheads. Abstentions are not treated as voting on the matter.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed by Choice Hotels except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Q.	How can I review the Company’s annual report on Form 10-K?

A.	The annual report of Choice Hotels on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592 5026.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 26, 2013.

The proxy statement and the Company’s annual report on Form 10-K are available at www.edocumentview.com/chh.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Nomination

The Company’s Restated Certificate of Incorporation provides that the number of directors must be at least three but not more than 12, and is divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board and currently consists of nine members. The term of each class of directors is three years, and the term of one class expires each year in rotation.

Three Class I directors are to be elected at the 2013 Annual Meeting, to hold office until the 2016 Annual Meeting of Shareholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated William L. Jews, John T. Schwieters and John P. Tague to serve as Class I directors for terms of three years, expiring at the 2016 Annual Meeting of Shareholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board of Directors. Mr. Tague was appointed to the Board in February 2012 as a Class I director and is standing for election for the first time. Mr. Tague was initially referred by a consultant engaged to propose potential new Board Members.

Please note that Proposal 4, which shareholders are being asked to approve at the 2013 Annual Meeting, will not directly impact the election of directors pursuant to this Proposal 1. If Proposal 4 is approved by the Company’s shareholders, the annual election or “declassification” of the Board will be phased in such that directors elected by the shareholders at the 2013 Annual Meeting as Class I directors will serve for a three-year term ending at the 2016 Annual Meeting, and thereafter be subject to re-election on an annual basis. See Proposal 4 below for additional information.

Family Relationships

The Chairman of the Board, Stewart Bainum, Jr., is the uncle of one of our directors, Scott A. Renschler. Other than the family relationship between Mr. Bainum and Dr. Renschler, there are no other familial relationships among our directors or executive officers.

Director Qualifications

The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees and continuing directors. The following is the Board’s assessment of the qualifications of each Board member that led the Committee to conclude that each Board nominee and continuing director is qualified to serve as a member of the Company’s Board:

Director Nominees

William L. Jews. Mr. Jews brings to the Board experience as the chief executive officer of large, service-oriented companies. The Board benefits from Mr. Jews’ unique ability to relate to and comprehend many of the operational issues before the Board. In addition, Mr. Jews’ executive experience was characterized by management of rapid company growth, which provides the Board with insight related to various strategic growth and development plans.

John T. Schwieters. Mr. Schwieters possesses an extensive background in tax, accounting and financial matters. This experience positions Mr. Schwieters well to serve as the chair of the Board’s Audit Committee as well as to generally provide the Board with opinions and advice related to the financial and risk-related components of various matters considered by the Board. The Board also values Mr. Schwieters’ continuing service on the audit committees of other publicly-traded companies as a means to provide comparative assessments of the Company’s overall reporting, internal control and risk management functions.

John P. Tague. Mr. Tague’s extensive experience in the airline industry enables him to provide the Board with input and suggestion relevant to the travel industry. Because Mr. Tague’s industry experience is not hotel-based, he provides the Board with unique opinions and assessments about the sector of the travel/hospitality industry in which the Company operates. In addition to his overall industry experience, Mr. Tague’s specific experience managing revenue matters in the airline industry provides the Board with a subject matter expert in distribution, eCommerce and marketing strategies, which is an area in which the Company (and the hospitality industry) is becoming increasingly involved.

Continuing Directors

Barbara T. Alexander. Ms. Alexander’s experience and expertise in corporate finance provides the full Board generally, and the Audit Committee specifically, with valuable opinion and advice on financial and accounting matters. In addition, her experience as a director of other public companies provides the Board with a source for comparative and alternative Board decision-making and operational strategies which the Board expects to rely on increasingly as the Company expands its presence both domestically and around the world.

Stewart Bainum, Jr. Mr. Bainum’s long-standing relationship serving the Company provides the Board with a valuable historical perspective on the Company’s culture and direction that is important in the Board’s decisions concerning the Company’s future direction. In addition, his experience as the board chairman for a hospitality-based real estate development and management company allows Mr. Bainum to provide the Board with unique opinions and perspectives regarding development and operational issues that affect the Company’s hotel brands. Mr. Bainum’s previous service as Chairman of the Board of Manor Care, Inc. represents valuable, relevant experience in the duties of management and board leadership of a publicly-traded company.

Stephen P. Joyce. Because Mr. Joyce serves as the Company’s president and chief executive officer, he possesses unique insight and information related to both the Company’s day-to-day operations and its long- and short-term needs. Mr. Joyce’s immersion in all aspects of the Company’s business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. In addition, the Board benefits from Mr. Joyce’s insight into hotel development matters gained during his previous experience as an executive at Marriott International.

Scott A. Renschler, Psy.D. Dr. Renschler’s 15 years of experience as a member of the board of directors of Realty Investment Company, Inc. – historically and currently one of the Company’s largest shareholders – provides the Board with the unique perspective on Company matters of a large shareholder of the Company. In addition, because Realty’s ownership interests focus on hospitality and real estate investments other than in the Company, Dr. Renschler has previously encountered, discussed and made decisions as a board member regarding many of the industry-related issues that the Board regularly considers.

Ervin R. Shames. Mr. Shames has expertise in management strategy that is valuable to the Board both as a resource for use in evaluating the management performance of the Company’s executive team, as well as for developing and fostering management initiatives and incentives within the Company. Mr. Shames’ experience as an executive of consumer products-based companies aligns well with the Board’s constant evaluation of the Company’s hotel brand performance and plans for brand development and enhancement. Mr. Shames’ background as a lecturer at the Darden School of Business exposed him to a variety of ideas and strategies in the area of business management which is valuable to the Board as a basis for enhancing or refining the Company’s management practices and corporate governance procedures.

Gordon A. Smith. Mr. Smith’s specific experience as an executive in the consumer services industry provides the Board with insight into trends, operations, practices and ideas in industries and markets that have a significant indirect impact on the Company’s core business of hotel franchising. The knowledge Mr. Smith gained during his tenure at American Express, where he played a vital role in managing a global brand and in developing partnerships and customer rewards programs, is valuable in helping the Board review advertising, branding and growth strategies.

BOARD OF DIRECTORS

Nominees

Class I – Terms Expiring 2013

William L. Jews, age 61, director from 2000 to 2005 and since March 2006. President and Chief Executive Officer of CareFirst, Inc. from January 1998 to December 2006. Previously, he served as President and Chief Executive Officer of CareFirst of Maryland, Inc. and Group Hospitalization and Medical Services, Inc. and served as Chief Executive Officer of Blue Cross Blue Shield of Delaware. He was formerly President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., from April 1993 until January 1998. Mr. Jews is Chairman of The Ryland Group, Inc. and a director of Camden Learning Corporation. In the past five years, Mr. Jews has also served as a director of MBNA Corporation, Ecolab, Inc., and Fortress International Group, Inc.

John T. Schwieters, age 73, director since 2005. Senior Executive of Perseus LLC since May 2012, Senior Advisor of Perseus LLC from 2009 to May 2012, and Vice Chairman of Perseus LLC from 2000 to 2009; Managing Partner of Arthur Andersen’s Mid-Atlantic region 1989 to 2000; head of Arthur Andersen’s tax practice from 1974 to 1989. Mr. Schwieters is a director of the Danaher Corporation and Smithfield Foods, Inc. In the past five years, Mr. Schwieters has also served as a director of Manor Care, Inc. and Union Street Acquisition Corp.

John P. Tague, age 50, director since February 2012. Chairman and Chief Executive Officer of Greatwide Logistics Services, Inc. since July 2011. President of United Air Lines, Inc. and Executive Vice President of UAL Corporation from July 2009 until October 2010; and Executive Vice President and Chief Operating Officer of United Air Lines, Inc. and UAL Corporation from May 2008 until July 2009. He served as Executive Vice President and Chief Revenue Officer of United Air Lines, Inc. and UAL Corporation from April 2006 until May 2008. He joined United as Executive Vice President in 2003. Mr. Tague also serves on the board of directors of Reddy Ice Inc., a private equity-backed company.

Continuing Directors

Class II – Terms Expiring in 2014

Stewart Bainum, Jr., age 66, director from 1977 to 1996 and since 1997. Chairman of the Board of Choice Hotels International, Inc., from March 1987 to November 1996 and since October 1997; Director of the Board of Realty Investment Company, Inc., a real estate management and investment company, since December 2005 and Chairman from December 2005 through June 2009; Director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, since November 1996 and Chairman from November 1996 through June 2009. He was a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc., and Chief Executive Officer of ManorCare Health Services, Inc., from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc., from June 1982 to March 1987.

Ervin R. Shames, age 72, director since 2002. An independent management consultant to consumer goods and services companies, advising on management and marketing strategy, since January 1995 and lecturer at the University of Virginia’s Darden Graduate School of Business from 1996 until 2008. From December 1993 to January 1995, Mr. Shames served as the Chief Executive Officer of Borden, Inc., and was President and Chief Operating Officer of Borden, Inc., from July 1993 until December 1993. He served as President and Chief Executive Officer of Stride Rite Corporation from 1990 to 1992, and then served as its Chairman, President and

Chief Executive Officer until 1993. From 1967 to 1989, he served in various management positions with General Foods and Kraft Foods. Mr. Shames serves as a director of Online Resources Corporation and Select Comfort Corporation.

Gordon A. Smith, age 54, director since 2004. Chief Executive Officer, Chase Consumer and Community Banking, JP Morgan Chase since 2007. President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007. President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U. S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. His prior positions include serving as Senior Vice President in charge of the American Express Service Center in Phoenix and Senior Vice President of Operations and Reengineering for the Latin America and Caribbean region, as well as senior positions in the U.S. Credit and Fraud operations, at Amex Life Insurance Company and in the international card and Travelers Cheque businesses.

Class III – Terms Expiring 2015

Barbara T. Alexander, age 64, director since February 2012. Independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. and successor firms. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is a director of QUALCOMM Incorporated, Allied World Assurance Company Holdings, Ltd., and KB Home. In the past five years, Ms. Alexander has also served as a director of Centex Corporation and Federal Home Loan Mortgage Corporation (Freddie Mac).

Stephen P. Joyce, age 53, director since April 2008. President and Chief Executive Officer of Choice Hotels International, Inc. since June 2008 and President and Chief Operating Officer of Choice Hotels International, Inc., from May 2008 to June 2008. Prior to joining the Company, he was employed by Marriott International, Inc. as Executive Vice President, Global Development/Owner and Franchise Services, from 2005 until April 2008 and held several other senior executive positions during his 26-year tenure with Marriott International, Inc. Mr. Joyce is a director of DineEquity, Inc.

Scott A. Renschler, Psy.D. age 43, director since February 2008; clinical psychologist in private practice since July 2007. Since 1993, he has served as a member of the board of directors of the Commonweal Foundation, Inc. He is also a director, since 2000, of the Mental Wellness Foundation, and a Trustee, since 2007, of the Crisis Clinic where he also served as President of the Board of Trustees from January 2009 to January 2011. He served as a director of Realty Investment Company, Inc. from 1993 until 2008.

Board Recommendation

The Board recommends a vote FOR each of the Class I nominees.

CORPORATE GOVERNANCE

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2012, the Board held six meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2012, all of the then current Board members attended the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Four such meetings were held in 2012.

The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy, and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.choicehotels.com.

Board Leadership Structure

The Board is led by the Chairman, Mr. Bainum, who has served in this role for more than 23 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and to assume the lead in many of the resulting discussions during Board meetings.

The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and Chief Executive Officer (held by Mr. Joyce). Although Mr. Joyce serves as a member of the Board, we believe that Mr. Bainum’s status as Chairman provides for a meaningful division of leadership between management and the Board.

In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Joyce, the Board believes that it is important to maintain a Board leadership position that is held by an “independent” director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of “executive session” meetings in which Mr. Bainum and Mr. Joyce (as well as Dr. Renschler) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Four such meetings were held in 2012. In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.

Board’s Role in Risk Oversight

The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration, and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting.

The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions, and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to becoming binding on the Company. These transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices, and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function.

The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent auditors) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.

Director Independence

The Board currently has nine directors, a majority (six) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, John T. Schwieters, Ervin R. Shames, Gordon A. Smith, and John P. Tague.

In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•

No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•

No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board of Directors, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by directors;

•	Annual Chief Executive Officer evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•	Directors are required to reach and maintain ownership of $175,000 of Company stock;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.

Corporate Ethics Policy

The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the Chief Executive Officer, Chief Financial Officer and Controller) and its subsidiaries in making ethical and legal decisions in his or her daily work. To the extent granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee, and Corporate Governance and Nominating Committee are independent, as required by the committee charters and the current listing standards of the NYSE and the rules of the SEC, as applicable.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2012.

Compensation and Management Development Committee

In September 2012, the Board amended the Compensation Committee’s name and updated its charter. These changes were made to reflect the Committee’s increasing role in the Company’s executive management, talent development and succession planning, in addition to its core focus on compensation matters.

Under the terms of its revised charter, the Compensation and Management Development Committee (“Compensation Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Establishing and updating the “peer group” used to compare the Company’s compensation practices;

•	Reviewing and approving the compensation of executive officers, in light of shareholder “Say on Pay” results and other relevant factors;

•	Setting the compensation for the non-employee members of the Board of Directors;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the Chief Executive Officer;

•	Assessing performance of the Chief Executive Officer against performance objectives; and

•	Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation Committee report for the Company’s proxy statement.

The Compensation Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.

During 2012, at the direction of the Chairman of the Compensation Committee, Mr. Joyce – our President and Chief Executive Officer – assisted by Patrick Cimerola – our Senior Vice President, Human Resources & Administration – prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. In addition, in conjunction with the Compensation Committee Chairman, Messrs. Joyce and Cimerola prepared and presented specific compensation proposals to the Compensation Committee, including Mr. Joyce’s respective assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See the Compensation Discussion and Analysis section below for more information on Mr. Joyce’s role in recommending the compensation paid to our Named Executive Officers (as defined below in Compensation Discussion and Analysis) in 2012. None of our executive officers determined or recommended the amount or form of non-employee director compensation.

In accordance with its charter, the Compensation Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee. During 2012, the Compensation Committee retained Mercer USA (“Mercer”) to provide various compensation-related services and assistance, including preparing a report on executive compensation trends, assisting the Compensation Committee in reviewing the Company’s Board and executive compensation practices, updating the Company’s peer group for use beginning in 2013 for future compensation decisions, and providing regulatory updates. The Company paid Mercer $169,894 for compensation consulting services provided in 2012 related to their engagement by the Compensation Committee. In addition to the Compensation Committee engagement, the Company paid Mercer $35,835 for actuarial services related to the Company’s supplemental executive retirement plan and $7,282 for non-executive salary survey data provided in 2012. The Company utilized Mercer for these actuarial and salary survey-related services with the Compensation Committee’s approval. See Compensation Discussion and Analysis below for additional information related to the role of Mercer in the Company’s 2012 executive compensation decisions.

Three affiliates of Mercer, Marsh USA (“Marsh”), Seabury & Smith, Inc. (“Seabury”) and Kroll Associates, Inc. (“Kroll”) were engaged during 2012 by the Company. Marsh was the Company’s insurance broker and risk advisor from September 2008 through September 2012; Seabury provided the Company with administrative services relating to the Company’s franchisees from August 2009 through November 2012, and Kroll has, from time to time, since 2005 provided the Company with various investigative and background reports. In 2012, the Company paid Marsh aggregate fees equal to $135,441 and paid Seabury aggregate fees equal to $88,112. The Company did not make any payments to Kroll during 2012. When each of Marsh, Seabury and Kroll was initially retained by the Company to provide services, the Company’s then current General Counsel approved the engagement. Neither the Board nor any committee thereof was involved in the decision to engage Marsh, Seabury or Kroll, and prior to the decision to engage Mercer, the Compensation Committee was not advised of Marsh’s, Seabury’s or Kroll’s relationship with Mercer, or asked to approve the Company’s maintenance of its existing business relationship with Marsh, Seabury or Kroll. As indicated above, during 2012, the Company’s on-going business relationship with both Marsh and Seabury terminated.

In 2012, the Compensation Committee met six times. The Chair of the Compensation Committee was Ervin R. Shames and the other members were Fiona Dias, William L. Jews, Gordon A. Smith, David C. Sullivan, and John P. Tague. Ms. Dias and Mr. Sullivan served on the Committee through the April Committee meeting. Mr. Tague joined the Committee beginning with the February Committee meeting, and Mr. Jews joined the Compensation Committee beginning with the June Committee meeting.

While the charter authorizes the Compensation Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner.

Audit Committee

Under the terms of its charter, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent accountants and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent accountants and internal auditors and annual and quarterly reports for filing with the SEC;

•	Reviewing reports of the Company’s independent accountants concerning financial reporting processes and internal controls;

•	Establishing and monitoring a complaints procedure regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent accountants;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent accountants and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management; and

•	Reviewing with the Chief Executive Officer and Chief Financial Officer, the Company’s disclosure controls and procedures.

In 2012, the Audit Committee met eight times. The Chair of the Committee was John T. Schwieters and the other members of the Committee were Ervin R. Shames, David Sullivan, William Jews, Barbara T. Alexander and John P. Tague. Mr. Jews and Mr. Sullivan served on the Committee through the April Committee meeting. Mr. Tague joined the Committee beginning with the February Committee meeting and Ms. Alexander joined the Committee beginning with the April Committee meeting. Ms. Alexander currently serves on the audit committees of three other public companies. The Board has determined that such service does not impair the ability of Ms. Alexander to serve on our Audit Committee. The Board has determined that Mr. Schwieters and Ms. Alexander are qualified as audit committee financials expert within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Corporate Governance and Nominating Committee

Under the terms of its charter, the Corporate Governance and Nominating Committee assists the Board to determine the composition of the Board and its committees and oversee the Company’s corporate governance through the following functions, among others:

•	Recommending to the Board a set of Corporate Governance Guidelines;

•	Determining the size and composition of the Board;

•	Self-evaluating annually;

•	Engaging search firms and recommending candidates to fill new positions or vacancies on the Board;

•	Determining actions to be taken with respect to directors who are unable to perform their duties;

•	Setting the Company’s policies regarding the conduct of business between the Company and any other entity affiliated with a director; and

•	Monitoring and making recommendations to the Board concerning matters of corporate governance.

In 2012, the Committee met two times. John T. Schwieters was the Chair of the Committee through the April meeting and the other members of the Committee were Ervin R. Shames and William L. Jews. Mr. Jews was appointed as Chair of the Committee at the April Committee meeting and began serving as Chair at the December meeting.

Diversity Committee

Under the terms of its charter, the Diversity Committee seeks to assist and oversee management in its development of a culture that values diversity of people which leads to diversity of thought and benefits the business and to further efforts to develop a workforce, franchise and vendor base that is reflective of the community in which the Company does business. The Committee seeks to achieve these goals through the following functions, among others:

•	Overseeing management in programs and initiatives oriented toward assuring equality of opportunities in all facets of the Company’s business; and

•	Reviewing efforts by management to increase the diversity of the Company’s workforce.

In 2012, the Committee met two times. Fiona P. Dias was the Chair of the Committee through the April Committee meeting and the other members of the Committee were William L. Jews, Gordon A. Smith, Barbara T. Alexander and Scott Renschler. Ms. Alexander was appointed to the Committee in February 2012, and was appointed as Chair of the Committee at the September Committee meeting.

Contacting the Board of Directors

Shareholders or other interested parties may contact an individual director, the lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.

    One Choice Hotels Circle, Suite 400

    Rockville, Maryland 20850

    Attn: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management, and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.

The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic status. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., One Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Common Stock is beneficially owned by (i) each director of the Company, (ii) the Company’s Named Executive Officers (as defined below in Compensation Discussion and Analysis), (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of February 28, 2013 (unless otherwise noted). Unless otherwise specified, the address for each of them as of February 28, 2013, was 10750 Columbia Pike, Silver Spring, Maryland 20901.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart Bainum, Jr.	11,166,148	(5)(6)	—	—	19.22	%(5)(6)
Barbara T. Alexander	8,000		—	2,924	*
William L. Jews	25,888		—	5,901	*
Stephen P. Joyce	69,673	(19)	706,440	46,007	1.41%
Scott A. Renschler	319,173	(5)(7)(19)	—	5,901	*
John T. Schwieters	30,640		—	5,901	*
Ervin R. Shames	50,380		—	5,901	*
Gordon A. Smith	37,923		—	5,901	*
John P. Tague	5,188		—	2,924	*
Patrick S. Pacious	20,236		133,859	62,095	*
David A. Pepper	45,135		170,258	9,385	*
David L. White	44,870		144,639	24,356	*
Simone Wu	—		5,362	8,963	*
Bruce N. Haase	30,461	(8)	—	12,811	*
All Directors and Executive Officers as a Group (17 persons)	11,724,403		1,228,447	233,992	20.18%
Principal Stockholders
Barbara J. Bainum	10,366,480	(5)(9)	—	—	17.84%
Bruce D. Bainum	12,084,667	(5)(10)	—	—	20.80%
Roberta D. Bainum	11,205,398	(5)(11)	—	—	19.28%
Stewart W. Bainum	8,256,852	(5)(12)	—	—	14.21%
Todd S. Renschler	6,968,168	(5)(13)	—	—	12.00%
Realty Investment Company, Inc.	6,821,574	(5)(15)(19)	—	—	11.74%
T Rowe Price Associates, Inc.	6,989,033	(16)	—	—	12.03%
Baron Capital Group, Inc.	5,652,501	(14)	—	—	9.73%
Christine A. Shreve	4,304,274	(5)(17)	—	—	7.40%
Commonweal Foundation, Inc.	2,581,000	(5)(18)	—	—	4.44%

*	Less than 1%.
1	Includes shares: (i) for which the named person has sole voting and investment power, (ii) for which the named person has shared voting and investment power, and (iii) shares held in an account under the Choice Hotels Retirement Savings and Investment Plan (401(k) Plan) or the Choice Hotels Non-qualified Retirement Savings and Investment Plan. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.
2	Shares that can be acquired through stock option exercises within 60 days of February 28, 2013.
3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.
4	For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock, and (ii) 58,104,437 shares outstanding on February 28, 2013.

5	Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, Commonweal Foundation, Inc. (“Commonweal”), a private foundation sponsored by the Bainum family, and certain Bainum and Renschler family entities are attributed to Realty, Commonweal, Christine A. Shreve and more than one of the Bainums and Renschlers included in this table because Realty, Commonweal, Ms. Shreve and such named Bainums and Renschlers have shared voting or dispositive control. Realty, Commonweal, Ms. Shreve, and members of the Bainum and Renschler families (including various partnerships, corporations and trusts established by members of the Bainum and Renschler families) in the aggregate have the right to vote 30,185,430 shares, approximately 51.95% of the outstanding shares of Common Stock as of February 28, 2013.
6	Includes 1,614,860 shares owned by the Stewart Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the sole trustee and beneficiary. Also includes 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 1,644,000 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum Jr.’s trust; 96,000 shares owned by the Foundation for Maryland’s Future, a private foundation whose principal sponsor is Mr. Bainum, Jr. and for which he has sole voting authority; and 11,232 shares, which Mr. Bainum, Jr. has the right to receive upon termination of his employment with the Company pursuant to the terms of the Company’s retirement plans.
7	Includes 176,728 shares owned by the Scott Renschler Declaration of Trust, of which Dr. Renschler is the sole trustee and beneficiary; and 120,849 shares owned by the BBB Trust J, a trust for the benefit of Dr. Renschler’s cousins for which he serves as trustee. Also includes 21,596 shares Dr. Renschler is entitled to under the Company’s non-employee director plan.
8	Based on the Company’s records as of Mr. Haase’s last day of employment with the Company, May 31, 2012.
9	Includes 1,292,840 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 98,584 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
10	Includes 2,431,721 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,691,000 shares owned by Posadas Holdings, LLC for which he shares voting authority and whose sole members are Dr. Bainum, his children and trusts for the benefit of he and his children; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority. Also includes 161,890 shares owned by trusts for the benefit of Dr. Bainum’s adult children of which Dr. Bainum is the trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
11	Includes 1,817,724 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,430,000 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for the benefit of she and her children; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; and 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority. Also includes 157,618 shares owned by trusts for the benefit of Ms. Bainum’s adult children for which Ms. Bainum is the trustee. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
12

Includes 2,667,853 shares held directly by the Stewart Bainum Declaration of Trust, of which Mr. Bainum is the sole trustee and beneficiary; 224,399 shares owned by Cambridge Investment Co., LLC in which Mr. Bainum is the manager and sole Class A member; and 60,000 shares owned by Dinwiddie Enterprises, Inc., a private investment company in which Mr. Bainum’s trust owns all the stock. Also includes 2,581,000 shares owned by Commonweal Foundation, Inc., a private foundation whose principal sponsors are Mr. Bainum and his wife for which Mr. Bainum shares voting authority. Also includes 2,723,600 shares owned by the Jane L. Bainum Declaration of Trust, the sole trustee and beneficiary of which is Mr. Bainum’s wife. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

13	Includes 146,594 shares owned by the Todd Renschler Declaration of Trust of which Dr. Renschler is the sole trustee and beneficiary. Also includes 6,821,574 shares owned by Realty for which Dr. Renschler serves as a director and in which his trust owns stock. Dr. Renschler’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
14

The Company is relying on the Schedule 13G, filed on February 14, 2013, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 5,611,001 shares, BAMCO, Inc. beneficially owns 4,916,900 shares, BCM beneficially owns 694,101 shares, Ronald Baron beneficially owns 5,652,501 shares and BGF beneficially owns 3,007,500 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

15	Realty is controlled and owned by members of the Bainum family, including Stewart Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum, Todd Renschler and Scott Renschler. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.
16	The Company is relying on the Schedule 13G filed on February 12, 2013, by T. Rowe Price Associates, Inc. According to this filing, T. Rowe Price beneficially owns 6,989,033 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.
17	Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is managing member and has shared voting authority; 1,691,000 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum, his children and trusts for the benefit of he and his children for which Ms. Shreve is managing member and has shared voting authority; 1,430,000 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and trusts for the benefit of she and her children for which Ms. Shreve is managing member and has shared voting authority; and 5,474 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the Trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.
18	Commonweal Foundation, Inc. is a private foundation whose principal sponsors are Stewart and Jane Bainum. Barbara Bainum is an officer and director of Commonweal. Scott Renschler, Bruce Bainum, and Roberta Bainum are directors of Commonweal. Stewart Bainum is the Chairman of the Investment Committee of Commonweal and Christine Shreve is the Chairman of its Audit Committee. Commonweal’s address is 10770 Columbia Pike, Suite 150, Silver Spring, Maryland 20901.
19	For Mr. Joyce, includes 32,455 shares which, in addition to other assets, are held in an account that contains a personal credit line borrowing feature. For Dr. Scott Renschler, includes 176,728 shares held in an account that had a margin feature until February 2013, when the margin feature was eliminated. Realty Investment Company, Inc. maintains a revolving credit loan agreement for up to $5 million. In connection with this loan agreement, Realty has pledged to deliver, as security under the loan, shares of the Company’s stock with a value equal to 50% of the outstanding loan amount at any time. During 2012 and during 2013 as of February 28th, no amounts were borrowed or outstanding under the loan agreement and no shares were delivered as security.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes each element of compensation that we pay or award to our named executive officers (“NEOs”). This CD&A includes a description of the principles underlying our executive compensation philosophy and our executive compensation decisions during our 2012 fiscal year, and provides our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.

For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for 2012 are:

Name	Title
Stephen P. Joyce	President and Chief Executive Officer
David L. White	Senior Vice President, Chief Financial Officer and Treasurer
Patrick S. Pacious	Executive Vice President, Global Strategy & Operations
David A. Pepper	Senior Vice President, Global Development
Simone Wu	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
Bruce N. Haase	Former Executive Vice President, Global Brands, Marketing, & Operations

As previously disclosed by the Company in its public filings, Mr. Haase ceased serving as an executive officer of the Company on January 31, 2012, and his employment with the Company terminated on May 31, 2012. However, pursuant to SEC rules, he is considered an NEO in 2012 for purposes of this proxy statement.

Executive Summary

The core principle of Choice’s executive compensation program continues to be pay-for-performance, and this principle forms the foundation of and guides all of our decisions regarding executive compensation. Choice uses a combination of fixed and variable compensation programs to reward and incent strong performance, as well as to align the interests of our executives with those of the Company’s shareholders. The framework of our executive compensation program includes the components described in this CD&A.

During 2012 we finalized leadership changes which drove our performance for the year as we focused on eliminating costs to improve our operating margins, growing our market share and expanding our service delivery to our franchisees, while returning value to shareholders. During 2012, our NEOs guided Choice in a manner that delivered immediate value to shareholders, as well as solid financial and operational results, including:

•	Direct Shareholder Value

•	Total shareholder return of 20% during 2012 (and approximately 15% annualized return over the three-year period 2010 – 2012)

•	Diluted earnings per share increased 12% from $1.85 for 2011 to $2.07 for 2012

•

Returned value to shareholders through a combination of dividends and share repurchases totaling $654.1 million and $22.6 million, respectively, during 2012. This included a special cash dividend of $10.41 per share or approximately $600.7 million

•	Operational and Financial Performance

•	Financial Results

•	Total revenues of $691.5 million, an 8% increase over 2011

•	Implemented cost containment and reduction initiatives resulting in a 4% decline in selling, general and administrative costs compared to 2011

•	Operating income of $193.1 million, an increase of 12% over 2011

•	Operational Performance

•	473 executed new domestic hotel franchise contracts (481 including direct Franchise Agreements in Canada), an increase of 42% over 2011

•	Domestic system-wide revenue per available room increased 6.2% and the effective royalty rate increased 1 basis point to 4.33% for full year 2012

•	Key Events

•	Management Transition

•

Patrick Pacious assumed additional responsibility for Franchise Services, Business Analytics, and International Operations in addition to his then-current responsibilities which include corporate strategy and development, global reservations delivery, information technology, and loyalty and promotions.

•	Simone Wu joined the Company as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer.

•	Alexandra Jaritz was promoted to Senior Vice President, Brand Strategy and Marketing.

•	Michael Murphy was promoted to Senior Vice President, Cambria and Ascend.

We believe the compensation paid to our NEOs in 2012 reflects the Company’s performance during the year as a result of our pay-for-performance philosophy and is consistent with the creation of long-term shareholder value. Specifically, we exceeded our internal 2012 EPS target (as adjusted by the Committee for certain items as described below under the Short-Term Incentives heading) by 15% and the executives’ achievement against 2012 shared market share and Likelihood to Recommend (LTR) goals exceeded targeted objectives for the year by 10% and 12%, respectively. As discussed in more detail below, these strong performances resulted in above target short-term incentive payouts to our executives.

For 2012, in order to directly incent sales performance, we revised the structure and formula for the short-term cash incentive plan for Mr. Pepper, our senior sales executive, which we believe played a pivotal role in our 42% year-over-year increase in executed domestic franchise sales contracts in 2012. Our executed franchise sales contracts for 2012 exceeded our goal for the year by 19% against a target which had already contemplated 20% year-over-year growth. As a result, our sales executive, Mr. Pepper, earned significant sales incentive compensation for the year.

In addition, in February 2013, performance-vested restricted stock units (PVRSUs) that were granted in 2010 subject to a three-year performance period, including years 2010, 2011, and 2012, paid out above target (130%) due to strong profitable revenue growth and expense management which drove above target three-year cumulative EPS achievement over the performance period.

Performance Period	EPS Performance
2012	109%
2011	104%
2010	107%
Cumulative	107%

In 2012, equity grants were reflective of the potential future role and importance of each executive’s contribution to the achievement of the long-term strategic goals of the Company. The value of grants were delivered one-third each in the form of stock options, PVRSUs, and time-vested restricted stock. In 2012, we rebalanced the distribution of equity grants to our NEOs to increase the emphasis on time and performance vested restricted stock for the purpose of strengthening retention value and the linkage to performance. Challenging yet achievable three-year cumulative EPS targets were established, the achievement against which performance-vested restricted stock units will be earned.

While our compensation programs are not explicitly linked to Total Shareholder Return (TSR), the Company’s intent – and historical pattern based on performance – is to have both executive compensation and total shareholder returns above the levels of our peer group. We believe that by focusing executive performance on the ingredients that deliver shareholder value, such as EPS, and linking pay to the performance against such goals, we will deliver shareholder value. This is exhibited in our performance in exceeding internal EPS targets over the last three years, delivering revenue growth, and cost management, which enables us not only to position the Company for future strategic and growth opportunities, but has yielded the one, three, and five year TSR performance set forth below:

Performance Period	Choice TSR Performance	Choice’s TSR Percentile Rank Among Peer Group
One-Year	20%	35%
Three-Year	15% annualized	41%
Five-Year	9% annualized	73%

Based on internal reviews and analyses of our realizable pay positioning for our NEOs over two distinct three-year time periods (2009–2011 and 2010–2012), our executive compensation has been aligned between the 40th and the 60th percentile of the peer group being utilized at that time. This range is generally consistent with our one, three, and five year TSR percentile rankings set forth above.

At the Company’s annual meeting in April of 2012, Choice’s shareholders overwhelmingly voted in favor of the advisory vote approving Choice’s executive compensation, or “say on pay.” The Compensation and Management Development Committee (the “Committee”) noted that approximately 99% of the shareholders voting on the say on pay proposal voted in favor of Choice’s executive compensation, indicating that the Company’s shareholders support the Company’s focus on creating a pay-for-performance executive compensation philosophy. In light of these results, the Committee determined that the Company’s executive compensation program is having its intended effect of aligning the interests of the Company’s executives with those of shareholders and the Committee has continued to focus on a pay-for-performance philosophy.

Overview of Executive Compensation Program

Choice’s executive compensation program links a significant portion of each executive’s total compensation opportunity to corporate and individual performance. Our compensation program reflects the belief that executive talent is attracted to a company that recognizes and rewards performance, and that high performing executives create shareholder value. In selecting and rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results for each executive, and ensuring that the rewards are commensurate with the contributions and results delivered for shareholders.

The compensation program has been designed to achieve the following objectives:

•

Provide a mix of salary and short- and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further Choice’s success;

•	Assure that compensation relative to the appropriate market is, over time, consistent with performance relative to market competitors;

•

Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership guidelines, encourage significant ongoing equity ownership by our executives; and

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

The charts below show the elements of our executive compensation program as a percentage of the target total compensation for 2012 for our CEO and our other NEOs (excluding Mr. Haase) taken as a whole. Approximately 80% (CEO) and 70% (all other NEOs other than Mr. Haase) of total compensation is attributed to performance-based compensation.

Comparative Compensation Data

The Committee considers many factors that influence the determination of NEO compensation. These factors include the Company culture and philosophy, historical performance of the individual and the executive team as a whole, strategic importance of the executive’s role in the execution of the Company’s short and long-term strategic objectives, and executive compensation market trends of peer and similarly sized companies in the hospitality and franchise industries. For 2012, the Committee, with Mercer’s assistance, utilized a peer group consisting of: Ameristar Casinos, Carrolls Restaurant Group, CEC Entertainment, DineEquity, Morgans Hotel Group, Panera Bread, Pinnacle Entertainment, Red Robin Gourmet Burgers, Sonic Corp., Vail Resorts and The Wendy’s Company.

The Committee may review data which is reflective of the competitive market with which we compete in business and for talent. Specifically, the Committee may review nationally published third-party survey data reflective of companies similar in size to Choice in the hospitality and franchise industries. This market data is used to provide insight into the range of compensation levels in the competitive market, as well as a general understanding of compensation practices and policies used to deliver that compensation to executives.

In addition, as further discussed below under the heading Role of the Compensation Consultant, the Committee regularly engages a compensation consultant to provide updates regarding executive compensation trends, both regulatory and practical.

However, consistent with prior practice, comparative market information is not used by the Committee to “benchmark” the amount of total compensation or any specific element of compensation. Comparative market information has been and is expected to continue to be reviewed by the Committee as a general reference and guide to assist the Committee with its decisions related to executive compensation.

Roles of the Committee and Others in Compensation-Related Decisions

Role of the Compensation and Management Development Committee

The Committee sets the Company’s compensation principles that guide the design of compensation plans and programs for our executive officers. The Committee is charged with establishing, implementing and monitoring the Company’s executive compensation and succession planning programs. In carrying out its responsibilities, the Committee endeavors to achieve and to maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value.

As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance in light of those goals and objectives, and recommends CEO compensation based on this evaluation to the Board for approval. With regard to other executive officers, the Committee reviews and approves changes to base salary and incentive compensation targets, annual and long-term incentive plan goals and objectives and the achievement against those goals, and equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change of control arrangements, and any other special supplemental compensation and/or benefits for all executive officers, except for the CEO for which the Committee makes a recommendation to the Board for approval.

As discussed in more detail above in the Corporate Governance section under the heading Compensation and Management Development Committee, in 2012, the Committee updated its charter to reflect the Committee’s increasing role in the Company’s executive management, talent development and succession planning, in addition to its core focus on compensation matters.

Role of Management

At the direction of the Chairman of the Committee, management may prepare and distribute to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. In addition, in conjunction with the Committee Chairman, management may prepare and present specific compensation proposals to the Committee. For consideration by the Committee, the CEO may make recommendations with regard to the assessment of individual executive officer performance (other than his own) and corresponding compensation actions. In addition, the CEO and Senior Vice President, Human Resources and Administration may make recommendations with regard to incentive and other benefits plan design and delivery. Finally, the CEO, Senior Vice President, Human Resources and Administration, and CFO may make recommendations with regard to financial and non-financial targets under our annual incentive plan and our performance vested restricted stock unit awards. The other named executive officers do not play a role in their own individual compensation determinations, other than discussing individual performance objectives with the CEO.

Role of Compensation Consultant

In accordance with its charter, the Committee has the authority to retain outside compensation consultants and advisors to assist the Committee. The Committee currently retains Mercer (US) Inc. (“Mercer,” or the “Compensation Consultant”) to review market trends and advise the Committee regarding executive compensation. In 2012, in addition to providing the Committee with general advice related to executive compensation decisions, Mercer provided regular reports on executive compensation trends and regulatory updates, including a review of the executive compensation competitive market, and conducted a review of the Company’s non-employee director compensation program. Mercer also reviewed the amended Committee Charter, and assisted in updating the Company’s peer group for use in future compensation decisions.

The Committee is directly responsible for the appointment, compensation and oversight of the Compensation Consultant. The Compensation Consultant reported directly to the Committee, although the Committee instructed Mercer to work with management to compile information and gain an understanding of the Company and any issues for consideration by the Committee.

Elements of Named Executive Officer Compensation

The Company’s executive compensation program consists of four primary elements: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other personal benefits. The largest component of total compensation for our NEOs, as well as our executive officers in general, is in the form of long-term equity incentive compensation. The Committee believes that linking the greatest portion of total compensation to long-term equity incentives furthers the objectives of aligning executives’ interests with those of shareholders and focusing executive attention on the Company’s long-term prospects. Additionally, the Committee believes this strategy focuses our executives on addressing the potential risks facing the business. In order to strengthen the tie between executive compensation and the Company’s pay-for-performance focus, each executive’s targeted and actual pay mix may vary by position, and the variance generally is based on each executive’s impact on operational performance, with those having a greater impact on performance generally having more pay at risk in the form of long-term incentives.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive so as to attract and retain highly qualified executives. The table below reflects increases in each NEO’s base salary during 2012, and the resulting base salary in effect for each NEO at the end of the year (or in the case of Mr. Haase, as of May 31, 2012, the last date of his employment with the Company):

Named Executive Officer	2012 Merit Increase	2012 Other Adjustments	Base Salary as of 12/31/12
Joyce	3%	6%	$900,000
White	3%	n/a	$345,000
Pacious	3%	19.3%	$430,000
Pepper	4%	n/a	$330,000
Wu	n/a	n/a	$325,000
Haase	n/a	n/a	$412,000

In February 2012, Mr. Joyce recommended, and the Committee approved, the merit increases listed above for Messrs. White, Pacious, and Pepper. The Committee also recommended approval to the Board of a 3% merit increase for Mr. Joyce, increasing his base salary to $850,000. The Committee believed that each of these merit increases was consistent with executive compensation market trends prevailing at the time. In addition, in February 2012, as part of an ongoing corporate reorganization in anticipation of Mr. Haase’s departure from the Company, Mr. Pacious assumed responsibility for Franchise Services and Business Analytics in addition to his then-current responsibilities. In recognition of his assumption of these responsibilities, Mr. Pacious received an additional 19.3% adjustment to his base salary. Each of the base salary increases described above were approved by the Committee during its February 2012 meeting with a retroactive effective date of January 5, 2012.

On May 25, 2012, in connection with the effective date of his amended and restated employment agreement, Mr. Joyce’s base salary was increased an additional 6% to $900,000. This increase resulted from the negotiations between the Company and Mr. Joyce related to the agreed upon 5-year extension of Mr. Joyce’s employment term.

Ms. Wu was hired effective February 13, 2012 and her salary was established based on the Committee’s assessment of the market conditions for similarly situated senior legal executives and the negotiations between the Company and Ms. Wu.

In accordance with his agreement entered into in connection with his planned departure from the Company, Mr. Haase was not eligible for a merit increase in 2012.

Short-Term Incentives

Short-Term Incentive Target Opportunity

The Company has established a short-term incentive program called the Management Incentive Plan (“MIP”), pursuant to which each NEO has a target incentive opportunity equal to the NEO’s “eligible earnings,” which is a percentage of salary actually paid in the calendar year. For Ms. Wu, who joined the Company in February 2012, pursuant to negotiations at the time of her employment, the Company agreed to calculate her target MIP payment based on her full year salary of $325,000, rather than her actual earnings during 2012. For Mr. Joyce, the percentage is set forth in his employment agreement. For the remaining NEOs, the percentage is established by the Committee. The targets for the continuing NEOs remained the same from 2011 to 2012. The threshold, target and maximum bonus levels for each of the NEOs for 2012 were:

Named Executive Officer	Threshold	Target	Maximum
Joyce	50%	100%	200%
White	27.5%	55%	110%
Pacious	27.5%	55%	110%
Pepper	25%	50%	100%
Wu	25%	50%	100%

Pursuant to the terms of his severance agreement with the Company, Mr. Haase is entitled to receive a payment equal to his target of 55%.

Short-Term Incentive Performance Goals

Due to the belief that the MIP design has been successful in incenting and rewarding the NEOs from year-to-year, the Committee approved the same general MIP design for calendar year 2012 as was in place in previous years. The 2012 MIP was structured to pay the target bonus for each NEO upon achievement of an established earnings per share (“EPS”) target as a primary goal, and to pay a varying percentage of the target for EPS performance above or below the annual goal as follows:

•	no payment unless the Company achieves the minimum performance level, or 90% of the EPS goal ($1.81 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.81 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($2.01 per share); and

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($2.41 per share).

Consistent with prior years, the Committee chose EPS as the objective performance measure for the Company’s 2012 MIP in order to provide a direct link between Company performance and shareholder value. The Committee believes that EPS is easily understood by shareholders and executives and allows for comparisons to both internal targets and other public companies. The EPS target for the 2012 MIP payout at 100% of target was $2.01, which was recommended to the Committee by Mr. Joyce and approved in December 2011 based on the Company’s Board-approved 2012 business plan.

In July 2012, in connection with its review of the payment of a one-time, special cash dividend and associated financing transactions, the Committee approved an adjustment to the EPS target for the 2012 MIP to take into consideration the additional expense generated by the interest and transaction costs related to the debt issued to finance the dividend payment and the non-recurring professional fees incurred in connection with the special dividend transaction, which would have a dilutive impact on EPS. The Committee believed that since EPS is the performance measure for the MIP, the dilutive impact of the special dividend transaction would have the effect of reducing (or eliminating) the potential for the MIP to be earned for reasons not reflective of the actual performance of the Company and its associates, including the NEOs. As a result of this adjustment, the annual goals used to determine 2012 MIP payout were as follows:

•	no payment unless the Company achieves the minimum performance level, or 90% of the adjusted EPS goal ($1.66 per share);

•	payment equal to 50% of the target award for achievement of 90% of the EPS goal ($1.66 per share);

•	payment equal to 100% of the target award for achievement of the target performance level ($1.84 per share); and

•	payment equal to 200% of the target award for achievement of the maximum performance level, or 120% of the EPS goal ($2.21 per share).

Because the EPS objective is the most heavily weighted factor of the MIP for determining the target payment for all of the NEOs, the level of achievement of the EPS target, combined with each NEO’s established target incentive percentage, is the primary driver of each NEO’s annual incentive payment for the year. However, for each NEO, the ultimate payout may be further adjusted based on the assessment of each NEO’s degree of achievement of certain pre-determined performance objectives for the year. As with the EPS objective, the other performance objectives are assigned various weighting percentages, and can each be adjusted up or down based on the relationship between the targeted goal and the result achieved. For Mr. Joyce, this assessment is conducted by the Committee. For the other NEOs, the assessment is made by the Committee based on the recommendations of Mr. Joyce. These performance objectives, where applicable, are based in part upon a qualitative evaluation of performance, but can also include quantifiable measures such as franchisee/customer satisfaction and Revenue Per Available Room (RevPAR) improvement, in addition to other relevant measures.

For 2012, following a practice initiated by the Committee in 2010 based on its belief that establishing shared objectives will create stronger alignment throughout the Company, the NEOs (as discussed below, other than Mr. Pepper) and other senior executives received two shared performance objectives as part of each of their objectives – associated with performance goals related to the Company’s market share and LTR (likelihood to recommend) ratings of the Company’s hotel portfolio. Mr. Joyce’s performance objectives for 2012 consisted exclusively of the executive team’s shared objectives. For the other NEOs (other than Mr. Pepper), the shared objectives were accompanied by additional specific individual or department objectives.

For the 2012 MIP, the Committee revised the plan for the Company’s senior sales executive, Mr. Pepper. Rather than including Mr. Pepper within the group of NEOs and other senior executives that have shared objective performance goals, Mr. Pepper became subject to an Executive Sales MIP intended to drive franchise sales. The plan was designed to deliver his target MIP (50% of base salary) upon achievement of 400 executed franchise agreements during 2012 (with increased performance payouts for results above the sales target, and decreased payout amounts for results below the sales target), with the opportunity for the target payout to be adjusted up or down by Company EPS similar to the other executive officers.

Because cash incentive compensation is tied to a final determination of the Company’s EPS, the payments are typically finalized and paid in February following the year in which the cash incentive was earned.

In February 2013, the Company implemented a Bonus Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, the Committee has the right to require the Company’s senior executives,

including each of the NEOs, to pay back previous MIP distributions in the event that the Company materially restates its financial results as a result of significant noncompliance with financial reporting requirements.

Short-Term Incentive Results

The Company announced EPS of $2.07 per share in 2012. However, pursuant to the MIP, EPS may be adjusted at the discretion of the Committee for certain non-recurring items. During December 2008, the Committee approved standard plan adjustments related to costs required to be accounted for in accordance with (i) Accounting Standards Codification (“ASC”) No. 712–“Compensation – Nonretirement Postemployment Benefits” and (ii) ASC No. 420–“Exit or Disposal Cost Obligations” (the “Standing Adjustment Items”). As part of the Committee’s 2008 approval, it determined that any future adjustments to EPS related to Standing Adjustment Items made by the Company would not need additional Committee approval. For 2012, the adjustment to EPS attributable to the Standing Adjustment Items was $0.01. In addition to the Standing Adjustment Items, the Committee approved in February 2013 additional adjustments to the 2012 EPS in the amount of $0.03 related to unplanned charges resulting from the settlement of the Company’s Supplemental Executive Retirement Plan (“SERP”) and a loss on the extinguishment of debt related to the unplanned refinancing of the Company’s revolving credit facility. Based on the Standing Adjustment Items, as well as the exclusion of the charges related to the settlement of the SERP and the loss on extinguishment of debt, EPS for 2012 incentive plan determination purposes was $2.11, which resulted in an incentive payout at 170% of the target.

As discussed above, the amount of each NEO’s short-term incentive is subject to potential further adjustment based on the assessment of the NEO’s achievement of the pre-determined performance objectives. For 2012 annual incentive payments, the shared objectives were related to targeted market share and likelihood to recommend (LTR) ratings for certain of our brands that we refer to as our “equity” brands. Market share achievement was determined based on the projected total lodging industry supply growth so as to maintain our market share. LTR for equity brands was measured as the average ratings provided on the 10-point scale via the Guest Insight Systems survey administered by a third-party vendor. Performance in 2012 against both of these measures exceeded the targeted performance levels and resulted in an additional payout opportunity under the MIP. Specifically, the target versus actual achievement of both EPS and the shared objectives is set forth in the table below:

Criteria	EPS	Market Share	Likelihood to Recommend (LTR)
Target	$1.84	Domestic new unit additions of -4 or -0.1% net unit growth	8.34 for equity brands (Cambria Suites, Comfort Inn, Comfort Suites, and Sleep Inn)
Actual	$2.11	1.64% net unit growth for Choice vs. .74% net unit growth for the U.S.	8.40 or 6 basis points above plan
Achievement	115%	164%	100.7%
Payout Percentage	170%	110%	112%

The following table details the weighting of each of the performance measures and actual amount earned in 2012 attributed to the measure for each NEO.

NEO	EPS		Market Share		Likelihood to Recommend (LTR)		Individual /Divisional Objectives
Joyce	70%	$1,041,021	20%	$327,178	10%	$166,563	0%	N/A
White	50%	$161,108	10%	$35,444	10%	$36,088	30%	$103,431
Pacious	50%	$199,587	10%	$43,909	10%	$44,707	30%	$125,740
Wu	50%	$138,125	10%	$30,388	10%	$30,940	30%	$87,019
Pepper	Based on achievement of executed franchise sales contracts in 2012; up to the target incentive portion was subject to EPS leverage; see further description below. $815,100

During 2012 the development team under the leadership of Mr. Pepper delivered 481 executed franchise agreements in his region (including the U.S., certain brands in Canada, and the Caribbean). Mr. Pepper’s incentive plan delivered the target incentive award opportunity (i.e., 50% of salary) at 400 executed contracts. This target was increased based on the Company’s EPS performance at the achievement level described above (170%), increasing Mr. Pepper’s target payout to $280,500. In addition, Mr. Pepper’s MIP provided that for executed agreements in excess of 400, he would receive additional incentive payments. Based on actual achievement, Mr. Pepper earned a total cash bonus of $815,100. However, as of February 28, 2013, $72,600 of this amount had not been distributed and remained contingent on the satisfaction of certain outstanding items associated with 11 of the franchise agreements executed in 2012.

Pursuant to the terms of his severance agreement with the Company, Mr. Haase received a payment equal to his target of 55%, or $226,600.

In addition to the amounts paid to NEOs pursuant to the MIP, Ms. Wu received a one-time cash “sign on” bonus of $239,418 in connection with her agreement to join the Company.

Long-Term Incentives

Equity Grant Target Opportunities

The Committee believes that annual awards of long-term equity are imperative to foster the long-term focus of the Company’s executives required for success in the hospitality industry.

Consistent with prior years, as a reference for determining the 2012 grant value, a target equity value based upon a multiple of the NEO’s base salary was assigned to each executive. Each NEO’s multiple was established based on guidelines that take into account the executive’s role within the organization and its criticality in achieving the long-term strategic plan of the organization, as well as the competitive market. The Company’s Senior Vice President, Human Resources & Administration provided a range of potential values to Mr. Joyce to assist him in making recommendations to the Committee for stock option and restricted stock awards (both service and performance based), with minimum, target, and maximum values set forth for each officer. A minimum, target, and maximum value for equity, as determined by the Committee, were used to assist in its decision making for Mr. Joyce.

Award targets as a percentage of salary for the continuing NEOs remained the same from 2011 to 2012. The following table sets forth the equity award value targets for each applicable NEO and their base salary as of January 1, 2012:

Named Executive Officer	Base Salary	Target Award Value as a Percentage of Salary	Aggregate Annual Equity Award Value at Target
Joyce	$825,000	200%	$1,650,000
White	$335,000	125%	$418,750
Pacious	$350,000	125%	$437,500
Pepper	$317,240	100%	$317,240

For the actual equity award values for each NEO in 2012, see the Grants of Plan-Based Awards Table.

Because Ms. Wu joined the Company during 2012, she is not included in the table above. For a description of equity grants to Ms. Wu in connection with her agreement to join the Company, see below under the heading Grants Made in Connection with Employment of Ms. Wu. In addition, pursuant to the terms of his severance agreement with the Company, Mr. Haase was not eligible for, and did not receive, any equity grants as part of the annual grant process or otherwise during 2012; as a result, he is not included in the table above.

For 2012, the Committee approved awards of stock options, performance-vested restricted stock units (“PVRSUs”) and service-based restricted stock (“RS”), with each targeted at 33.3% each of the total value of the grant. This targeted distribution reflects a rebalancing from prior years, in which the Company targeted equity grants at 50% stock options, 25% RS, and 25% PVRSUs. The Committee determined to rebalance the target distribution percentages to provide a stronger mix of retention and linkage to performance against long-term financial targets. In addition, the new mix provides a balance of retention, and two-thirds performance-based through a combination of options and PVRSUs. The PVRSUs are earned based on achievement of three-year cumulative EPS targets, while the options provide the appropriate focus on share price.

Annual equity awards to the NEOs are typically granted by the Committee at its February meeting, except for Mr. Joyce, whose awards are granted at the February full Board meeting. The exercise price of each stock option awarded to the Company’s executives is the closing price of the Company’s stock on the date of grant.

As discussed in the preamble to the Grants of Plan-Based Awards Table, the number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black Scholes option-pricing model. See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.

The Company grants PVRSUs to executives with the goal of further aligning compensation with the long-term results generated by the actions and decisions of these executives. Under the long-term incentive program, performance achievement levels relative to threshold, target, and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that actually vest during any performance period may range from 0% to 200% of the initial grant, based on three-year cumulative EPS performance as compared to the target EPS for the period. The chart below provides the achievement percentages and their corresponding vesting result.

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%

Because disclosure of the cumulative EPS target for the ongoing performance periods could easily be used in a competitively harmful way by third parties, we are not disclosing our actual PVRSU EPS targets until the end of the respective performance periods. However, in determining the cumulative EPS target for the 2012—2014 performance period, the Committee approved management’s recommendation based on the Company’s projected target growth under our strategic plan over the relevant time period. The Committee believes that the approved EPS targets are consistent with the Committee’s goal of making PVRSU EPS targets challenging, but achievable. The Committee believes that the recent history of PVRSU vesting supports this belief: in 2012, no PVRSUs vested because there were no PVRSUs awarded in 2009, in 2011 no PVRSUs vested as the minimum threshold performance was not achieved, and in 2010 PVRSUs vested at 70% of the target share award.

Equity Performance Results

After reviewing the equity range recommendation worksheet prepared by the Company’s Senior Vice President, Human Resources & Administration, Mr. Joyce recommended that except for Mr. Pacious, each of the NEOs should receive 2012 equity awards valued at or near the target/midpoint level of the range of potential grant values for each type of award. For Mr. Pacious, Mr. Joyce recommended an overall value of approximately 13% above the target/midpoint level based on Mr. Pacious’ increased role and responsibility as of February 2012.

The Committee approved a grant to Mr. Joyce above the target/midpoint level in recognition of the Mr. Joyce’s continuing leadership and management of the Company during 2011.

The chart below shows the actual stock options, PVRSUs, and RS granted to each NEO as part of the Company’s annual equity grant process (which excludes special equity grants).

Name	Base Salary	LTI Guideline % of Salary	# of Options			# of PVRSU			# of Restricted Stock			TOTAL GRANT
			Grant Based on Black Scholes of $9.979			Grant Based on FMV of $35.60			Grant Based on FMV of $35.60
		Midpoint	(33.3% of Total Award Value)			(33.3% of Total Award Value)			(33.3% of Total Award Value)			Value	% of Base
			Midpoint	Shares	Value	Midpoint	Shares	Value	Midpoint	Shares	Value
Joyce, Stephen P	$825,000	200%	$550,000	66,807	$666,667	$550,000	18,727	$666,667	$550,000	18,727	$666,667	$2,000,000	242%
White, David L	$335,000	125%	$139,583	14,030	$140,000	$139,583	3,933	$140,000	$139,583	3,933	$140,000	$420,000	125%
Pacious, Patrick S	$350,000	125%	$145,833	16,535	$165,000	$145,833	4,635	$165,000	$145,833	4,635	$165,000	$495,000	141%
Pepper, David A	$317,240	100%	$105,747	10,623	$106,000	$105,747	2,978	$106,000	$105,747	2,978	$106,000	$318,000	100%

The number of options listed above represents the number actually granted in February 2012; however, in connection with the Company’s declaration and payment of the special cash dividend, these options, along with other outstanding options held by all employees of the Company, were adjusted by the Committee. For more details regarding the nature of the adjustments and to see the as-adjusted figures for the 2012 grants, see the Outstanding Equity Awards at Year-End 2012 table.

Because Ms. Wu joined the Company during 2012, equity grants made to her in 2012 were made outside of the standard annual grant structure, and she is not included in the table above. For a description of equity grants to Ms. Wu in connection with her agreement to join the Company, see below under the heading Grants Made in Connection with Employment of Ms. Wu. Pursuant to the terms of his severance agreement with the Company, Mr. Haase was not eligible for, and did not receive, any equity grants as part of the annual grant process or otherwise during 2012; as a result, he is not included in the table above.

To encourage individual executive performance and further support the Company’s pay-for-performance philosophy, the Committee enables Mr. Joyce on an annual basis to recommend grants of stock awards to members of the executive team to reward extraordinary performance. The recommendation of these awards by Mr. Joyce is based on his assessment of individual performance, in addition to a number of factors that impact and foster extraordinary performance, including leadership and commitment to the Company’s cultural values. For 2012, Mr. Joyce recommended that Mr. White receive an extraordinary performance grant of 2,809 shares of RS (with a grant date fair market value of $100,000), and the Board awarded a grant to Mr. White in accordance with Mr. Joyce’s recommendation. Mr. White’s grant was in recognition of the critical role he has played in the Company achieving its long-term strategic goals. The RS granted to Mr. White for extraordinary performance cliff vests three years from the grant date.

In connection with Mr. Pacious assuming additional responsibilities after the departure from the Company of Mr. Haase, Mr. Pacious received a special retention grant of 35,113 shares of RS (with a grant date fair market value of $1,250,000), with 40% of such shares subject to three-year cliff vesting period, and the remaining shares vesting on November 1, 2017.

In addition, in connection with Mr. Pacious entering into an amended non-competition, non-solicitation and severance benefit agreement with the Company in March of 2012, Mr. Pacious received a special retention grant of 10,750 shares of restricted stock (with a grant date fair market value of $406,458), with a three-year cliff vesting period.

Grants Made in Connection with Contract Extension for Mr. Joyce

Pursuant to Mr. Joyce’s second amended and restated employment agreement entered into in connection the extension of his term as President and CEO of the Company, Mr. Joyce received an award of performance-based restricted stock detailed in the Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below. These awards were based upon a combination of market data provided by Mercer, value corresponding to a portion of equity awards granted pursuant to Mr. Joyce’s initial employment agreement and negotiations during employment extension discussions.

Grants Made in Connection with Employment of Ms. Wu

In connection with the Company’s recruitment and employment of Ms. Wu, the Committee approved an equity grant equal to 100% of her base salary of $325,000, in the form of $162,500 of stock options with a four-year vesting schedule, and $162,500 of RS with a four-year cliff vesting period. The Committee also approved an additional grant of $50,000 of RS with a three-year cliff vesting period.

Previously Granted PVRSUs Vesting in 2012

Because no PVRSUs were granted in 2009, there were no PVRSUs previously granted to any NEO that were eligible to vest during 2012.

Share Ownership Guidelines

Our Executive Stock Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and further promote our longstanding commitment to sound corporate governance.

Under the guidelines, each NEO must attain ownership of qualifying shares worth a multiple of the executive’s then-current base salary. The guidelines provide that executives must achieve ownership of shares having the required market value within five years after first becoming a covered executive. The chart below details the required market value for each category of executive officer:

Category	Named Executive Officer	Required Ownership Levels
Chief Executive Officer	Joyce	5x current base salary
Category 1 Executive Officers	White, Pacious	3x current base salary
Category 2 Executive Officers	Wu, Pepper	2x current base salary
Category 3 Executive Officers	Other	1.5x current base salary

Stock ownership counting towards satisfaction of the guidelines includes:

•	Stock purchased on the open market by the executive;

•	Stock obtained through stock option exercises;

•	Stock obtained through Choice’s 401(k) Retirement Savings and Investment Plan or Non-Qualified Retirement Savings and Investment Plan;

•	Restricted stock issued by Choice (whether or not vested), including time-based restricted stock, performance vested restricted stock and performance-based restricted stock; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.

If an executive does not attain the ownership levels within the five year period, and thereafter maintain the ownership levels, the Committee may:

•

Require the transfer of up to fifty percent (50%) of the executive’s payment under the MIP into the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation to assist the executive in attaining the level of ownership required by the guidelines;

•	Restrict the executive from selling or otherwise disposing of Choice stock until he or she has attained the required ownership levels;

•	Forego the future grant of any equity awards to the executive; or

•	Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.

In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holding dropping below the guideline requirements.

The Committee formally reviews the stock ownership of the executives at least annually.

As of December 31, 2012, each of the NEOs had attained the required ownership levels for their positions except for Ms. Wu who is still within her prescribed grace period. Mr. Haase is no longer employed by the Company and, therefore, is not subject to the executive share ownership guidelines.

Perquisites and Other Personal Benefits

Flexible Perquisites Plan.    Executive officers, including each of the NEOs, are eligible to receive certain benefits not available to other full-time employees. In 2000, the Company established a Flexible Perquisites Plan in connection with our efforts to recruit and retain certain key executives at that time. The plan design and covered benefits were based on our review at that time of competitive market information and how the Committee believed other companies structured their flexible perquisites program. In 2012, the Committee reviewed the prevalence of these benefits against our peer group and found them to be consistent with market practice in the hospitality and franchise market sectors.

Pursuant to the Company’s Flexible Perquisites Plan, each NEO and certain other executives are eligible to receive an aggregate amount of reimbursement that may be used by the executive officer for any of the following personal benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization, and scope of responsibilities. The amounts applicable to each category of executive have not increased under the Flexible Perquisites Plan since 2003. These reimbursements represent taxable income to the executive; however, pursuant to the plan, the Company pays any associated tax. In the event that an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, the difference is not paid to the executive or carried forward to the next year. We believe the cost to the Company to provide this plan, and any associated tax gross up expense, is minimal compared to the goodwill and retention benefits the program offers.

In 2012, the aggregate amount of reimbursement which was available to each NEO under the Flexible Perquisites Plan is as set forth below.

Officer	2012 Eligible Reimbursement
Joyce	$31,800
White	$15,000
Pacious	$15,000
Pepper	$15,000
Wu	$15,000
Haase	$15,000

For actual amounts reimbursed to each officer under the Flexible Perquisites Plan for qualified expenditures during 2012, see the All Other Compensation column of the Summary Compensation Table below.

Other Personal Benefits.    In addition to the Flexible Perquisites Plan, the Company offers our officers and members of the Board the Company’s Stay at Choice program which provides reimbursements for nightly room charges when staying at the Company’s franchised properties for non-business related travel. The Company grosses up any associated taxes incurred from utilizing this program. Through the Stay at Choice program, the Company seeks to encourage our senior executives to use our hotels when traveling on personal matters as they are the best source of input and feedback with regard to the value and consistency of our product. For the reasons set forth above, there is no limit on an executive’s use of this plan during the year.

In addition to participation in the Flexible Perquisites Plan, Mr. Joyce’s previous employment agreement provided for an annual car allowance, as well as initial and annual fees at a dining and/or recreational club of his choosing. Effective with the execution of his five year employment agreement in May 2012, these allowances are no longer available to Mr. Joyce. Mr. Joyce does continue eligibility for the personal use of the aircraft leased by the Company for up to 40 flight hours per year.

During 2012, each of the NEOs (other than Mr. Joyce, after May of 2012) received a car allowance. For the aggregate cost to the Company of each of the perquisites or other personal benefits described above, see the All Other Compensation column of the Summary Compensation Table below.

Retirement Plans

The Company offers our executives, including each of the NEOs, a retirement package comprised of various nonqualified retirement plans. We believe the combination of these retirement plans is reasonable and competitive and that these plans encourage retention of our executives and reward them for long, continued service to the Company. We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year. We believe these limits leave higher-paid executives without competitive retirement income replacement. Accordingly, we believe the nonqualified plans are a vital part of an executive’s financial planning to bridge the divide between Social Security and retirement income.

For more information on these plans, see the Change in Pension Value and All Other Compensation columns of the Summary Compensation Table below, as well as the Pension Benefits and Non-Qualified Deferred Compensation Tables and accompanying narratives below.

Severance and Change in Control Arrangements

Each of the NEOs, other than Mr. Haase, is entitled to receive various payments and continued benefits upon various triggering events. For Mr. Joyce, these arrangements are set forth in an employment agreement, and for each of Ms. Wu and Messrs. White and Pacious, a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan which is applicable to all of the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.

The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption. In addition, Mr. Joyce’s employment agreement was based on contract renewal negotiations, with the Committee giving due consideration to market terms.

In connection with the contract renewal negotiations between the Company and Mr. Joyce that were completed in May 2012, the Company entered into an amended and restated employment agreement with Mr. Joyce, the terms of which were based upon arms-length negotiations. Mr. Joyce’s employment agreement contains severance benefits following constructive termination and termination following a change in control.

The Company and each of Ms. Wu and Messrs. White and Pacious are parties to an executive non-competition, non-solicitation and severance benefit agreement. The Committee believes that the severance, non-competition and non-solicitation provisions are typical within our industry, and are reasonable and enforceable. Each of these agreements provide for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, and for severance payments upon termination of the executive following a change in control (i.e., a “double trigger”) equal to a lump sum payment of 200% of his or her base salary plus 200% of his or her annual bonus. These agreements do not provide for gross-up payments for excise tax.

For Mr. Pepper, who does not have a severance agreement or a written employment agreement that contains a severance provision, severance is determined in accordance with the Choice Severance Benefit Plan that is generally applicable to all employees of the Company. This plan provides for severance compensation in certain events, but does not include accelerated vesting of equity or non-competition or non-solicitation restrictions. The Severance Benefit Plan’s severance benefit level for executives at or above Mr. Pepper’s level is 5 weeks of severance pay for each year of service, with a minimum of 26 weeks and capped at 70 weeks (or 14 years of service) where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of the executive’s base salary plus 200% of his annual bonus.

Mr. Joyce’s employment agreement, the severance benefit agreements with Ms. Wu and Messrs. White and Pacious, and the Severance Benefit Plan for Mr. Pepper contain provisions granting severance payments upon termination following a change in control. These provisions were adopted to ensure that these executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. These executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. These provisions are designed to make any transaction neutral to the executives’ economic interests. With respect to the severance payments and continuation of benefits upon a constructive termination or termination without cause, outside of a change in control, the Committee believed these provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated and provided for during a limited period of time following termination.

Pursuant to an amendment to Mr. Haase’s 2008 severance, non-competition and non-solicitation agreement, and a transition services agreement, each of which was entered into in 2012 between the Company and Mr. Haase in connection with his planned departure from the Company, the Company agreed to the continued payment of his salary, benefits, and his participation in the Company’s annual incentive compensation plan, with a target bonus equal to 55% of his base salary during the severance period. Mr. Haase’s severance period is 18 months, from June 1, 2012 to November 30, 2013.

For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2012 (or, in the case of Mr. Haase, based on his actual termination date), see the Potential Payments Upon Termination or Change of Control section below.

Restrictions on Hedging Transactions

In September 2012, the Company adopted new restrictions on hedging transactions by Company employees, including the NEOs. These restrictions are set forth in the Company’s Insider Trading Policy. The new restriction prohibits Company employees, including NEOs, from engaging in hedging transactions involving this Company’s stock, such as prepaid variable forwards, equity swaps, collars and exchange funds unless the transaction has been reviewed and approved in advance by the Company’s Legal Department.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a corporate deduction limit of $1 million annually on certain compensation paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than the CFO) who are employed with the Company as of the end of the tax year. Compensation is deductible to the extent it constitutes performance-based compensation (compensation paid based on satisfying pre-established performance goals) that has been approved by the shareholders. The Company believes that while it is generally in the best interest of shareholders to structure compensation plans so that compensation is deductible under Section 162(m), and the Company generally seeks to do so, there may be times when the benefit of the deduction would be outweighed by other corporate objectives, such as the need for flexibility.

Service-based restricted stock awards are generally subject to the $1 million deduction limitation imposed by Section 162(m); however, all other equity awards to our NEOs in 2010 through 2012 are fully deductible under Section 162(m).

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Recommendation

The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

THE COMPENSATION COMMITTEE

Ervin R. Shames, Chairman

William L. Jews

Gordon A. Smith

John P. Tague

SUMMARY COMPENSATION TABLE

The following table summarizes total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2012:

Name and Principal Position	Year	Salary(1) ($)	Bonus(4) ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Stephen P. Joyce	2012	874,808	—	3,333,385	666,667	1,534,762	26,851	251,142	6,687,615
President &	2011	825,000	—	900,075	900,007	1,399,200	425,714	227,236	4,677,232
Chief Executive Officer	2010	799,231	—	1,500,057	1,000,004	997,440	248,740	231,300	4,776,772

David L. White	2012	344,616	—	380,030	140,005	336,071	29,286	84,551	1,314,559
Senior Vice President,	2011	334,616	—	579,323	203,134	309,185	89,775	71,745	1,587,778
Chief Financial Officer & Treasurer	2010	323,846	—	352,015	278,011	233,866	46,672	66,385	1,300,795

Patrick S. Pacious	2012	426,923	—	1,986,492	165,003	413,942	5,665	97,418	3,095,443
Executive Vice President,	2011	348,077	50,000	562,568	150,009	323,708	39,680	79,510	1,553,552
Global Strategy & Operations	2010	298,846	—	336,465	248,751	196,192	29,631	68,040	1,177,925

David A. Pepper	2012	329,509	—	212,034	106,007	742,500	101,424	63,983	1,555,457
Senior Vice President,	2011	316,883	—	360,278	154,008	266,182	191,957	73,474	1,362,782
Global Development	2010	307,817	—	436,481	248,751	204,083	103,016	61,229	1,361,377

Simone Wu	2012	278,750	239,418	212,532	162,508	286,471	—	51,595	1,231,274
Senior Vice President, General Counsel, Secretary & Chief Compliance Officer

Bruce N. Haase	2012	215,508	—	—	—	—	87,798	513,313	816,619
Executive Vice President,	2011	411,539	—	275,055	275,009	376,640	334,326	88,849	1,761,418
Global Brands, Marketing &	2010	399,077	—	647,501	249,999	276,780	188,148	55,332	1,816,837
Operations(7)

(1)	Except as noted in the following sentence, values reflect base salary actually received by each Named Executive Officer in the years presented, which depending on the position of pay periods within a calendar year, may not equal a Named Executive Officer’s stated annual salary. Due to an administrative oversight, a portion of Mr. Joyce’s salary earned during 2011 was not paid to him until January of 2012.
(2)	For each of the Named Executive Officers, amounts shown in the Stock Awards column for 2010, 2011 and 2012 include the grant date fair values for RS, PBRSUs and PVRSUs. The values included for PBRSUs and PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for 2012 are discussed in Note 19 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The actual value realized by each individual with respect to PBRSU and PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting options for actual shares ranging from 0% to 207.46% for PBRSUs and 0% to 200% for PVRSUs based on actual performance against the performance target established at the time of grant.

The grant date fair value based on the probable outcome for the 2012 PVRSU awards was $666,681 for Mr. Joyce, $140,015 for Mr. White, $165,006 for Mr. Pacious and $106,017 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2012 PVRSU awards was $1,333,362 for Mr. Joyce, $280,030 for Mr. White, $330,012 for Mr. Pacious and $212,034 for Mr. Pepper. Pursuant to his termination agreement with the Company, Mr. Haase was not eligible to receive equity grants, including PVRSUs, during 2012. Because Ms. Wu joined the Company in 2012, she did not receive any PVRSUs.

The grant date fair value based on the probable outcome for the 2011 PVRSU awards was $450,038 for Mr. Joyce, $101,599 for Mr. White, $137,528 for Mr. Haase, $75,034 for Mr. Pacious and $77,014 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2011 PVRSU awards was $900,076 for Mr. Joyce, $203,198 for Mr. White, $275,056 for Mr. Haase, $150,068 for Mr. Pacious and $154,028 for Mr. Pepper.

The grant date fair value based on the probable outcome for the 2010 PVRSU awards was $500,019 for Mr. Joyce, $99,984 for Mr. White, $122,511 for Mr. Haase, $92,291 for Mr. Pacious and $92,291 for Mr. Pepper. The grant date fair value based on the maximum outcome for the 2010 PVRSU awards was $1,000,038 for Mr. Joyce, $199,968 for Mr. White, $245,022 for Mr. Haase, $184,582 for Mr. Pacious and $184,582 for Mr. Pepper. The 2010 PVRSUs awards vested in February 2013 with an actual outcome at 130% of the performance target.

The amount shown in Mr. Joyce’s Stock Award column for 2012 includes the grant date fair value of PBRSUs based on the probable outcome of the performance goal (100% of the performance target), which amounts to a grant date fair value of $2,000,023. The grant date fair value based on the maximum outcome for the PBRSU awards was $4,149,200. The PBRSU award was granted to Mr. Joyce in connection with the negotiation and execution of his 5-year contract extension signed in May 2012.

(3)	Values reflect the cash awards earned by each of the Named Executive Officers under the 2012 Management Incentive Plan. For a discussion of the performance targets under the 2012 Management Incentive Plan, see the description under the heading Short-Term Incentives above. For a discussion of the potential amounts payable to each Named Executive Officer under the 2012 Management Incentive Plan, see the Grants of Plan-Based Awards for 2012 table below. For Mr. Pepper, amount excludes $72,600 which as of February 28, 2013, had not been distributed and remained contingent on the satisfaction of certain outstanding items associated with 11 of the franchise agreements executed in 2012.
(4)	Represents cash bonus payments made outside of the Company’s Non-Equity Incentive Plan Compensation. For Mr. Pacious in 2011, represents a cash bonus paid in connection with his promotion to Executive Vice President, Global Strategy, Distribution & Technology. For Ms. Wu in 2012, represents a cash bonus paid in connection with her agreement to join the Company as General Counsel, Senior Vice President, Secretary & Chief Compliance Officer.
(5)	For 2012, the following table reflects the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate. As further described under the heading Pension Benefits for 2012, balances under the Company’s supplemental executive retirement plan (“SERP”) were distributed during 2012 following the SERP’s termination in December 2011. As a result, SERP values did not change in 2012.

Named Executive Officer	Preferential Earnings (EDCP) ($)
Joyce	26,851
White	29,286
Pacious	5,665
Pepper	101,424
Wu	—
Haase	87,798

(6)	See the All Other Compensation table below for additional information on the amounts included for each Named Executive Officer in the 2012 All Other Compensation column.
(7)	On January 31, 2012, Mr. Haase ceased serving as an executive office of the Company, and on May 31, 2012, Mr. Haase’s employment with the Company terminated.

ALL OTHER COMPENSATION

The following table further illustrates the components of the 2012 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Tax Payments ($)(a)	Other Benefits ($)(b)	Severance Payments ($)(c)	Total ($)
Joyce	57,628	10,000	24,836	158,678	—	251,142
White	15,846	10,000	16,123	42,582	—	84,551
Pacious	21,346	10,000	17,695	48,377	—	97,418
Pepper	14,713	10,000	8,919	30,351	—	63,983
Wu	11,813	10,000	6,604	23,178	—	51,595
Haase	11,853	7,672	15,139	23,864	454,785	513,313

(a)	Represents amounts reimbursed for payment of taxes with respect to certain perquisites paid during 2012 pursuant to our Flexible Perquisite Program, including certain financial and estate planning and legal services, supplemental life insurance premiums, club membership dues, and certain health care and child and elder care. This column also includes amounts reimbursed for payment of taxes with respect to amounts reimbursed under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice hotels properties for purposes other than business.
(b)	Benefits included in this column include the following amounts or types of compensation:

•

reimbursement for stay during 2012 under our Stay at Choice program, which was $6,225 for Mr. Joyce; $13,487 for Mr. White; $25,646 for Mr. Pacious; $2,561 for Mr. Pepper; $10,385 for Ms. Wu; and $7,974 for Mr. Haase;

•

reimbursement of club dues incurred in 2012 under the Flexible Perquisites Program, which was $8,540 for Mr. Joyce; $10,260 for Mr. White; $4,935 for Mr. Pacious; $12,500 for Mr. Pepper; $1,530 for Ms. Wu; and $545 for Mr. Haase;

•

reimbursement of financial and tax planning services and legal expenses incurred during 2012 under the Flexible Perquisites Program, which was $23,120 for Mr. Joyce; $1,700 for Mr. White; $620 for Mr. Pacious; $2,500 for Mr. Pepper; $349 for Ms. Wu; and $14,139 for Mr. Haase;

•	reimbursement of health care expenses incurred during 2012 under the Flexible Perquisites Program, which was $140 for Mr. Joyce; $366 for Mr. White; $1,373 for Mr. Pacious; and $316 for Mr. Haase;

•	reimbursement of child care expenses incurred during 2012 under the Flexible Perquisites Program, which was $2,560 for Mr. Pacious;

•

a car allowance for each officer, as follows: $7,818 for Mr. Joyce (representing payments up to May 25, 2012, the effective date of Mr. Joyce’s amended employment agreement, which agreement did not contain a continuing car allowance); $10,154 for Ms. Wu; $12,000 for Messrs. White, Pacious, and Pepper;

•	group term life insurance premiums paid by Choice on behalf of each Named Executive Officer; and

•	the aggregate incremental cost to the Company for Mr. Joyce’s personal use of the Company’s aircraft during 2012, which was $108,335.

Choice calculates the aggregate incremental cost of the personal use of the Company’s aircraft by summing actual direct and direct variable costs associated with the use of the aircraft. These costs include fuel, crew travel expenses, landing fees, flight plans, catering, and incremental cost associated with the aircraft lease. Per Mr. Joyce’s employment agreement, he is entitled to use the Company’s aircraft for personal use for up to 40 hours per year. Periodically, Mr. Joyce’s family members and guests may accompany him on business or personal trips on the aircraft; however, the aggregate incremental cost to the Company of their use of the aircraft is minimal, if any.

(c)	Severance payments include certain amounts shown in the Potential Payments Upon Termination or Change in Control section for Mr. Haase.

GRANTS OF PLAN-BASED AWARDS FOR 2012

The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each Named Executive Officer annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2012, other than for Ms. Wu and Mr. Haase, each NEO’s aggregate standard annual equity value (excluding extraordinary performance grants, employment and retainment related grants, and similar grants made outside of the annual process) was divided into awards of approximately one-third stock options, one-third service-based restricted stock (“RS”), and one-third as performance vested restricted stock units (“PVRSU”). For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Mr. White’s long-term equity grant value in 2012 was 125% of his base salary, or $418,750. Approximately one-third of this value, or $140,000, was granted as stock options. The Black-Scholes value was $9.979. Thus, the number of shares subject to Mr. White’s option grant on February 19, 2012 was determined as follows: $140,000/$9.979 = 14,030 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs were divided by the closing price of Choice’s Common Stock on the most recent business day before the date of grant, or $35.60. Thus, Mr. White’s stock grant was determined as follows: $280,000 (50% RS and 50% PVRSU of the aggregate equity award value for 2012)/$35.60 = 7,866 shares, consisting of 3,933 RS and 3,933 PVRSUs.

Please note that the number of equity awards listed below represent the amounts actually granted in February 2012. In connection with the Company’s declaration and payment of the special dividend, these awards, along with other outstanding awards, were adjusted by the Compensation Committee. For more details regarding the nature of the adjustments and to see the as-adjusted figures for the 2012 grants, see the Outstanding Equity Awards at Year-End 2012 table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joyce		450,000	900,000	1,800,000
	02/19/2012								66,807	35.60	666,667
	02/19/2012				9,364	18,727	37,454				666,681
	02/19/2012							18,727			666,681
	05/25/2012				33,260	55,433	115,000				2,000,023
White		94,875	189,750	379,500
	02/19/2012								14,030	35.60	140,005
	02/19/2012				1,967	3,933	7,866				140,015
	02/19/2012							3,933			140,015
	02/19/2012							2,809			100,000
Pacious		118,250	236,500	473,000
	02/19/2012								16,535	35.60	165,003
	02/19/2012				2,318	4,635	9,270				165,006
	02/19/2012							21,068			750,021
	02/19/2012							4,635			165,006
	02/19/2012							14,045			500,002
	03/12/2012							10,750			406,458
Pepper		132,000	165,000	—
	02/19/2012								10,623	35.60	106,007
	02/19/2012				1,489	2,978	5,956				106,017
	02/19/2012							2,978			106,017
Wu		81,250	162,500	325,000
	02/19/2012								16,285	35.60	162,508
	02/19/2012							4,565			162,514
	02/19/2012							1,405			50,018
Haase			226,600

(1)	For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2012 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. Based on the unique structure of Mr. Pepper’s Plan, there is no maximum amount that can be earned. For a discussion of the performance targets under the 2012 Management Incentive Plan, see Annual Incentive Cash Compensation above. For the actual payments made to each NEO pursuant to the 2012 Management Incentive Plan, see the 2012 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Except as further described as related to Mr. Joyce’s PBRSUs, represents the range of PVRSU award sizes upon vesting. These PVRSUs will vest, if at all, depending on the Company’s actual three-year cumulative earnings per share compared to the performance target. During the performance periods, dividends accrue on the PVRSUs, if and at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are only paid out to the extent that the PVRSUs actually vest.

For Mr. Joyce’s May 25 grant of PBRSUs, represents the range of 5-year PBRSU vesting. Approximately one-third of the target number of shares of the PBRSUs, with a grant date fair value of $680,000, is eligible to vest four years from the effective date subject to the satisfaction of a 4-year performance target. This partial vesting does not include any threshold or maximum payout; therefore, if the 4-year performance target is met or exceeded, the partial vesting will occur, and if the 4-year performance target is not met, no portion of the partial award will vest. Any portion of the 2012 PBRSUs that does not vest at the four-year measurement period will vest five years from the effective date, subject to the satisfaction of a 5-year performance target. The actual payout at the conclusion of the 5-year period is subject to leveraging based on satisfaction of the 5-year performance target, with a 60% target payout threshold and a 207.46% payout maximum.

(3)	Represents grants of RS to each NEO. Except as noted in the following sentences, these awards vest in equal installments on the anniversary of the grant date over a four-year period based on the continued employment of the officer: For Mr. Pacious, 14,405 shares of RS vest at the third year anniversary of the grant date, and 21,068 shares of RS vest on November 1, 2017. For Ms. Wu, 4,565 shares of RS vest at the four year anniversary of the grant date, and 1,405 shares of RS vest at the three year anniversary of the grant date. For Mr. White, 2,809 shares of RS vest at the third anniversary of the grant date. Dividends are paid on the RS, if and at the same rate as dividends are paid on our outstanding Common Stock.
(4)	Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.
(5)	The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the New York Stock Exchange on the date of the grant. If no shares were traded on the grant date, the Committee determines the fair market value. The Committee directed that the closing price reported on Friday, February 17, 2012 be the fair market value for the grants awarded on Sunday, February 19, 2012 since the New York Stock Exchange was not open for trading on February 19, 2012.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

Choice has entered into an Employment Agreement with Mr. Joyce and Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. White, Pacious and Haase, and with Ms. Wu.

Mr. Joyce

On March 21, 2008, Choice entered into an employment agreement with Mr. Joyce, effective May 1, 2008, as amended and restated on April 30, 2008 and further amended September 16, 2010 (as amended, the “Initial Joyce Employment Agreement”). The term of the Initial Joyce Employment Agreement was five years. The Initial Joyce Employment Agreement provided that, for the first six months of the agreement term, Mr. Joyce would be President and Chief Operating Officer and, thereafter, he would transition to President and Chief Executive Officer. As previously disclosed, this schedule was accelerated and Mr. Joyce assumed the role of President and Chief Executive Officer on June 26, 2008. The Initial Joyce Employment Agreement also provided that Mr. Joyce was to be nominated for election to the Board as a Class III director. Mr. Joyce was appointed to the Board, effective April 30, 2008.

On May 24, 2012, Choice and Mr. Joyce entered into the Second Amended and Restated Employment Agreement (the “Joyce Employment Agreement”), which superseded and replaced the Initial Joyce Employment Agreement. The term of the Joyce Employment Agreement is five years.

Pursuant to the Joyce Employment Agreement, Mr. Joyce receives an initial annual base salary of $900,000 as President and Chief Executive Officer. In addition, on the effective date of the agreement, Mr. Joyce received an award of performance-based restricted stock units (“2012 PBRSU”), which superseded and replaced the PBRSU granted under the Initial Joyce Employment Agreement. The target number of shares granted under the 2012 PBRSU is equal to the number with a fair market value on the effective date of $2,000,023. Approximately one-third of the target number of shares of the 2012 PBRSUs is eligible to vest four years from the effective date subject to the satisfaction of a 4-year performance target. This partial vesting does not include any threshold or maximum payout; therefore, if the 4-year performance target is met or exceeded, the partial vesting will occur, and if the 4-year performance target is not met, no portion of the partial award will vest. Any portion of the 2012 PBRSUs that does not vest at the four-year measurement period will vest five years from the effective date, subject to the satisfaction of a 5-year performance target. The actual payout at the conclusion of the 5-year period is subject to leveraging based on satisfaction of the 5-year performance target, with a 60% target payout threshold and a 207.46% payout maximum.

In addition, Mr. Joyce is eligible throughout the term of the Joyce Employment Agreement to earn a target bonus of 100% per year of his base salary. Additionally, Mr. Joyce is eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be based on a multiple of his base salary, as determined in the discretion of the Compensation Committee. Mr. Joyce is also eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). As applied to Mr. Joyce under the EDCP, upon attaining age 55, his years of service will be deemed to be ten years. Mr. Joyce was eligible to participate under the Initial Joyce Employment Agreement in the now-terminated Choice Supplemental Executive Retirement Plan (“SERP”). As applied to Mr. Joyce under the SERP, upon attaining age 55, his years of service will be deemed to be his actual years of service plus ten years. The SERP was terminated in December 2012 and Mr. Joyce received a payout of his accrued benefit.

The Joyce Employment Agreement further provides that Choice will provide Mr. Joyce with (i) use of the aircraft utilized by the Company for personal use for up to 40 flight hours per year, consistent with Company policy, (ii) reimbursement for all reasonable expenses incurred by him in the performance of services under the agreement, including all travel and living expenses while away from home on business or at the request of and in the service of Choice in accordance with Company policy, (iii) participation in the Company’s Flex Perquisite Program in an amount not to exceed $31,800 per year or such higher amount as may be approved by the Committee, and (iv) participation in all other retirement, health, welfare and fringe benefit plans and policies as generally afforded to the most senior executives of the Company, as are in effect from time to time. Under the Joyce Employment Agreement effective in May 2012, Mr. Joyce no longer receives a corporate club membership or automobile allowance, both benefits that were provided under the Initial Joyce Employment Agreement.

Mr. White

Mr. White, the Company’s Senior Vice President, Chief Financial Officer & Treasurer, entered into a Severance Benefit Agreement with the Company effective August 1, 2011 (the “White Severance Benefit Agreement”). The White Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2012, he received a base salary of $345,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the

Compensation and Management Development Committee at its discretion. In addition, Mr. White is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Mr. Pacious

Mr. Pacious, the Company’s Executive Vice President, Global Strategy & Operations, entered into a Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012, the “Pacious Severance Benefit Agreement”). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2012, he received a base salary of $430,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Pacious is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Ms. Wu

Ms. Wu, the Company’s Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, entered into a Severance Benefit Agreement with the Company effective February 13, 2012 (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2012 she received a base salary of $325,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of her base salary, and was eligible to receive annual awards of options to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Wu is entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

Mr. Haase

Mr. Haase, formerly the Company’s Executive Vice President, Global Brands, Marketing & Operations, entered into a Severance Benefit Agreement with the Company effective January 25, 2008 (the “Haase Severance Benefit Agreement”). The Haase Severance Benefit Agreement provides for certain benefits upon specified termination events. Pursuant to Company action and policies, prior to the termination described below, he received a base salary of $412,000 per year, participated in our annual incentive bonus plan with a target bonus equal to 55% of his base salary, and was eligible to receive annual awards to purchase Choice Common Stock and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Haase was entitled to receive a monthly automobile allowance and to participate in all other fringe benefits afforded Choice employees of similar status.

As previously disclosed, in connection with Mr. Haase’s planned departure from the Company on May 31, 2012: (1) Mr. Haase relinquished his executive officer title and responsibilities effective January 31, 2012, and (2) the Company and Mr. Haase amended the Haase Severance Benefit Agreement. Principally, the amendment to the Haase Severance Benefit Agreement: (i) provides for Mr. Haase’s participation in the Company’s flexible perquisite program through 2012; (ii) requires the Company to provide certain insurance coverages and make certain expense reimbursements during Mr. Haase’s severance benefit period; and (iii) provides an exception to the severance payment offset requirement to permit non-competitive consulting services of less than $5,000 per month. In addition, the Company and Mr. Haase entered into a Transition Services Agreement, which principally provides that: (i) as of January 31, 2012, Mr. Haase will cease serving as an executive officer of the Company and will no longer be authorized to make policy decisions on behalf of the Company, (ii) Mr. Haase will continue to serve as an employee of the Company from February 1, 2012 through May 31, 2012, performing various duties assigned to him by the Company’s CEO, (iii) from February 1, 2012 through May 31, 2012, Mr. Haase will continue to receive compensation and benefits at the same levels provided to him as of January 31, 2012, except that after January 31, 2012, Mr. Haase will no longer be eligible to receive any grants of equity, and (iv) Haase’s employment with the Company will terminate on May 31, 2012, and this termination will be deemed a termination without cause under the Haase Severance Benefit Agreement. Mr. Haase’s amended Severance Benefit Agreement provides for certain benefits applicable after May 31, 2012. These benefits are described under the Potential Payments Upon Termination or Change in Control section below.

Please see the Potential Payments Upon Termination or Change in Control section below for a more detailed discussion on the termination and severance provisions set forth in each employment agreement described above, as well as the severance and termination provisions and arrangements applicable to our other Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2012

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers. This table includes unexercised and unvested stock option awards, unvested RS, and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, PVRSU and PBRSU awards is based on the closing market price of Choice’s stock as of December 31, 2012, which was $33.62. Because the PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for Mr. Joyce’s May 2012 PBRSUs that will be earned, if at all, based upon our four and five-year cumulative average EPS growth rates (see Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table – Employment Agreements – Mr. Joyce)) the market value of the PVRSUs and PBRSUs shown in the table is based on achievement of the “target” level of performance under the awards. PVRSUs listed below that were granted in 2010 reflect the “target” amount but actually vested in February 2013 at 130% of target.

In connection with the Company’s payment in 2012 of a special cash dividend of $10.41 per share, the Compensation and Management Development Committee was required to approve an equitable adjustment to the outstanding stock options to prevent the dilution of their value. The Committee elected to utilize an adjustment method known as the “ratio-spread adjustment” which combined a reduction of the exercise price (by amount less than the $10.41 per share dividend amount) with an increase in the number of shares subject to the option, to preserve the ratio of exercise price to fair market value that existed prior to the payment of the special cash dividend. For all option awards set forth below, the number of securities and the applicable option exercise price reflect the post-special dividend adjustment. Because dividends are payable on RS, and earned (and potentially payable) on PVRSUs and PBRSUs, no adjustments to the number of shares subject to these awards were made. However, because of the negative impact on EPS of the financing transactions related to the special dividend, the Committee approved adjustments to the EPS targets for the 2010, 2011 and 2012 PVRSU awards, and to the cumulative average EPS growth rates for the 2012 PBRSUs granted to Mr. Joyce.

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joyce	5/1/2008	328,801		26.55	5/1/2015
	2/8/2009	156,618	52,252	20.41	2/8/2016
	2/8/2009					3,604	121,166
	2/15/2010	66,022	66,024	24.75	2/15/2017
	2/15/2010					7,669	257,832	15,338	515,664
	2/15/2010					15,338	515,664
	2/21/2011	23,868	71,604	31.31	2/21/2018
	2/21/2011					8,183	275,112	10,910	366,794
	2/19/2012		88,004	27.03	2/19/2019
	2/19/2012					18,727	629,602	18,727	629,602
	5/25/2012							18,847	633,636
	5/25/2012							36,586	1,230,021

White	2/14/2005	13,172		22.71	2/14/2015
	12/11/2007	26,345		27.65	12/11/2014
	2/10/2008	25,123		25.11	2/10/2015
	2/8/2009					640	21,517
	2/8/2009	27,809	9,270	20.41	2/8/2016
	2/14/2010	18,353	18,355	24.75	2/14/2017
	2/14/2010					1,565	52,615	3,067	103,113
	2/14/2010					4,601	154,686
	2/20/2011	5,386	16,162	31.31	2/20/2018
	2/20/2011					1,848	62,130	2,463	82,806
	8/1/2011					12,500	420,250
	2/19/2012		18,481	27.03	2/19/2019
	2/19/2012					3,933	132,227	3,933	132,227
	2/19/2012					2,809	94,439

	Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pacious	12/11/2007	26,345		27.65	12/11/2014
	2/10/2008	18,917		25.11	2/10/2015
	2/8/2009					872	29,317
	2/8/2009	37,921	12,643	20.41	2/8/2016
	2/14/2010	16,421	16,424	24.75	2/14/2017
	2/14/2010					1,445	48,581	2,831	95,178
	2/14/2010					4,601	154,686
	2/20/2011	3,978	11,934	31.31	2/20/2018
	2/20/2011					7,500	252,150	1,819	61,155
	2/20/2011					1,365	45,891
	2/19/2012		21,780	27.03	2/19/2019
	2/19/2012					21,068	708,306	4,635	155,829
	2/19/2012					4,635	155,829
	2/19/2012					14,045	472,193
	3/13/2012					10,750	361,415

Pepper	2/14/2005	22,393		22.71	2/14/2015
	2/12/2006	17,834		37.01	2/12/2013
	2/11/2007	20,154		31.15	2/11/2014
	2/10/2008	30,739		25.11	2/10/2015
	2/8/2009	45,508	15,169	20.41	2/8/2016
	2/8/2009					1,047	35,200
	2/14/2010	16,422	16,423	24.75	2/14/2017
	2/14/2010					1,445	48,581	2,831	95,178
	2/14/2010					7,669	257,832
	2/20/2011	4,083	12,253	31.31	2/20/2018
	2/20/2011					3,750	126,075	1,867	62,769
	2/20/2011					1,401	47,102
	2/19/2012		13,993	27.03	2/19/2019
	2/19/2012					2,978	100,120	2,978	100,120

Wu	2/19/2012		21,452	27.03	2/19/2019
	2/19/2012					4,565	153,475
	2/19/2012					1,405	47,236

Haase	2/10/2008	3,980		25.11	2/28/2014
	3/21/2008					10,184	342,386
	2/08/2009					1,047	35,200
	2/08/2009	1	15,169	20.41	2/28/2014
	2/14/2010		16,507	24.75	2/28/2014
	2/14/2010					1,917	64,450	3,758	126,344
	2/14/2010					12,270	412,517
	2/20/2011	7,292	21,880	31.31	2/28/2014
	2/20/2011					2,501	84,084	3,334	112,089

(1)	The stock options listed above granted prior to December 20, 2005 vest at a rate of 20% per year, on each grant anniversary date, over the first five years of the ten-year option term. The stock options listed above granted on or after December 20, 2005 vest 25% per year, on each grant anniversary date, over the first four years of the seven-year term. The stock option expiration date for Mr. Haase is the expiration date established by the terms and conditions of his Severance Agreement, which terms supersede the expiration dates otherwise applicable under the award grants.
(2)	Restricted stock awards generally vest at the rate of 25% each year for four years from the date of grant, except for (i) a portion of each NEOs 2010 award, each of which vests over a three-year period beginning on the third anniversary of the grant date, (ii) Ms. Wu’s 2/19/2012 restricted stock awards for 4,565 shares and 1,405 shares, which vest four years and three years, respectively, from the date of grant, (iii) Mr. Pacious’ 3/13/2012 restricted stock award for 10,750 shares which vests three years from the date of grant, and his 2/19/2012 restricted stock awards for 14,405 shares and 21,068 shares, which vest three years and five years and eight months, respectively, from the date of grant, (iv) Mr. White’s 2/19/2012 restricted stock award of 2,809 shares and his 8/1/2011 restricted stock award of 12,500 shares, each of which vests three years from the applicable grant date, and (v) Mr. Haase’s 3/21/2008 restricted stock awards for 10,184 shares which vest ratably over years three, four and five of the five-year vesting term. PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target. Mr. Joyce’s PBRSUs are earned, if at all, and vest upon the conclusion of a four and five-year performance periods based on cumulative average EPS growth.

OPTION EXERCISES AND STOCK VESTED FOR 2012

The following table provides information for each of the Named Executive Officers on stock option exercises during 2012, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Joyce	—	—	26,682	1,002,040
White(1)	26,015	599,701	2,037	73,371
Pacious	—	—	4,548	163,049
Pepper	—	—	3,484	125,388
Wu	—	—	—	—
Haase	147,637	964,036	13,022	480,336

(1)	Mr. White elected to defer receipt of 639 shares otherwise issuable to him, with a value of $23,547. Mr. White elected to receive this deferred amount in a lump sum following termination of employment.

PENSION BENEFITS FOR 2012

Choice’s supplemental executive retirement plan (“SERP”) was a non-contributory defined benefit pension plan that covered our Chief Executive Officer and other key executives approved by the Board of Directors. In December of 2011, the Board adopted a resolution to terminate the SERP, initiating a process by which all interests in the SERP would be paid out to the beneficiaries. The Company completed this distribution during 2012. The table below lists the distribution amounts for each of the NEOs that participated in the SERP. Because Ms. Wu joined the Company after the Board had terminated the SERP, she did not participate in the SERP. The SERP termination process required the Compensation Committee to make certain assumptions and decisions in order to enable payouts for actively employed participants, including the NEOs listed below. The material assumptions and decisions impacting the final distribution amounts are described below.

Pursuant to the SERP, retirement benefits are determined under a formula based on each participant’s years of service and “final average salary,” defined as a monthly salary based on the sum of: (a) an average of base salary earned in the highest 60 months out of, and (b) the monthly pro-rata of the average of the five highest bonus payments earned during, the 120 months of employment immediately prior to the normal retirement date, the early retirement date or other date of separation from service. Subject to giving effect to the December 31, 2009 suspension of future accrual of benefits, the formula provides a benefit equal to 1% per year of service up to 15% and 1.5% per year of service thereafter up to 30%. Participants become vested in their benefits under the SERP upon completion of five years of service. Benefits paid under the SERP are straight life annuity amounts, although participants have the option of selecting a joint and 50% survivor annuity (for those who are married or have a domestic partner) or ten-year guaranteed payments. The benefits are not subject to offset for social security and other amounts.

Pursuant to Mr. Joyce’s employment agreement in effect at the time the SERP terminated, upon attaining age 55, Mr. Joyce is to be credited an additional ten years of service for purposes of the SERP. This provision was negotiated with Mr. Joyce at the time of his hire.

Unreduced benefits are available upon retirement at age 65 (the normal retirement age under the plan), or upon retirement at age 55, provided the participant has a minimum of ten years of service. The SERP does not provide for early retirement with reduced benefits; if a participant terminates prior to age 65, or prior to age 55 with ten years of service, benefit payments commence on the first day of the month following his or her 65th birthday. Upon termination for cause, participants forfeit any accumulated benefit under the SERP, even if vested. Further, upon the death of a participant before payment has begun, his or her spouse (or domestic partner) is generally entitled to receive 50% of the participant’s vested SERP benefit.

All of the NEOs are entitled to an unreduced benefit at age 65, except Mr. Joyce who, pursuant to his employment agreement, will be eligible to receive unreduced benefits upon attaining age 55.

As a result of the determination in 2011 to terminate the SERP, in 2012 the Compensation Committee was required to make certain decisions regarding assumptions for mortality, interest, and retirement age to enable lump sum conversion calculations for the final SERP distributions. For mortality and interest, the Committee determined to adopt the methodology required by the IRS for qualified plans under Section 417(e) of the Internal Revenue Code. This included the adoption of a one-year stability period with a two month lookback to November 2011 for interest rates, which resulted in rates of 1.99% for the first five years, 4.47% for the following 15 years, and 5.26% thereafter. For mortality, this resulted in the use of the table published by the IRS in notice 2008-85 for distributions occurring during 2012. For the applicable retirement age, the Committee selected 57.5 years to be used as the retirement age for all active participants, which represents the age that Mr. Joyce will be at the end of his current employment contract. Based on the use of this assumed retirement age, pursuant to Mr. Joyce’s employment agreement, he was credited with an additional 10 years of service, which additional amount is reflected in the distribution total set forth below.

Name	Plan Name	Payments During Last Fiscal Year ($)
Joyce	SERP	1,942,986
White	SERP	191,103
Pacious	SERP	126,630
Pepper	SERP	285,813
Haase	SERP	295,625

NON-QUALIFIED DEFERRED COMPENSATION FOR 2012

Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan (“EDCP”), which became effective January 1, 2003. Our Chief Executive Officer and other key executives approved by the Board (including each of the Named Executive Officers) are eligible to participate in the EDCP. During 2012, each of the NEOs participated in the EDCP. Participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.

Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2012, each of the participating NEOs, other than Mr. Joyce and Ms. Wu, was fully vested in their Company match amounts.

A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.

Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009 on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.

In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, only applies to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents continue to apply to the remaining participant account balances under the EDCP.

Stock Deferral Program.    Each NEO is entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock. In December 2008, the Company amended and restated the 2006 Long-Term Incentive Plan to comply with treasury regulations promulgated pursuant to Section 409A. This amendment became effective on January 1, 2009.

Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan (“Non-Qualified Plan”). Generally, Choice employees with gross earnings that are greater than 125% of the highly-compensated employee limit established by the IRS, but who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan. None of the NEOs were eligible to participate in the Non-Qualified Plan in 2012. However, Mr. White retains an account balance related to his prior plan participation.

In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $17,000 for 2012). Choice matches up to 5% of any deferred salary under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.

Name	Plan Name	Executive Contributions 2012 ($)(1)	Registrant Contributions 2012 ($)(2)	Aggregate Earnings 2012 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 2012 ($)
Joyce	EDCP	135,257	57,628	116,803	—	1,366,800
White	EDCP	34,461	15,846	59,696	—	859,692
	Non-Qualified Plan	—	—	12,907	—	103,790
	Stock Deferral Program	23,547	—	89,717	—	516,683
Pacious	EDCP	42,692	21,346	19,800	—	301,475
Pepper	EDCP	115,972	14,713	188,964	—	2,678,710
	Stock Deferral Program	—	—	51,248	—	285,990
Wu	EDCP	23,625	11,813	1,096	—	36,534
Haase	EDCP	23,706	11,853	208,452	(4,935,347)	11,852
	Stock Deferral Program	—	—	2,274	63,514	—

(1)	The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2012 base salary deferred by the officer during 2012. The bonus amounts represent the officer’s 2011 annual bonus which was paid and deferred in early 2012. The salary amounts below are included in the 2012 Salary column of the Summary Compensation Table above, while the 2011 annual bonus amounts are included in the 2011 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2012 Salary ($)	2011 Annual Bonus ($)
Joyce	135,257	—
White	34,461	—
Pacious	42,692	—
Pepper	49,426	66,546
Wu	23,625	—
Haase	23,706	—

(2)	Amounts in this column are included in the 2012 All Other Compensation column of the Summary Compensation Table above.
(3)	Certain amounts in this column represent earnings on each officer’s EDCP account that are also included in the 2012 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO under the EDCP. Those amounts are: $26,851 for Mr. Joyce; $29,286, for Mr. White; $5,665 for Mr. Pacious; $101,424, for Mr. Pepper; and $87,798, for Mr. Haase.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that could have been received by each of the Named Executive Officers (other than Mr. Haase) in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2012, the last business day of 2012. The amounts shown assume that such termination was effective as of December 31, 2012 and, for any equity-based payments or valuations, the closing stock price of Choice’s Common Stock on December 31, 2012, or $33.62 per share. Other than for Mr. Haase, the amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice. In addition, certain benefits received by Mr. Haase in connection with his separation from the Company are discussed and shown below.

General Payments Made upon Termination

Regardless of the manner in which an NEO’s employment terminates (or terminated, in the case of Mr. Haase), the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•

annual incentive compensation earned during the fiscal year of termination, which for 2012 is reflected in the 2012 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable and as set forth above under the heading Non-Qualified Deferred Compensation for 2012.

With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Messrs. Joyce, White, Pacious and Pepper, and Ms. Wu

Payments Made upon Constructive Termination or Termination without Cause

Mr. Joyce

Pursuant to the Joyce Employment Agreement, if Mr. Joyce is “constructively terminated,” he will be entitled to receive for two years after the date of such constructive termination, the base salary and bonus (calculated on the actual payout of the corporate objectives) under the Joyce Employment Agreement. The base salary severance shall be paid in installments in accordance with the Company’s payroll cycle. Additionally during this two year period, all unvested restricted stock and stock options granted prior to the constructive termination shall continue to vest. With respect to the 2012 PBRSU, Mr. Joyce is entitled to a pro-rata vesting of the target award based upon the percentage of actual service through the date of constructive termination. All unvested PVRSU grants will lapse upon constructive termination.

The Joyce Employment Agreement also provides for a two-year non-compete and non-solicitation period. Pursuant to the non-compete, Mr. Joyce may not engage in any competing business in the U.S. or Canada in which, at the time of termination of his employment, Choice is materially engaged. As used in the Joyce

Employment Agreement, a competing business means any business engaged in the (i) the same upscale, select service market as Cambria Suites, (ii) mid-market or economy hotel franchising business or (iii) any other line of business that Choice is engaged in at the time of termination. The Joyce Employment Agreement also provides for a general confidentiality provision in favor of Choice.

Generally, “constructive termination” is defined under Joyce Employment Agreement as:

•	Choice’s removal or termination other than by expiration of the agreement or for cause, death, disability or resignation;

•	failure of Choice to place Mr. Joyce’s name in nomination for election to the Board;

•	assignment of duties to Mr. Joyce inconsistent with the duties set forth in the agreement;

•	a decrease in Mr. Joyce’s compensation or benefits;

•	a change in Mr. Joyce’s title or line of reporting set forth in the agreement;

•	a significant reduction in the scope of Mr. Joyce’s authority, position, duties or responsibilities;

•	the relocation of Mr. Joyce’s office to a location more than 25 miles from his prior place of employment;

•	a change in Choice’s annual bonus program which adversely affects Mr. Joyce; or

•	any other material breach of the agreement by Choice.

Messrs. Pacious and White and Ms. Wu

Under the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.

Pursuant to the Pacious Severance Benefit Agreement, the White Severance Benefit Agreement and the Wu Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted after the date of his or her respective severance agreement (for Mr. Pacious, May 5, 2011, for Mr. White, August 1, 2011, and for Ms. Wu, February 13, 2012) during the 70-week period.

As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period, and general confidentiality provision in favor of Choice.

Mr. Pepper

If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit, and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.

Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30th of any year, Mr. Pepper is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2012, Mr. Pepper would be entitled to 50 weeks of continued base salary. In addition, Mr. Pepper would receive payment of his 2012 incentive bonus, as well as continued medical and dental benefits during the 50-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.

As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.

Payments Made upon Death or Disability

The Company’s disability program provides that each of the executives will receive an annual benefit equal to 70% of the previous year’s base salary and annual bonus, with such amount capped at $25,000 per month. In each case, the disability benefit continues until the executive reaches age 65.

Messrs. Joyce, White, Pacious, Pepper and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Pursuant to the Joyce Employment Agreement, if Mr. Joyce’s employment is terminated because of death or disability, then all of his unvested restricted stock and stock options continue to vest in accordance with their terms. Mr. Joyce is also entitled to pro-rated vesting of his PBRSUs based upon the percentage of actual service through the date of death or disability. All unvested PVRSU grants lapse upon death or disability.

Payments Made upon Termination Following Change of Control

Mr. Joyce

If, within 12 months after a “change in control,” Mr. Joyce is terminated, pursuant to the Joyce Employment Agreement, he will be entitled to receive an amount equal to his base salary and bonuses (payable at 100% of target) for the period of two and a half years after the date of such change of control termination.

During the period of time he receives the foregoing change of control severance payments, all unvested shares of restricted stock and stock options, including the 2012 PBRSU assuming maximum performance but excluding the PVRS grants, are to automatically become fully vested and any and all restrictions are to lapse immediately prior to the date of such change of control termination. Unvested PVRSU grants will lapse upon such change of control termination.

Upon a change in control termination, Mr. Joyce would be subject to the non-compete and non-solicitation provisions described above, and he would be required to execute a general release in favor of Choice in order to receive any of the above-described severance payments.

Generally, “change in control” is defined under the agreements described above as:

•	any person (with certain exceptions, including Mr. Bainum and his family members) becomes the beneficial owner of 33% or more of the outstanding voting securities of Choice;

•	individuals constituting the Board of Directors of Choice, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•	a merger or other consolidation which results in Choice shareholders owning less than 65% of the surviving entity; and

•	the acquisition of Choice, a liquidation or sale of all or substantially all of the assets of Choice, or a tender offer for all or substantially all of the stock of Choice.

Messrs. White and Pacious and Ms. Wu

For Messrs. White and Pacious and Ms. Wu, pursuant to each of their respective Severance Benefit Agreements, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, he is entitled to receive:

•

a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (for Mr. Pacious, the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount; for Mr. White and Ms. Wu, the bonus payment is calculated based on the target bonus for the fiscal year in which the termination occurs); and

•

immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his or her respective severance agreement (for Mr. White, August 1, 2011, for Mr. Pacious, May 5, 2011, and for Ms. Wu, February 13, 2012).

In addition, in the event of a termination following a change of control, the Company’s Long-Term Incentive Plan (“LTIP”) would govern the equity grants issued to Messrs. White and Pacious prior to the date of each of their respective severance agreements, and the LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions, and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. Therefore, for each of Messrs. White and Pacious, the LTIP, together with each of their respective severance agreements, would result in the immediate vesting of all of the executive’s equity awards.

Also, upon a change in control termination, Messrs. White and Pacious and Ms. Wu would be subject to the non-competition and non-solicitation provisions described above.

In addition to the other conditions applicable to Messrs. White and Pacious and Ms. Wu in order for each executive to receive his or her severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Mr. Pepper

Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by him for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus

200% of the full amount of the annual incentive bonus based on the target bonus for the fiscal year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other conditions applicable to Mr. Pepper in order to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.

Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, Mr. Pepper is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions, and all PVRSUs are deemed to be fully vested and immediately payable to Mr. Pepper at the maximum level of performance applicable to the award.

Mr. Joyce

The following table shows the potential payments upon termination, with or without a change of control, for Mr. Joyce:

Executive Benefits and Payments	Constructive Termination ($)		Termination Following Change of Control ($)		Disability ($)	Death ($)
Compensation:
Salary Continuation under Employment Agreement	1,800,000	(1)	2,250,000	(2)	—	—
Annual Incentive Bonus(3)	1,800,000		1,800,000		—	—
Benefits & Perquisites:
Disability Income(4)	—		—		3,600,000	—
Health and Welfare Benefits(5)	30,840		30,840		—	—
Life Insurance Benefits(6)	—		—		—	1,900,000
Long-Term Incentives:
Stock Options(7)	1,676,535		2,021,779		2,021,779	2,021,779
Restricted Stock Grants(8)	1,392,776		1,799,376		1,799,376	1,799,376
PVRSUs(9)	—		—		—	—
PBRSUs(10)	224,537		3,866,300		224,537	224,537

(1)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2012, for two years.
(2)	Amount represents continued payment of Mr. Joyce’s base salary, based on his salary as of December 31, 2012, for two years and six months.
(3)	Amount represents the estimated target incentive bonus amounts for fiscal years 2013 and 2014, based on the target bonus amount for 2012.
(4)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Joyce would be entitled to receive under the Choice disability program as of December 2012 through the month in which he reaches age 65.
(5)	Amount represents estimated reimbursements to Mr. Joyce of COBRA continuation of health care coverage premiums for Mr. Joyce and his family for a period of 18 months.
(6)	Amount represents estimated value of the proceeds payable to Mr. Joyce’s beneficiary upon death.
(7)	Upon constructive termination, stock options will continue to vest for a period of two years. Upon death or disability, stock options will continue to vest through the original term of such option. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on a closing share price on December 31, 2012 of $33.62.

(8)	Upon constructive termination, restricted stock will continue to vest for a period of two years. Upon death or disability, restricted stock will continue to vest through the original term of the restricted stock. In the case of termination following a change of control, all restricted stock awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2012 of $33.62.
(9)	Upon constructive termination, death, disability or termination following a change of control, unvested PVRSUs are immediately terminated.
(10)	Upon constructive termination, death, or disability, Mr. Joyce is entitled to an immediate pro-rata vesting of the PBRSU awards based upon the amount of service through the date of termination or death compared to the 5-year vesting term. In the case of termination following a change of control, all unvested PBRSU awards will immediately vest with the maximum performance level under the terms of the award assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2012 of $33.62, and solely in the case of a termination following a change of control, 207.5% vesting leverage, which is the maximum leverage permitted under the PBRSU grant.

Mr. White

The following table shows the potential payments upon termination, with or without a change in control, for Mr. White:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	464,423	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	1,069,500	—	—
Health and Welfare Benefits(3)	18,459	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	6,000,000	—
Life Insurance Benefits(6)	—	—	—	1,345,000
Long-Term Incentives:
Stock Options(7)	60,925	444,502	—	—
Restricted Stock Grants(8)	66,097	937,864	—	—
PVRSUs(9)	—	698,220	—	—

(1)	Amount represents continued payment of Mr. White’s base salary, based on his salary as of December 31, 2012, for 70 weeks.
(2)	Amount represents 200% of Mr. White’s annual base salary as of December 31, 2012, plus 200% of Mr. White’s annual target bonus amount for 2012.
(3)	Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. White for continued coverage under our medical and dental plans for 70 weeks, based on Mr. White’s elected coverage as of December 31, 2012.
(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. White would be entitled to receive under the Choice disability program as of December 31, 2012 through the month in which he reaches age 65.
(6)	Amount represents the estimated value of the proceeds payable to Mr. White’s beneficiary upon his death.
(7)

For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2012 of $33.62.
(8)	For termination without cause or with good reason, restricted stock granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2012 of $33.62.
(9)	For termination without cause or with good reason, PVRSUs granted after August 1, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2012 of $33.62, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pacious

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Agreement(1)	578,846	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	1,333,000	—	—
Health and Welfare Benefits(3)	806	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	5,400,000	—
Life Insurance Benefits(6)	—	—	—	1,430,000
Long-Term Incentives:
Stock Options(7)	71,806	483,950	—	—
Restricted Stock Grants(8)	77,864	2,228,367	—	—
PVRSUs(9)	—	681,477	—	—

(1)	Amount represents continued payment of Mr. Pacious’ base salary, based on his salary in effect on December 31, 2012, for 70 weeks.
(2)	Amount represents 200% of Mr. Pacious’ annual base salary as of December 31, 2012, plus 200% of Mr. Pacious’ annual target bonus amount for 2012.
(3)	Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pacious’ elected coverage as of December 31, 2012.
(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(5)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2012 through the month in which he reaches age 65.
(6)	Amount represents the estimated value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.
(7)	For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2012 of $33.62.

(8)	For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards will immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2012 of $33.62.
(9)	For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for 70 weeks. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2012 of $33.62, and solely in the case of a termination following a change of control, 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper

The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	317,308	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	990,000	—	—
Health and Welfare Benefits(3)	13,185	18,459
Disability Income(4)	—	—	5,700,000	—
Life Insurance Benefits(5)	—	—	—	1,330,000
Long-Term Incentives:
Stock Options(6)	—	466,702	—	—
Restricted Stock Grants(7)	—	614,910	—	—
PVRSUs(8)	—	573,288	—	—

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 31, 2012, for 50 weeks.
(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 31, 2012, plus 200% of his annual bonus target for 2012.
(3)	For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 50 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2012. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2012.
(4)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2012 through the month in which he reaches age 65.
(5)	Amount represents the estimated value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.
(6)	In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2012 of $33.62.
(7)	In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2012 of $33.62.

(8)	In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. The values presented represent the value of the stock based on the closing share price on December 31, 2012 of $33.62, and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu

The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	437,500	—	—	—
Benefits & Perquisites:
Cash Severance(2)	—	975,000	—	—
Health and Welfare Benefits(3)	18,459	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)	—	—	5,100,000	—
Life Insurance Benefits(6)	—	—	—	1,325,000
Long-Term Incentives:
Stock Options(7)	70,731	141,476	—	—
Restricted Stock Grants(8)	—	200,711	—	—

(1)	Amount represents continued payment of Ms. Wu’s base salary, based on her salary as of December 31, 2012, for 70 weeks.
(2)	Amount represents 200% of Ms. Wu’s annual base salary as of December 31, 2012, plus 200% of her annual bonus target for 2012.
(3)	Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2012.
(4)	Amount represents the estimate value of Choice’s standard senior executive outplacement service.
(5)	Amount represents the aggregate of the current monthly benefit payments at $25,000 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2012 through the month in which she reaches age 65.
(6)	Amount represents the estimated value of the proceeds payable to Ms. Wu’s beneficiary upon her death.
(7)	For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2012 of $33.62.
(8)	For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. As of December 31, 2012, none of restricted stock granted to Ms. Wu is scheduled to vest in the 70 weeks following the assumed termination date. In the case of termination following a change of control, all restricted awards immediately vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2012 of $33.62.

Mr. Haase Severance Agreement

Mr. Haase’s employment with Choice was terminated on May 31, 2012. Pursuant to his Severance Agreement with Choice, upon involuntary termination, Mr. Haase will continue to receive payment of his salary and benefits, and continue to participate in our annual incentive compensation plan, for an 18-month period, from

June 1, 2012 to November 30, 2013 (the “Haase Severance Period”). The Severance Agreement imposes non-competition and non-solicitation obligations on Mr. Haase during the Haase Severance Period and requires him to execute a general release in favor of Choice.

Accordingly, pursuant to his Severance Agreement, Mr. Haase is entitled to receive the following during the Haase Severance Period:

•	base salary;

•	payment of the 2012 incentive bonus at target;

•	medical and dental benefits to the same extent as at termination and with Choice to continue its employer contribution for such benefits;

•	continued vesting of his outstanding and unvested stock options and restricted stock awards;

•	reimbursement of cell phone charges up to $250 per month;

•	participation in the Executive Stay At Choice program up to a total reimbursement of $5,000;

•	long-term disability coverage; and

•	continued participation in Choice’s Flexible Perquisite Program through December 25, 2012.

As conditioned to his receipt of the payments and benefits above, Mr. Haase agreed that if he becomes employed during the Haase Severance Period, Choice is entitled to offset the salary and bonus payments required above with any new salary or bonus compensation earned by Mr. Haase. However, the Severance Agreement permits Mr. Haase to provide consulting to third parties without offset so long as such services do not exceed $5,000 per month and are not provided to any person or entity who competes with Choice.

The following table sets forth the payments made (or to be made, as applicable) to Mr. Haase in connection with his termination of employment with Choice on May 31, 2012.

Payments and Benefits Upon Termination	Value ($)
Compensation:
Salary Continuation under Severance Agreement(1) Annual Incentive Bonus under Severance Agreement (2)	618,000 226,600

Benefits & Perquisites:
Health and Welfare Benefits(3)	27,700
Cell Phone Allowance(4)	4,500
Outplacement Services (5)	18,000
Stay at Choice Program(6)	5,000
Life Insurance Benefits(7)	6,252

Long-Term Incentives:
Stock Options(8)	229,220
Restricted Stock(9)	920,376
PVRSUs (10)	177,802

(1)	Amount represents continued salary through the end of the Haase Severance Period.
(2)	Amount represents the target 2012 MIP payment for Mr. Haase, which amount was paid in February 2013.
(3)	Amount represents Choice’s cost of providing medical and dental benefits to the same extent in effect as of May 31, 2012, and for long-term disability, through the end of the Haase Severance Period.

(4)	Amount shown at the maximum reimbursable allowance amount.
(5)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.
(6)	Represents maximum payment during the Haase Severance Period.
(7)	Amount represents the continuation of this benefit through the Haase Severance Period.
(8)	Amount represents the value of stock options vesting during the Haase Severance Period due to the continued vesting provision of Mr. Haase’s Severance Agreement. Amount represents the intrinsic value of the stock options vesting during this period, based on the stock price on May 31, 2012, the date of Mr. Haase’s termination, which was $36.39.
(9)	Amount represents the value of restricted stock vesting during the Haase Severance Period due to the continued vesting provision of Mr. Haase’s Severance Agreement. Amount represents the value of the restricted stock vesting during this period, based on the stock price on May 31, 2012, the date of Mr. Haase’s termination, which was $36.39.
(10)	Amount represents the value of PVRSUs vesting during the Haase Severance Period due to the continued vesting provision of Mr. Haase’s Severance Agreement. Amounts represent the value of PVRSUs vesting during the period, based on the closing stock price of $36.39 on May 31, 2012.

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2012

During 2012, non-employee directors were entitled to receive the following cash and equity compensation:

	Compensation ($)
Annual Retainer—Stock
Members—Independent	110,000	(1)

Annual Retainer—Cash
Board Member (up to 7 meetings)	45,000
Audit Committee Member (up to 6 meetings)	10,000
Compensation Committee Member (up to 4 meetings)	6,000
Corporate Governance and Nominating Member (up to 2 meetings)	3,000
Diversity Committee Member (up to 2 meetings)	3,000
Audit Committee Chair	15,000
Compensation Committee Chair	7,500
Corporate Governance and Nominating Chair	4,000
Diversity Committee Chair	4,000
Lead Independent Director	20,000

Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	1,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.

The following table illustrates the compensation paid to non-employee directors during 2012:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott A. Renschler	49,000	110,001	657	159,658
William L. Jews	67,000	110,001	1,274	178,275
John T. Schwieters	81,000	110,001	6,927	197,928
Ervin R. Shames	103,500	110,001	294	213,795
Gordon A. Smith	57,000	110,001	—	167,001
Barbara T. Alexander	61,000	110,001	241	171,242
John P. Tague	68,000	110,001	—	178,001
David C. Sullivan(4)	2,000	—	2,230	4,230
Fiona P. Dias(4)	5,000	—	94	5,094

(1)	Mr. Joyce is not included in the table as he served as an employee of Choice during 2012 and does not receive any compensation for his role as director. Stewart Bainum, Jr., Chairman of the Board, is also an employee of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $235,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office space and office supplies.
(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2012, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: William L. Jews, 7,760; John T. Schwieters, 25,502; Ervin R. Shames, 29,688; Gordon A. Smith, 36,417; Scott A. Renschler, 15,615; Barbara T. Alexander, 0; and

John P. Tague, 2,177. Ms. Dias and Mr. Sullivan ceased service as Board members on April 30, 2012, resulting in the distribution of the deferred shares accumulated in their deferral accounts: Fiona P. Dias, 19,348; and David Sullivan: 18,175.

(3)	This column includes reimbursements and associated tax gross up payments for spousal travel to Board meetings not held at the Company’s headquarters, and related to the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels.
(4)	As previously noted, Mr. Sullivan and Ms. Dias ceased their service as Board members on April 30, 2012.

PROPOSAL 2 – APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2006 LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

On February 8, 2013, the Board, upon recommendation of the Compensation and Management Development Committee (the “Committee”), adopted an amendment to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”), subject to shareholder approval. The amendment, a copy of which is attached to this proxy statement as Appendix A, would increase the number of shares of Common Stock reserved for issuance under the Plan from 4,600,000 shares to 7,600,000 shares, of which 7,600,000 shares may be issued pursuant to stock options and a maximum of 4,496,478 shares may be issued as full value shares. As of February 28, 2013, there were 504,288 shares remaining available for issuance under the Plan.

If our shareholders do not approve the amendment to the Plan, no additional shares will become available for issuance under the Plan.

Approval of the Plan, as amended, will also constitute approval of the material terms of the performance goals contained in the Plan for purposes of enabling the Company to structure payments under the Plan in a manner intended to allow such payments to meet requirements under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code (the “Code”) for tax deductibility.

Rationale for Seeking Additional Shares

We use long-term incentives, including equity granted pursuant to the Plan, to align the interests of our officers, employees and directors with those of our shareholders and, as described in the Compensation Discussion and Analysis section of this proxy statement, to focus the efforts of our executives on our long-term strategic priorities. The Board believes its capacity to provide for awards of long-term incentives under the Plan is a key component of its ability to incentivize grantees to achieve superior performance and create long-term shareholder value, while providing an important retention tool. The Plan provides an efficient and effective means of making the Company’s compensation competitive with that of other companies in the Company’s industry and companies in other industries that compete for the same employees, some of which are larger than us and have greater financial resources.

In arriving at the proposed amount of increase in shares available under the Plan, for which shareholder approval is being sought, the Board and the Committee considered a number of factors including the desire to continue to be able to offer existing and future employees long-term incentives in the form of equity awards, the historical share usage under the Plan (both alone and in comparison to the Company’s peers), estimated future share needs under the Plan, the number of shares currently subject to outstanding awards under the Plan, and the views of proxy advisory firms, such as Institutional Shareholder Services. The Committee’s independent consultant provided advice and assistance in this regard. While the Company’s future equity award practices cannot be known at this time, and the Board and Committee have discretion to determine appropriate levels of future awards, the Board believes the amount of additional shares sought under the Plan will be sufficient to cover awards under the Plan for at least the next four years.

General

As of February 28, 2013, there were 2,690,007 shares of our Common Stock subject to outstanding grants, including 796,075 full value shares and 1,893,932 stock options. In addition, on that same date, there were 504,288 shares available for future grants under the Plan, of which 504,288 may be issued as stock options and a maximum of 502,105 may be issued as full value shares.

The maximum number of shares of Common Stock underlying options that may be issued to any person in a calendar year is 250,000. The maximum number of shares of Common Stock underlying restricted stock or restricted stock units that may be issued to any person in a calendar year is 250,000. The maximum number of shares underlying a performance award that may be issued to any person in a calendar year is 250,000.

Shares of Common Stock issued under the Plan may be authorized but unissued shares, reacquired shares or both. The number of shares considered issued under the Plan equals the number of shares issued upon exercise or settlement of an award. However, shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award, shares retained by or delivered to the Company to pay the exercise price or withholding taxes arising under an award and unissued shares resulting from settlement of stock appreciation rights in stock or net settlement of a stock option do not again become eligible for issuance as future awards under the Plan.

As of February 28, 2013 the closing price per share of the Common Stock was $38.03 as reported on the NYSE. Also, as of February 28, 2013, our executive officers, approximately 110 other employees, and our non-employee directors of the Company were eligible to participate in the Plan. Because participation and the types of awards under the Plan are discretionary, the benefits or amounts that will be received by any participants or groups of participants if the amendment of the Plan is approved are not currently determinable.

Unless terminated earlier by action of the Board, the Plan will terminate on February 13, 2016.

The following summary of the material provisions of the Plan is qualified in its entirety by reference to the complete text of the Plan, a copy of which is attached to this proxy statement as Appendix B.

Description of the Plan

Administration.    The Committee will administer the Plan (subject to the Board’s discretion to designate any other committee or subcommittee to administer the Plan).

Eligibility.    Any employee, officer or director of the Company or any of its affiliates is eligible to receive an award under the Plan.

Options.    Stock option grants may be either incentive stock options (within the meaning of Section 422 of the Code) or non-qualified stock options (options that do not qualify as incentive stock options for federal income tax purposes). The exercise price of an option cannot be less than the fair market value of a share on the grant date, unless granted in connection with a merger or acquisition as a replacement for options held by optionees of the acquired entity. The duration of incentive stock options cannot exceed ten years, or five years if granted to a ten percent shareholder. If an incentive stock option is granted to an individual ten percent shareholder, the exercise price must be at least 110% of the fair market value on the grant date.

Participants may exercise their options in whole or in part. The exercise of an option may be paid in cash or, if provided in an award agreement, stock or in a combination of cash and stock.

The Plan prohibits repricing of stock options and the exchange of out-of-money options for other awards or cash without shareholder approval.

Other Awards.    The Committee may grant stock subject to vesting restrictions; stock appreciation rights providing the right to the monetary equivalent of the increase in the value of a specified number of the Company’s shares over a specified period of time after the right is granted; restricted stock units, which are a conditional right to receive a share of stock in the future, subject to restrictions, including vesting restrictions; and performance-based and non-performance based incentive awards, ultimately payable in stock or cash or a combination thereof, which may be multi-year and/or annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

Performance Goals.    In establishing performance goals for awards intending to comply with Section 162(m) of the Code to be granted to covered employees, the Company will use one or more of the following business criteria either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award: operating income; earnings before interest, taxes, depreciation and amortization; earnings; cash flow; market share; sales or revenue; expenses; profit/loss or profit margin; working capital; return on equity or capital; earnings per share; stock price; price/earnings ratio; debt or debt-to-equity; balance sheet measurements; cash or assets; liquidity; economic value added; operations, mergers and acquisitions or divestitures; financing; franchisee operations; room occupancy rates; room turnover; customer satisfaction; revenue and/or royalties per available room; executed franchise contracts; and number of franchisees.

Adjustments for Changes in Capital Structure.    The maximum number of shares as to which awards may be granted under this Plan, the annual award limits and the terms of any outstanding award shall be adjusted proportionately in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for stock options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the shares available under the Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares to reflect a deemed reinvestment in shares of the amount distributed to the Company’s shareholders. Notwithstanding the foregoing or the terms of any agreement to the contrary, any adjustments required hereunder for any award shall, to the extent necessary to comply with Section 409A of the Code, be made in accordance with Section 409A (and any regulations thereunder).

Amendment and Termination.    The Board may at any time and for any reason amend or terminate the Plan, except that no alteration of amendment will be effective without shareholder approval if such approval is required by law, regulation, rule or order. Additionally, no termination or amendment may adversely alter or affect the terms of any outstanding awards without the consent of the affected participant.

Benefits of Additional Shares.    No awards have been made involving the additional shares that are subject to shareholder approval. Future benefits related to the issuance of such additional shares are discretionary and therefore not determinable.

Tax Consequences of the Plan

The following discussion of the federal income taxes of the Plan is intended to be a summary of the applicable federal laws as currently in effect. Foreign, state, and local tax consequences may differ and laws may be amended or interpreted differently during the term of the Plan or awards granted thereunder. Because federal income tax rules governing awards and related payments are complex and subject to frequent change, award holders are advised to consult their individual tax advisors.

Stock Options.    Incentive stock options and non-qualified stock options are treated differently for federal income tax purposes. Incentive stock options are intended to comply with the requirements of Section 422 of the Code. Non-qualified stock options do not comply with such requirements.

Only employees, and not non-employee directors, can be granted incentive stock options. An optionee is not taxed on the grant or an exercise of an incentive stock option. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an incentive stock option for at least two years following the option grant date and at least one year following the exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to an exercise of an incentive stock option before satisfying the one and two-year holding periods as described above, the optionee will generally recognize both ordinary income and capital gain in the year of the disposition. The amount of ordinary income will be the lesser of (i) the amount realized upon disposition less the optionee’s adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the option price. The balance of the consideration received on such a distribution will be long-term capital gain if the stock had been held for at least one year following the exercise of the incentive stock option and otherwise will be short-term capital gain. The Company is not entitled to an income tax deduction on the grant or exercise of an incentive stock option or on the optionee’s disposition of the shares after satisfying the holding requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

In order for an option to qualify for incentive stock option tax treatment, the grant of the options must satisfy various conditions (e.g., the limitation of $100,000 of stock underlying incentive stock options that may vest in one year) and the option holder must satisfy certain conditions, including exercising the option while an employee or within a short period of time after ceasing to be an employee, and holding the shares acquired upon exercise of the option for a specified period of time. In the event an option intended to be an incentive stock option fails to so qualify, it will be taxed as a non-qualified stock option as described in the next paragraph.

An optionee is not taxed on the grant of a non-qualified stock option. On exercise, however, the optionee recognizes ordinary income equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. Any gain (or loss) on subsequent disposition of the shares is long-term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

Stock Appreciation Rights.    The grant of a SAR is generally not a taxable event for a participant. Upon exercise of the SAR, the participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of any shares received. The Company will be entitled to a tax deduction at the same time for the same amount. If the SAR is settled in shares, the participant’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains (or losses) will be taxable as long-term capital gains if the participant held the shares for more than one year.

Restricted Stock and Restricted Stock Units.    Generally, grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will receive a corresponding deduction. A grantee of restricted stock may elect under Section 83(b) of the Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the shares on the date of the award (less the purchase price, if any), determined without regard to the restrictions.

Company Deduction and Section 162(m).    For the individual serving as the chief executive officer of the Company at the end of the taxable year, and for the individuals serving as officers of the Company or a subsidiary at the end of such year who are among the three highest compensated officers (other than the chief financial officer) for proxy reporting purposes, Section 162(m) of the Code limits the amount of compensation otherwise deductible by the Company and its subsidiaries for such year to $1,000,000 for each such individual except to the extent that such compensation is “performance-based compensation.” The Company expects that non-qualified stock options and incentive stock options should qualify as performance-based compensation. The

Committee may establish performance conditions and other terms with respect to grants of restricted stock and restricted stock units in order to qualify such grants as performance-based compensation for purposes of Section 162(m) of the Code. At the time of grant, the Committee will determine the extent to which such grant is intended to be performance-based compensation for purposes of Section 162(m) of the Code. In addition, the Committee will certify the extent to which the performance criteria have been satisfied before any payment is made that is intended to qualify as performance-based compensation.

The material terms of performance-based compensation, including eligibility, individual limits and performance goals described above, must be approved by the shareholders at least every five years as required by Section 162(m) of the Code. Approval of the material terms will extend approval of the material terms for an additional five years.

Tax Withholding.    To the extent required by applicable federal, state, local or foreign law, a participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an award.

Board Recommendation

The Board recommends that shareholders vote FOR the approval of the proposed amendment to our Plan to increase the number of shares of Common Stock reserved for issuance.

PROPOSAL 3—APPROVAL OF MATERIAL TERMS

FOR INCENTIVE COMPENSATION UNDER THE COMPANY’S EXECUTIVE INCENTIVE COMPENSATION PLAN

On February 8, 2013, the Board adopted the Choice Hotels International, Inc. Executive Incentive Compensation Plan (the “EICP”). The EICP provides for short-term cash incentive awards to the Company’s chief executive officer and other designated executive officers. In order to allow payments under the EICP to qualify as tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) we are asking shareholders to approve the material terms for the payment of incentive compensation to the Company’s executive officers under the EICP. If shareholders approve this proposal, the compensation paid pursuant to such material terms may be deductible by the Company under Section 162(m). If shareholders do not approve this proposal, awards and payments may still be made under the EICP, however some or all of any such payments may not be deductible by the Company.

In general, Section 162(m) provides that no federal income tax business expense deduction is allowed to a Company for annual compensation in excess of $1 million paid to its chief executive officer and three other most highly compensated officers excluding the chief financial officer (the “covered executive officers”). However, under the Code there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more criteria that apply to an individual, a business unit or the Company as a whole, and may be measured on an absolute basis or on a relative basis and on a GAAP or non-GAAP basis. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Shareholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount.

Description of the EICP

The following description of the key terms of the EICP is subject to the specific provisions contained in the full text of the EICP set forth as Appendix C. Capitalized terms used herein and not defined shall have the same meanings as set forth in the EICP.

Purpose of the EICP.    The EICP is an important part of the Company’s overall compensation program. It allows the Company to make short-term incentive awards to the Company’s officers. The purpose of the EICP is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its subsidiaries.

Eligibility.    Participation in the EICP is limited to the Company’s covered executive officers (collectively “Participants”).

Administration.    The EICP will be administered by the Compensation and Management Development Committee of the board of directors (the “Committee”). The Committee has the authority to (i) select the Participants to whom Awards shall be granted; (ii) designate the Performance Period; and (iii) specify the terms and conditions for the determination and payment of each Award. Except as otherwise provided by the board of directors and subject to applicable laws, the Committee has the full and final authority in its discretion to establish rules and take all actions determined by the Committee to be necessary in the administration of the EICP, including, without limitation, interpreting the terms of the EICP and any related documents, rules, or regulations and deciding all questions of fact arising in their application. All decisions, determinations and interpretations of the Committee are final, binding and conclusive on all persons, including the Company, its subsidiaries, its shareholders, the Participants and their estates and beneficiaries.

Performance Goals.    Payment of a cash incentive to the executive officers intended to satisfy the requirements for qualified performance-based compensation will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Committee for the executive officer for each performance period. Performance goals will be based on one or more of the following business criteria:

•	Operating income;

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

•	Earnings;

•	Cash flow;

•	Market share;

•	Sales or revenue;

•	Expenses;

•	Profit/loss or profit margin;

•	Working capital;

•	Return on equity or capital;

•	Earnings per share;

•	Stock price;

•	Total Shareholder Return;

•	Price/earnings ratio;

•	Debt or debt-to-equity;

•	Balance sheet measurements;

•	Cash or assets;

•	Liquidity;

•	Economic value added (“EVA”);

•	Operations;

•	Mergers and acquisitions or divestitures;

•	Franchisee operations;

•	Average daily room rates;

•	Room occupancy rates;

•	Room turnover;

•	Customer satisfaction;

•	Revenue and/or royalties per available room;

•	Executed franchise contracts;

•	Total contract value;

•	Royalty fees;

•	Effective royalty rate;

•	Franchisee retention rates;

•	Relicensing/renewal contracts;

•	Executed contract opening success;

•	Liquidated damage collections;

•	Procurement services revenue;

•	Property management system installations; and/or

•	Number of franchises.

Performance Period.    The performance period for awards made under the EICP may be established by the Committee but will be no less than six months and no more than two years.

Maximum Award.    The maximum Award that may be paid to any Participant under the EICP for any twelve (12)-month period in a performance period shall not exceed three million dollars ($3,000,000).

Awards.    Within 90 days after the commencement of each performance period, or the number of days that is equal to 25% of such performance period, if less, the Committee shall select, in writing, the Participants to whom Awards shall be granted, designate the performance period, and specify the terms and conditions for the determination and payment of such Awards.

Committee Certification.    As soon as practicable after the end of each performance period, the Committee shall determine the amount of the Awards to be paid to each Participant and shall certify its determination in writing.

Payment of Awards.    All awards will be paid in cash. Awards shall be paid to Participants following the Committee’s certification no later than March 15 of the year following the close of the performance period, unless all or a portion of an Award is deferred pursuant to an election the Participant has timely and validly made under Section 409A of the Code.

Clawback.    Any Award granted pursuant to the EICP shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise.

Amendment and Termination.    The board of directors or the Committee may at any time alter, amend, suspend or terminate the EICP, in whole or in part, provided, however, that no amendment that requires shareholder approval in order to maintain qualification of the Awards as performance-based compensation under Section 162(m) shall be made without such approval. If changes are made to Section 162(m) or the related regulations that permit greater flexibility with respect to any Award, the Committee may make adjustments to the EICP and/or Awards as it deems appropriate.

New Plan Benefits.    Awards under the EICP are determined based on future performance and, therefore, future actual Awards cannot now be determined.

Federal Income Tax Consequences

The following is a brief summary of the material United States federal income tax consequences associated with Awards granted under the EICP. The summary is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a Participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the Participant may reside. The tax consequences for any particular Participant may vary based on individual circumstances.

Participants will recognize ordinary income equal to the amount of the Award received in the year of receipt (assuming, in the case of Participants who make an election to defer receipt of payment of their Award that such election is timely and validly made under Section 409A of the Code). That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the EICP payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements of deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the Participant.

Board Recommendation

The Board recommends a vote FOR the approval of the material terms for payment of incentive compensation under the Company’s Executive Incentive Compensation Plan.

PROPOSAL 4—ADOPTION AND APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

As part of the Corporate Governance and Nominating Committee’s annual review of the Company’s corporate governance policies and practices, the Committee recommended that the Board approve an amendment to the Company’s Restated Certificate of Incorporation (the “Charter”) to eliminate the classification of the Board of Directors over a three year period and provide for an annual election of all directors beginning at the 2016 Annual Meeting of Shareholders. On February 8, 2013, the Board of Directors adopted an amendment to the Charter (the “Charter Amendment”) which would phase out the classification of the Board and recommended that the Charter Amendment be submitted to the Company’s shareholders for approval. We are asking shareholders to approve the Charter Amendment.

Article 7 of the Charter currently provides that the Company’s directors are divided into three classes, with the term of one class expiring each year and the directors in each class serving three-year terms. If the Charter Amendment is approved and becomes effective, directors elected at or before the 2013 Annual Meeting of Shareholders will continue to serve out their three-year terms, but directors elected after the 2013 Annual Meeting of Shareholders will be elected to one-year terms. Therefore, beginning with the 2016 Annual Meeting of Shareholders, the entire Board will be elected on an annual basis.

The Charter Amendment would not affect the term of the class of directors elected at this 2013 Annual Meeting of Shareholders, or the terms of classes elected in 2012 and 2011. As a result, beginning with the 2016 Annual Meeting of Shareholders, all directors will stand for election at each annual meeting for one year terms. The Charter Amendment would not change the present number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.

Delaware corporate law provides, unless otherwise provided in the certificate of incorporation, that members of a board that is classified may be removed only for cause. At present, because the Board is classified, the Charter and the bylaws provide that the members of the Board are removable only for cause. The Charter Amendment provides that, once the Board has become declassified in 2016, directors may be removed with or without cause.

The Charter Amendment would also provide that, upon the annual election of the entire Board at the 2016 Annual Meeting of Shareholders, a director appointed to a vacancy or new directorship would serve for a term expiring at the next Annual Meeting of Shareholders following his or her appointment.

The foregoing description of the Charter Amendment is a summary and is qualified by and subject to the full text of the Charter Amendment, which is attached to this proxy statement as Appendix D.

If the Charter Amendment is approved, the Board intends to cause the Charter Amendment to be filed with the Secretary of State of the State of Delaware following the annual meeting and adopt conforming amendments, if necessary, to the Company’s Amended and Restated Bylaws. Even if the Charter Amendment is approved, the Board reserves the right not to effect the filing of the Charter Amendment with the Secretary of State of the State of Delaware if the Board determines it not to be in the best interests of the Company and its shareholders to effect the declassification of the Board. If the Charter Amendment is not approved, our Board will remain classified.

Board Recommendation

The Board recommends that shareholders vote FOR the approval of the Charter Amendment.

PROPOSAL 5—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee (“Compensation Committee”) actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, our executive compensation program is designed to incentivize achievement of short-and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders. To that end, as noted in the Compensation Discussion and Analysis, in 2012 we adopted an anti-hedging policy as part of our Insider Trading Policy, and in 2013 we adopted clawback policy that requires senior executives to pay back previous cash incentive plan distributions in the event that the Company materially restates its financial results as a result of significant non-compliance with financial reporting requirements.

Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

•

Provide an attractive mix of salary and annual short- and long-term incentive compensation at competitive levels, as appropriate for public companies of our size, to enable the recruitment and retention of highly qualified executives;

•	Link pay to corporate and individual performance to encourage and reward excellence and contributions that further our Company’s success;

•	Align the interests of executives with those of our shareholders through grants of equity-based compensation that also provide opportunities for ongoing executive ownership; and

•	Foster long-term focus required for success in the hospitality industry through equity incentives that vest over time.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”

The vote is advisory and is not binding on the Board. However, the Compensation Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.

Board Recommendation

The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 6—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2013. During fiscal year 2012, PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services. See Principal Auditor Fees and Services below.

As a matter of good corporate governance, the appointment of PricewaterhouseCoopers LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Auditor Fees and Services

During fiscal years 2012 and 2011, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements relating to fiscal years 2012 and 2011, and fees incurred for other services rendered by PricewaterhouseCoopers LLP relating to those periods.

Fees	Fiscal Year Ended December 31, 2012	Fiscal Year Ended December 31, 2011
Audit Fees	$880,095	$903,869
Audit Related Fees(1)	$149,100	$82,100
Tax Fees(2)	$181,196	$75,305
All Other Fees(3)	$3,600	$3,600

Total	$1,213,991	$1,064,874

(1)	Audit Related Fees primarily include Franchise Disclosure Document consents, review of the Company’s proxy statement, audits of the Company’s marketing and reservations activities and other miscellaneous assurance services. For 2012, Audit Related Fees also included an audit in connection with the Company’s registration and sale of debt securities.
(2)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.
(3)	All Other Fees include renewal fees for the online Comperio accounting research software program provided by PricewaterhouseCoopers LLP.

Board Recommendation

The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 7—SHAREHOLDER PROPOSAL REQUESTING A REPORT ON SHOWERHEADS

A shareholder has represented that he and his wife are the beneficial owners of 80 shares of Choice common stock and that he plans to present the proposal below for consideration at the Annual Meeting. In accordance with applicable rules of the SEC, the proposal and supporting statement, for which Choice accepts no responsibility, are set forth below exactly as they were submitted. The Company will provide the name and address of the shareholder proponent upon oral or written request of any shareholder.

Resolved: Choice Hotels International Inc. shall write a report on showerheads that deliver no more than 1.75 gallons per minute (gpm) of flow-or a lower number (such as 1.6 and/or 1.5gpm). A mechanical switch that will allow for full water flow to almost no flow shall be considered. Energy usage, anticipated guest and hotel owner reaction, installation logistics and related factors shall be considered.

Discussion: Most scientists and engineers who have studied the data and the technical underpinnings have concluded that global warming is a major problem of our time. Greenhouse gasses resulting from burning fossil fuels used to heat water are a major contributor to global warming. Think how long a stove burner takes to heat a pot of water. Typical showers require much more hot water and consume a significant fraction of the energy used in hotels. Additionally, fossil fuel usage has strategic, balance of payments and environmental implications. Simply reducing water consumption is also a benefit.

The hotel industry has reduced energy consumption. Indeed, saved energy is a cost savings. But has enough been done? Changes made to date have generally been transparent to the guest. Understandably, perhaps because of undue concern with anticipated perceptions of some guests, concerns that may never materialize, there can be hesitancy to taking additional steps. Times have changed. The latest studies of global warming indicate that proactive efforts are required. Guests may welcome what is proposed. Hotel profitability will increase. Well performing maximum 1.75 gpm showerheads (or lower) are on the market. In some fluid mechanics effects are utilized to improve the shower experience. Shower quality, effectiveness and experience may be no different than that of a higher flow rate showerhead. An on to mostly off showerhead switch will significantly contribute to lowered energy consumption and is a possible option. Installation will take minutes.

I have a Ph.D. degree in Mechanical Engineering. I have followed the global warming discussion for years, have worked in the energy field and am aware of pertinent engineering and other trade-offs. What is being proposed is not a total solution, but is one of the simplest and most cost effective contributors to a solution. I urge stockholders to vote in favor of this resolution to have Choice Hotels International write a report addressing the subject and issues.

Board Recommendation

While the Board supports efforts to enhance sustainability and is committed to good environmental practices, and the Company has a strong record of supporting such initiatives, including through the Company’s “Room to be Green” program, which encourages our franchisees to implement “green” practices such as the use of low flow showerheads, the Board makes NO RECOMMENDATION with respect to this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Amended and Restated Basic Policies of the Board of Directors. This policy requires Board approval of any material transactions between the Company and its directors, officers, shareholders, employees or agents and affiliates. For this purpose, the Company’s Legal Department determines which transactions may be viewed as material transactions requiring Board approval under the policy. Except as described in this paragraph, the Board does not apply pre-determined standards in reviewing material transactions. Board approval is also required for investments by directors, officers or employees in certain entities that compete with, supply to or purchase from the Company unless such investments are in securities of a company that is listed on a national securities exchange or is regularly traded by national securities dealers (provided that the investments do not exceed one percent of the market value of the outstanding securities of such company). Investments in Manor Care, Inc. and Sunburst Hospitality Corporation and their affiliates are exempted from the policy. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.

Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of 12 Choice franchised hotels as of December 31, 2012. The Chairman of the Board, Stewart Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2012 was approximately $2.6 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 1.75% and 5.0% of monthly gross room revenues; (b) a marketing fee of between 0.7% and 2.1% of monthly gross room revenues plus $0.28 per day multiplied by the specified room count; and (c) a reservation fee of 0.88% to 1.75% of monthly gross room revenues. The marketing fee and the reservation fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.

In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provides that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, and (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000, and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart Bainum, Jr., in 2008, which was amended effective January 1, 2012 to effect an $35,000 increase in the annual salary payable under the agreement. Pursuant to this agreement, Mr. Bainum is paid an annual salary of $235,000, may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.

In October 2007, the Company entered into a lease for certain office space in Chevy Chase, Maryland, for the purpose of providing office space to Stewart Bainum, Sr., a principal shareholder of the Company and father of our Chairman. In August 2012, the Company entered into a lease amendment to extend the initial five-year term for an additional period of three years. The terms of the lease, as amended, require the Company to make rent payments totaling $360,250 during the initial five-year term and $253,334 during the three-year extension. The Company currently provides use of the entire leased space to Stewart Bainum, Sr. free of charge and reimburses him for the taxes incurred related to the personal use of the office space, which reimbursements are approximately $40,000 per year.

The Company subleases space in its Silver Spring, Maryland headquarters complex for use by the Commonweal Foundation (“Commonweal”), a non-profit organization that supports educational programs and projects assisting disadvantaged youth. Barbara Bainum, the sister of Stewart Bainum, Jr., is the Chairman of the Board of Commonweal and other Bainum family members, including Scott A. Renschler and Stewart Bainum, Sr., the father of our Chairman, are members of the Board of Directors of Commonweal. Ms. Bainum served on the Company’s Board of Directors from 1996 until 2004. Beginning in August 2004, the Company donated a portion of the value of the subleased space to Commonweal, and Mr. Bainum paid the remaining portion of rent for the space used by Commonweal. Beginning in April of 2010 and continuing through March 2013 (which is the expiration date of the Company’s master lease), the Company is providing the entire space utilized by Commonweal (currently approximately 4,900 square feet) without charge to Commonweal, and Mr. Bainum no longer makes any payments to Choice with respect to Commonweal’s use of the subleased office space. During 2012, the aggregate value of the space provided to Commonweal was approximately $110,000.

The Company maintains an Aircraft Lease Agreement with LP_C, LLC (“LPC”), which is owned by Stewart Bainum, Stewart Bainum, Jr., Barbara Bainum and Roberta Bainum. The agreement permits the Company to lease from time to time the aircraft owned by LPC. During 2012, the Company incurred a total of $0.3 million for aircraft usage pursuant to the agreement. The Company believes the terms of the aircraft lease are more favorable to the Company than those that could be obtained from non-related parties.

In December 2008, the Company’s Board of Directors approved an arrangement with Realty to permit Realty to utilize the services of one particular Choice employee from Choice’s Corporate Business & Strategy group. The approved transaction was memorialized in a Consulting Agreement dated March 1, 2009. Per the terms of the consulting agreement, Realty and its affiliates are permitted to utilize up to 50% of the designated employee’s overall working time, and in return is required to reimburse Choice for 50% of the Company’s overall cost associated with the individual’s employment (including base salary, bonus compensation and benefits). During 2012, Realty made approximately $200,000 in reimbursement payments to Choice pursuant to the consulting agreement. In January 2013, the Company and Realty terminated the Consulting Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “Commission”), the NYSE and the Company. Based solely on the Company’s review of the forms filed with the Commission and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2012.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board of Directors has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Mr. Schwieters as Chairman, Ms. Alexander, and Messrs. Shames and Tague. The Audit Committee is composed of four independent directors within the meaning of the NYSE’s rules.

Report of the Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, the Company’s audited financial statements as of and for the year ended December 31, 2012. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to PricewaterhouseCoopers LLP in 2012 for audit and non-audit services appears below under the heading Principal Auditor Fees and Services. All of the services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John T. Schwieters, Chairman

Barbara T. Alexander

Ervin R. Shames

John P. Tague

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2014 Annual Meeting must submit such proposal so that it is received by the Company’s Corporate Secretary no later than December 3, 2013.

A shareholder who intends to present a proposal at the 2014 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2014 Annual Meeting, must deliver notice to the Company no later than February 25, 2014, but not prior to January 26, 2014.

A shareholder who intends to nominate one or more persons for election to the Board of Directors at the 2014 Annual Meeting must deliver notice to the Company no later than February 25, 2014, but not prior to January 26, 2014. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (f) the consent of each nominee to serve as a director of the Company if so elected.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., One Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5026. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board does not know of any matters which will be brought before the 2013 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

Appendix A

AMENDMENT TO

THE CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

The 2006 Long-Term Incentive Plan (“Plan”) is hereby amended, effective April 25, 2013, as follows:

A.        Section 3.01(a) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Awards under the Plan by three million (3,000,000) for a total of seven million six hundred thousand (7,600,000).

B.        Section 3.01(b) of the Plan is hereby amended by increasing the number of Shares that may be issued as Stock Awards or Stock Unit Awards by two million two hundred fifty thousand (2,250,000) for a total of four million four hundred ninety-three thousand four hundred seventy-eight (4,493,478).

C.        Section 3.01(c) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Incentive Stock Options under the Plan by three million (3,000,000) for a total of seven million six hundred thousand (7,600,000).

Except as set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

A-1

Appendix B

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.01. Purpose.    The purpose of the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan is to provide to eligible employees, officers and directors who are primarily responsible for the continued growth and success of Choice Hotels International, Inc. an opportunity to increase their (or acquire a) proprietary interest in the Company. The Plan also enables the Company to continue to attract, retain and reward the best available talent for the Company’s continued profitable performance.

1.02. Effective Date and Duration of Plan.    Unless terminated earlier by the Board, this Plan is effective for a 10-year period beginning on the date on which the Plan is adopted by the Board; provided that no Shares may be awarded prior to stockholder approval of the Plan and any other Awards granted prior thereto are expressly conditioned upon such approval. Any Awards that are made under the Plan prior to the termination date shall continue in effect in accordance with the terms of the Agreement after that date.

ARTICLE II

DEFINITIONS

2.01. Affiliate means any corporation, partnership, limited liability company, limited liability partnership, business trust, or other entity controlling, controlled by or under common control with the Company. Notwithstanding the preceding sentence, except as otherwise provided by the Committee, this term shall not include any entity of which at least fifty percent (50%) of the combined voting power of the entity’s outstanding securities is owned, directly or indirectly, by the Bainum Family Group.

2.02. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an award of Phantom Shares or an Option granted to such Participant.

2.03. Award means any Stock Award, award of Phantom Shares or Option granted under the Plan.

2.04. Bainum Family Group means (a) Stewart Bainum, his wife, their lineal descendants (and their spouses so long as they remain spouses) and the estate of any of the foregoing persons, and (b) any partnership, trust, corporation or other entity to the extent any shares (or their equivalent) of such entity are considered to be beneficially owned by any person or estate referred to in subsection (a) above.

2.05. Board means the Board of Directors of the Company.

2.06. Cause means (i) dishonesty; (ii) gross negligence or willful misconduct; (iii) fraudulent or unethical conduct; (iv) unreasonable neglect or refusal to perform the Participant’s duties; (v) Participant’s unauthorized use for his or her own benefit or transfer to a third-party of any confidential or proprietary information of the Company or any Affiliate, (vi) a breach of the terms of Participant’s employment or other agreement with the Company (or any Affiliate); (vii) a violation of the established policies of the Company (or any Affiliate); (viii) conduct constituting a felony or other crime involving moral turpitude; or (ix) willful or malicious conduct which causes injury to the Company’s (or an Affiliate’s) business or reputation or otherwise adversely affects the interests of the Company or an Affiliate.

2.07. Change in Control means the earliest date on which:

(a) There shall be a change in the ownership or control of the Company effected through either the acquisition, directly or indirectly, by any person or group of persons acting in concert (other than (i) the Company or any Affiliate, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, or (iii) the Bainum Family Group) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty (50%) percent of the combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders or otherwise, who do not own fifty percent (50%) on the date this Plan is adopted;

(b) There is a consolidation or merger of the Company with another entity (other than an Affiliate) in which the Company’s shareholders (determined as of immediately prior to the consummation of the consolidation or merger) own (directly or indirectly) less than fifty percent (50%) of the shares of the surviving entity;

(c) The complete liquidation or dissolution of the Company;

(d) The sale or other disposition of all or substantially all of the assets of the Company to another person or entity (other than an Affiliate);

(e) The date as of which less than fifty percent (50%) of the Company’s Board is no longer made up of individuals who were, as of the date this Plan was approved by the stockholders, members of that Board (the “Incumbent Board”), provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall, for purposes of the Plan, be considered as a member of the Incumbent Board (excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or

Notwithstanding the foregoing, in the event that the Bainum Family Group cease (in the aggregate) to own, directly or indirectly, at least thirty-three percent (33%) of the combined voting power of the Company’s outstanding securities, “fifty percent (50%)” shall be replaced by “thirty-three percent (33%)” wherever it appears in subsection (a) above.

2.08. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.09. Committee means the Committee or Committees referred to in Section 4.01 of the Plan; provided, that the Board may, in its sole discretion consistent with applicable law, act in the place of the Committee in making Awards or taking any other actions hereunder. If at any time no Committee shall be in office or exist, the functions of the Committee specified in the Plan shall be exercised by the Board.

2.10. Company means Choice Hotels International, Inc., a Delaware corporation, or any successor corporation.

2.11. Covered Employee means an employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.12. Director means a member of the Board or the board of directors (or other governing board) of any Affiliate.

2.13. Disability means total and permanent disability as defined in Section 22(e)(3) of the Code.

2.14. Employee means all persons employed as an employee by the Company or any Affiliate, whether full-time or part-time.

2.15. Exchange Act means the Securities Exchange Act of 1934, as amended, and in effect.

2.16. Fair Market Value means, on any given date, the value of a Share as determined by the Committee in good faith. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any date is the amount equal to the mean between the high and low prices reported on the New York Stock Exchange (or on any other national securities exchange, including the Nasdaq National Market, on which the Stock is then listed) for that date or, if no Shares were traded on that date, the mean between the high and low prices as reported for the first day prior thereto in which Shares were traded. Notwithstanding the foregoing, the Committee shall, to extent that Section 409A of the Code applies, use a valuation methodology that meets the requirements of Section 409A.

2.17. Grant Date means the date on which an Award is approved by the Committee or such later date as may be directed by the Committee.

2.18. Incentive Stock Option means any Option granted under this Plan that qualifies as an “incentive stock option” under Section 422 of the Code.

2.19. Nonqualified Stock Option means any Option granted under this Plan that does not qualify as an “incentive stock option” under Section 422 of the Code.

2.20. Option means an option that entitles the holder to purchase from the Company a stated number of Shares at the Option Price set forth in an Agreement.

2.21. Option Price means the per-Share price at which a Share may be purchased under an Option or, in the case of a SAR, the per-Share price specified in the SAR Agreement.

2.22. Participant means an Employee or Director who is selected by the Committee in accordance with Article V to receive a Stock Award, an award of Phantom Shares, an Option or a combination thereof.

2.23. Performance Goals means the written goals established by the Committee for a Performance Period as provided in Section 9.04.

2.24. Performance Period means a period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured.

2.25. Phantom Shares means an award of either (a) Stock Units or (b) Stock Appreciation Rights under Article VIII.

2.26. Plan means the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan.

2.27. Qualified Performance-Based Awards means those Stock Awards and Stock Unit Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code as provided in Article IX of the Plan.

2.28. Securities Act means the Securities Act of 1933, as amended and in effect.

2.29. Share means one share of Stock, as adjusted in accordance with Section 11.01.

2.30. Stock means the common stock of the Company.

2.31. Stock Appreciation Right or SAR means a right to receive payment of the amount by which the Fair Market Value of a Share on the last trading day preceding the date of exercise exceeds the Option Price.

2.32. Stock Award means Stock awarded to a Participant under Article VII.

2.33. Stock Unit means a bookkeeping entry representing the equivalent of one Share.

2.34. Stock Unit Award means Stock Units awarded to a Participant under Article VI.

2.35. Ten Percent Shareholder means an individual who owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate as provided in Section 422(b)(6) of the Code.

ARTICLE III

STOCK SUBJECT TO PLAN

3.01. Stock Subject to Plan.

(a) Subject to the provisions of Section 11.01, the maximum number of Shares for which Options and Stock Awards may be granted (or which may be issued in settlement of Phantom Shares) pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

(b) Subject to the provisions of Section 11.01, the maximum number of Shares that may be issued as Stock Awards or Stock Unit Awards is one million two hundred thousand (1,200,000) Shares.

(c) Subject to the provisions of Section 11.01, the maximum number of Shares for which Incentive Stock Options may be granted pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

(d) The Shares that may be issued or delivered under the Plan may, as determined by the Committee from time to time, be authorized but unissued Shares, reacquired Shares or both.

3.02. Reallocation and Share Usage.    If (a) an Option or SAR is terminated, in whole or in part, for any reason other than its exercise or (b) any other Award is forfeited, in whole or in part, the number of Shares allocated to the terminated or forfeited Award shall again be available for Awards under this Plan. Notwithstanding the anything herein to the contrary, Shares subject to an Award under the Plan may not again be made available for issuance under Awards if such shares are: (i) shares that were subject to a Stock-settled Stock Appreciation Right or Option and that were not issued upon the net settlement or net exercise of such Stock Appreciation Right or Option, or (ii) shares delivered to or retained by the Company to pay the Option Price or withholding taxes related to an Award.

ARTICLE IV

ADMINISTRATION

4.01. Administration.

(a) The Plan shall be administered by the Compensation Committee of the Board (or other committee or subcommittee designated by the Board from time to time in its sole discretion). Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Committee’s composition may be structured so that (i) Awards to persons who are subject to Section 16 of the Exchange Act are exempt from liability under Section 16(b) of that Act and (ii) Awards to Covered Employees can be structured to qualify as performance-based compensation as provided under Section 162(m) of the Code.

(b) Notwithstanding subsection (a), the Board (i) shall be solely responsible for making any Awards under the Plan to non-Employee Directors and (ii) may, at any time, otherwise exercise any of the powers and responsibilities assigned the Committee under the Plan, and when so acting, all applicable Plan provisions pertaining to the Committee shall apply.

(c) The Committee shall have the authority to grant Stock Awards, Phantom Shares and Options upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the exercisability, transferability or forfeitability of a Stock Award or an award of Phantom Shares. Notwithstanding any such condition, the Committee may accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an award of Phantom Shares may be exercised and/or settled.

(d) The Committee shall hold its meetings at such times and places as may be determined by the Committee Chairman. A majority of the Committee shall constitute a quorum. All actions of the Committee shall be taken by a majority of the members at a meeting duly called by its Chairman; provided, however, any action taken by a written document signed by a majority of the members of the Committee shall be as effective as action taken by the Committee at a meeting duly called and held.

(e) Subject to the express provisions of this Plan, the Committee shall have complete authority to (i) interpret all provisions of this Plan; (ii) prescribe the terms of any Agreement (which need not be identical), (iii) adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan, (iv) amend any Agreement, (v) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Agreement, (vi) determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards, (vii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the Option Price for, or purchase price of, such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors, (viii) establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award, (ix) determine whether, and the extent to which, adjustments are required pursuant to Section 11.01 and (x) make all other determinations necessary or advisable in administering this Plan.

(f) The Committee shall also have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Company, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between the Company and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Company or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(g) The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee under the Plan. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive on all affected parties. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful. Neither the Committee nor any Employee or Director shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, Stock Award or award of Phantom Shares.

ARTICLE V

ELIGIBILITY FOR GRANTS AND AWARDS

5.01. Eligibility.    Any Employee or Director is eligible to receive an Award under this Plan. The Committee shall have full discretionary authority to determine the persons to whom Awards will be made and the time or times at which such grants will be made.

5.02. Grants and Awards.

(a) The Plan is intended to permit the grant of (i) both Incentive Stock Options and Nonqualified Stock Options, (ii) Stock Awards and (iii) Phantom Shares; provided, that Incentive Stock Options may only be granted to Employees.

(b) The grant of an Award under this Plan shall be entirely in the discretion of the Committee and nothing in the Plan shall be construed as giving any Employee, Director or other person any right receive any Award.

(c) The Committee may accept the cancellation of outstanding Awards and grant a new Awards for the same or different number of shares (if applicable) and under the same or different terms and conditions. Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01, the Committee may not, without stockholder approval, either (i) reduce the Option Price of an Option or SAR, (ii) amend or cancel an Option or SAR for the purpose of repricing, replacing or regranting such Option or SAR with an exercise price that is less than the original exercise price of such Option or SAR, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option or SAR.

(d) Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

5.03. Grants to Foreign Nationals.    The Committee may grant Options or make other awards under the Plan to eligible individuals who are foreign nationals on such additional or different terms and conditions as may, in the sole judgment of the Committee, be necessary or appropriate to comply with the provisions of any applicable laws of a foreign country.

ARTICLE VI

OPTIONS

6.01. Award.

(a) In accordance with Article V, the Committee may (i) designate each individual to whom an Option is to be granted, (ii) specify the type of Option being granted and the number of Shares covered by each such Award, and (iii) establish the Option Price and such other terms and conditions as it may deem appropriate for each Option consistent with the Plan. The terms and conditions of any Option granted under the Plan shall be set forth in an Agreement.

(b) Subject to adjustment under Section 11.01, in no event may the number of Shares covered by all Option Awards granted to any one person in any calendar year exceed 250,000.

(c) No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as such and the Company shall honor any such Option as a Nonqualified Stock Option.

6.02. Share Price.    The Option Price shall be determined by the Committee, but shall not be less than the Fair Market Value of a Share as of the Grant Date; provided, however, that the Option Price with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than the Fair Market Value of the Shares on the date such Option is granted if such Option Price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. If an Incentive Stock Option is granted to an individual who is a Ten Percent Shareholder on the Grant Date, the purchase price of the Shares subject to such Option shall not be less than 110% of the Fair Market Value as of the Grant Date.

6.03. Special Rules for Incentive Stock Options.

(a) The aggregate Fair Market Value (determined as of an Option’s Grant Date) for all Incentive Stock Options granted under the Plan (and all other plans of the Company and its Affiliates) that are first exercisable by a Participant in a calendar year shall not exceed $100,000.

6.04. Vesting.    Except as otherwise provided in this Plan or by the Committee, a Participant shall only be entitled to exercise an Option at such time or times as set forth in the applicable Agreement. Unless provided otherwise in the applicable Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a termination of employment, the vesting period and/or exercisability of an Option may be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

6.05. Maximum Option Period.    The maximum period during which an Option may be exercised shall be determined by the Committee, except that no Incentive Stock Option shall be exercisable for a period of more than ten years from the date such Option was granted; provided, that the maximum period in which an Option may be exercised shall be five years in the case of an Incentive Stock Option granted to an individual who on the Grant Date is a Ten Percent Shareholder.

6.06. Nontransferability.    Except as provided in Section 13.08, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant (or the Participant’s personal representative). No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.07. Termination of Employment.

(a) Except as provided in subsections (b) or (c) below, in the event a Participant ceases to be an Employee or Director, the Participant may, to the extent he or she was otherwise entitled to exercise any Options at the date of termination, exercise any Options for a period of ninety (90) days (or other period provided in the Agreement or by the Committee) following the date the Participant ceases to be such (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that the Participant was not entitled to exercise the Option as of the date he or she ceases to be an Employee or Director, the Option shall (except as otherwise provided in the Agreement or by the Committee) shall automatically terminate at that time.

(b) In the event a Participant ceases to be an Employee or Director due to Disability, the Participant may, to the extent he or she otherwise was entitled to exercise any Options at the date of such termination, exercise the Option for a period of twelve (12) months (or other period provided in the Agreement or by the Committee) following date he or she ceases to be such (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that the Participant was not entitled to exercise the Option at the date of his or her termination as an Employee or Director, the Option shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate at that time.

(c) In the event that a Participant dies while an Employee or Director, any Options held by the Participant at death may, to the extent the Participant would have otherwise been entitled to exercise the Option at the date of death, be exercised by the Participant’s estate or by any person who acquired the right to exercise the Option by bequest or inheritance (the “Option Beneficiary”) for a period of twelve (12) months (or other period provided in the Agreement or by the Committee) following date of death (but in no event later than the expiration date of such Option as set forth in the Agreement). To the extent that, at the time of death, the Participant was not entitled to exercise the Option, the Option shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate at that time.

6.08. Exercise.    Subject to the other provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as may be set out in the Agreement or established by the Committee. An Option granted under this Plan may be exercised with respect to any number of whole Shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.09. Payment.

(a) Except as otherwise provided in the Agreement or by the Committee, payment of the Option Price shall be made in cash or a cash equivalent acceptable to the Committee. To the extent provided in the Agreement or permitted by the Committee, payment of all or part of the Option Price may be made by surrendering Stock to the Company or through withholding of Shares otherwise deliverable upon exercise of the Option. If Stock is used to pay all or part of the Option Price, the sum of the cash (and cash equivalent) and the Fair Market Value (determined as of the last trading day preceding the date of surrender) of the surrendered Shares must not be less than the total Option Price of the Shares for which the Option is being exercised.

(b) To the extent permitted in the Agreement or by the Committee, an Option may, in accordance with such rules and procedures as may be established by the Committee, be exercised through a cashless exercise procedure involving a broker or dealer to pay the Option Price and/or to satisfy any withholding tax obligations related to the Option.

6.10. Shareholder Rights.    No Participant shall have any rights as a shareholder to Shares subject to an Option until the date the Shares for which an Option has been exercised have been issued to the Participant, except that the Committee may authorize dividend equivalent accruals with respect to such Shares.

6.11. Disposition of Stock.    A Participant shall notify the Company of any sale or other disposition of Shares acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company (or the Secretary’s designee).

ARTICLE VII

STOCK AWARDS

7.01. Award.

(a) In accordance with Article V, the Committee may (i) designate each individual to whom a Stock Award is to be made, (ii) specify the number of Shares covered by each such Award and (iii) establish such other terms and conditions as it may deem appropriate for each Award. If, as a condition for a Stock Award, the Participant is required to make payment for the awarded Shares, such purchase price shall be paid as provided in the Agreement. The terms and conditions of any Stock Award under the Plan shall be set forth in an Agreement.

(b) Subject to the provisions of Section 11.01, in no event may the number of Shares covered by all Stock Awards granted to any one person in any calendar year exceed 250,000.

7.02. Vesting.

(a) Except as otherwise provided by the Committee, a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for such period of time, until the satisfaction of such performance conditions or until the satisfaction of such other conditions or requirements as may be set forth in the Agreement.

(b) Except as provided in the Agreement or by the Committee, a nonvested Stock Award shall terminate and be forfeited as of the date the Participant ceases to be an Employee or Director.

7.03. Shareholder Rights.    Except as otherwise provided in the Agreement, during the period that the Shares granted pursuant to a Stock Award are forfeitable, a Participant shall have all rights of a shareholder with respect to such Shares (unless and until forfeited), including the right to receive dividends and vote the Shares; provided, however, that during such period (i) a Participant may not (except as provided in Section 13.08) sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Shares granted pursuant to a Stock Award, (ii) the Company shall retain custody of the Shares granted pursuant to a Stock Award, and (iii) the Participant shall deliver to the Company a stock power (endorsed in blank) or take such other actions as may be required by the Committee with respect to each Stock Award. The Committee will determine whether any dividends or distributions for such Shares will be automatically reinvested in additional Shares and subject to the same restrictions on transferability as the Stock Award with respect to which they were distributed or whether such dividends or distributions will be paid in cash. The preceding limitations shall cease to apply as of the date the Shares subject to the Stock Award become transferable and cease to be forfeitable.

ARTICLE VIII

PHANTOM SHARE AWARDS

8.01. Award.

(a) In accordance with the provisions of Article V, the Committee may (i) designate each individual to whom an Award of Stock Units or SARs is to be made, (ii) specify the number of Shares covered by each such Award and (iii) establish such other terms and conditions as it may deem appropriate for each Award. The terms and conditions of any such award under the Plan shall be set forth in an Agreement.

(b) Subject to the provisions of Section 11.01, in no event may the number of Shares covered by all Phantom Share Awards granted to any one person in any calendar year exceed 250,000.

8.02. Provisions Applicable to SARs.

(a) SARs may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6.01. Any SAR granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All tandem SARs shall have the same Option Price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate.

(b) Subject to the other provisions of this Plan and the applicable Agreement, a freestanding SAR may be exercised in whole at any time or in part from time to time at such times and in accordance with such requirements as may be set out in the Agreement or established by the Committee; provided that a freestanding SAR may only be exercised when the value of a Share exceeds the per-Share Option Price.

(c) A freestanding SAR granted under this Plan may be exercised with respect to any number of whole Shares less than the full number for which the freestanding SAR could be exercised. A partial exercise of a freestanding SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the freestanding SAR.

(d) To the extent not previously exercised, all vested freestanding SARs shall (except as otherwise provided in the Agreement) automatically be exercised on the last trading day prior to expiration, unless the Participant instructs the Company otherwise in writing before that date.

(e) In addition, all freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Sections 6.02, 6.05 and 6.07.

8.03. Payment.    The amount payable under a Phantom Share Award may be paid or settled (i) by the Company by issuing Stock (in whole Shares) and cash for any fractional Share, (ii) in cash or (iii) in a combination thereof

8.04. Shareholder Rights.    No Participant shall, as a result of receiving an Award of Phantom Shares, have any rights as a shareholder until and to the extent the Shares are issued to a Participant as payment of a Phantom Share award, except that the Committee may authorize dividend equivalent accruals with respect to such Awards.

8.05. Nontransferability.    Except as provided in Section 13.08, Phantom Shares granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Phantom Shares shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.06. Forfeiture of Stock Unit Awards.    Except as provided in the Agreement or by the Committee, a nonvested Stock Unit Award shall terminate and be forfeited as of the date the Participant ceases to be an Employee or Director.

ARTICLE IX

QUALIFIED PERFORMANCE-BASED AWARDS

9.01. Scope and Purpose.    The purpose of this Article is to enable the Committee to make Awards that are structured to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code; provided, however, that the failure to designate an Award as a Qualified Performance-Based Award shall not mean that such Award does not constitute “performance-based compensation” if the Award otherwise meets the requirements under Section 162(m) or any regulations thereunder. The Committee shall establish such additional terms and conditions as it may deem appropriate for such an Award. Notwithstanding anything herein to the contrary, Awards that are not intended to be structured to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code may be subject to such performance-based vesting and other conditions as the Committee may determine in addition to or separate from those described in this Article.

9.02. Applicability.    Grants may be made under this Article to Covered Employees or to those Employees who the Committee determines may become Covered Employees in the period covered by an Award.

9.03. Awards.

(a) The Committee shall establish the applicable Performance Period and Performance Goal(s) for each Award. The Committee may establish (i) different Performance Periods for different Participants and (ii) concurrent or overlapping Performance Periods.

(b) A Participant will, as determined by the Committee, be entitled to the grant made under a Qualified Performance-Based Award only if (and to the extent) the applicable Performance Goal(s) are achieved within the applicable Performance Period; provided that the Committee may reduce or eliminate a Qualified Performance-Based Award to the extent it deems necessary or appropriate.

(c) The maximum Qualified Performance-Based Award payment to any one Participant under the Plan for a Performance Period shall be the Share limit set forth in Sections 6.01(b), 7.01(b) or 8.01(b), whichever is applicable.

(d) No adjustment of any Qualified Performance-Based Award pursuant to Section 11.01 shall be made except on such basis, if any, as will not cause such Award to cease to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

9.04. Establishment of Performance Goals.

(a) All Performance Goals shall (i) be objective, (ii) be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m)) and (iii) otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goals be substantially uncertain at the time established.

(b) The Committee shall establish the applicable Performance Goals for a Performance Period based upon the applicable performance criteria set forth in subsection (c) below. After the end of the applicable Performance Period, the Committee shall certify (in writing) the extent to which any such Performance Goals have been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any Performance Goals, the number of Shares issued under or the amount paid under an award may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(c) For purposes of this Article, “performance criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) profit/loss or profit margin; (ix) working capital; (x) return on equity or capital; (xi) earnings per share; (xii) stock price; (xiii) price/earnings ratio; (xiv) debt or debt-to-equity; (xv) balance sheet measurements; (xvi) cash or assets; (xvii) liquidity; (xviii) economic value added (“EVA”); (xix) operations; (xx) mergers and acquisitions or divestitures; and/or (xxi) franchisee operations and other industry-specific factors (such as average daily room rates, room occupancy rates, room turnover, customer satisfaction, revenue and/or royalties per available room, executed franchise contracts, number of franchises and like factors).

(d) To the extent consistent with Section 162(m) of the Code, the Committee (i) may appropriately establish performance criteria that either disregards or takes into account the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (ii) may appropriately establish performance criteria that either includes or excludes gains and losses related to any of the following events that occurs during a performance period: (A) the sale of assets, (B) litigation, claims, judgments or settlements, (C) the effect of changes in tax law or other such laws or provisions affecting reported results, (D) accruals for reorganization and restructuring programs and (E) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

ARTICLE X

DEFERRAL OF PAYMENTS

10.01. Deferral Elections.    To the extent permitted in the Agreement or by the Committee, a Participant may elect to defer all or any portion of an Award (other than an Option or SAR). Such election shall be made at such time and upon such terms as the Committee may establish consistent with Section 409A of the Code.

10.02. Deferral Account.    The deferred Awards shall be credited to a bookkeeping account maintained by the Company in the name of the Participant. Any dividends or other distributions on credited Shares also shall be credited to that account. Such amounts may, as provided in the Agreement or determined by the Committee, be credited with a reasonable rate of interest or invested in additional deferred Shares.

10.03. Applicable Legal Requirements.    The deferral of any Award under this Article shall comply and be administered consistent with Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment (or the acceleration of the delivery of deferred Shares or other deferred payments) for any Award be allowed if the Committee determines that the deferral would result in a violation of the requirements of Section 409A for deferral elections and/or the timing of payments. Any Agreement may be reformed by the Committee to the extent necessary or appropriate to comply with the requirements of Section 409A.

ARTICLE XI

ADJUSTMENTS

11.01. Adjustments for Changes in Capital Structure.    The maximum number of Shares as to which Awards may be granted under this Plan, the annual Award limits and the terms of any outstanding Award may be proportionately (or otherwise equitably) adjusted as the Committee shall determine in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of Stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of Shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for Options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders.

ARTICLE XII

CHANGE IN CONTROL

12.01. Change of Control.

(a) In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to one or more of the outstanding Awards:

(i) Provide that such Awards shall be assumed, or equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such Options substituted for Incentive Stock Options may be structured to satisfy, in the determination of the Committee, the requirements of Code section 424(a);

(ii) Provide that such Awards shall terminate upon consummation of the Change of Control and each Participant shall receive, in exchange therefor, a payment in securities, cash or a combination of the two equal to:

(A) in the case of an Option, the Fair Market Value of the Shares payable under such Option as of the last trading day preceding the date on which the Change in Control takes place (net of the Option Price);

(B) in the case of a SAR, the amount payable under the SAR as of the last trading day preceding the date on which the Change in Control takes place; or

(C) in the case of any other Award, the Fair Market Value of the Shares subject to the Award as of the last trading day preceding the date on which the Change in Control takes place.

(iii) vest Awards and require that any Options or SARs be exercised at such time and upon such conditions as the Committee may determine (with any unexercised Awards terminating upon expiration of the time period for exercise).

Notwithstanding the foregoing, the time for payment of an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Section 409A of the Code.

12.02. Vesting Upon a Change in Control.

(a) Notwithstanding any other provision of the Plan to the contrary, if a “Change of Control” occurs and the Participant’s employment with the Company terminates as described in subsection (b) below, the following shall (except as otherwise provided by the Committee or in the Agreement) occur:

(i) All Options and SARs that are outstanding at the time the Participant’s employment with the Company terminates shall become fully vested and exercisable in full;

(ii) All Stock and Stock Unit Awards (including any Qualified Performance-Based Awards) that are outstanding at the time the Participant’s employment with the Company terminates shall become fully vested and any restrictions shall lapse, and;

(iii) for any Awards with performance-based requirements that are outstanding at the time the Participant’s employment with the Company terminates, all uncompleted performance periods at the time of such Change of Control shall be deemed to have been completed, the maximum level of performance set forth under the Agreement shall be deemed to have been attained and each such outstanding Award granted to each Participant for all outstanding Performance Periods shall become payable to each Participant.

Notwithstanding the foregoing, the time for payment of an Award shall not be accelerated under this Section to the extent such acceleration would be contrary to the payment timing or other rules under Section 409A of the Code, and, in the case of a Participant to whom Section 409A(a)(2)(B)(i) applies, payment shall, to the extent required under that Section 409A, be delayed for six months following the Participant’s termination as an Employee.

(b) This Section shall (except as otherwise provided by the Committee or in the Agreement) apply in the event that the Participant’s employment terminates within two years of the Change of Control under either of the circumstances described below:

(i) The Participant’s employment as an Employee is terminated by the Company other than for Cause: or

(ii) The Participant terminates his or her employment as an Employee for good reason (as defined in subsection (c) below).

(c) For purposes of this Section, “good reason” shall mean (i) a significant reduction in the scope of a Participant’s authority, position, title, functions, duties or responsibilities, (ii) the relocation of a Participant’s office location to a location more than 25 miles from the Participant’s prior principal place of employment, (iii) any reduction in a Participant’s base salary, (iv) a significant change in the Company’s annual bonus program adversely affecting the Participant, or (v) a significant reduction in the other employee benefits provided to a Participant.

12.03. Gross-up Payment.    In the event of a Change of Control as defined under Section 280G of the Code, if the vesting of Awards and/or payment of Awards under this Plan and/or payments of amounts under any other agreement with or plan of the Company (in the aggregate the “Total Payments”) subject all or any part of the Total Payments to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall (except as otherwise provided by the Committee or in the Agreement) pay to the Participant in cash an additional amount (the “Additional Payment”) such that the net amount retained by the Participant, after deduction of any Excise Tax imposed upon the Total Payments and any federal, state and local income tax and Excise Tax upon the Additional Payment provided for by this Paragraph C, and any employment tax (including FICA and FUTA) upon such Additional Payment, shall be equal to the amount of Total Payments prior to such taxes. Such Additional Payment shall be made by the Company to the Participant as soon as practicable but in no event later than two and one-half (2 1/2) months after the year in which such Excise Tax or other tax liability is incurred. The determination of whether any of the Total Payments to a Participant will be subject to the Excise Tax, the calculation of parachute value under Section 280G of the Code of the Total Payments, and calculation of the Additional Payment, shall be made by a Certified Public Accounting firm jointly agreed to by the Company and the Participant.

ARTICLE XIII

OTHER PROVISIONS FOR GRANTS AND AWARDS

13.01. Tax Withholding Requirements.

(a) To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any required statutory federal, state and/or local withholding tax obligations that arise by reason of an Option exercise or other Award prior to delivery of any Shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) To the extent provided in the Agreement or permitted by the Committee, the Participant may (to the extent permitted under Section 409A of the Code) elect to have any such withholding obligations satisfied, in whole or in part, by having the Company’s withhold Shares subject to the Option or other Award, but not to exceed an amount equal to the minimum prescribed statutory withholding amount. The value of any Shares so withheld shall be determined based on the Fair Market Value as of the last trading day preceding the date the Shares are withheld for this purpose.

(c) Notwithstanding anything else herein to the contrary, in the event of a cashless exercise of an Option, the Fair Market Value for tax withholding purposes shall be the per-Share price at which the Shares were sold by the broker in executing the cashless exercise.

13.02. Withdrawal.    A Participant may at any time elect in writing to abandon an Award under the Plan.

13.03. Forfeiture Upon Termination For Cause.    In the event that a Participant’s status as an Employee or Director is terminated for Cause, all of the Participant’s outstanding unexercised Options and unpaid Awards shall (except as otherwise provided in the Agreement or by the Committee) automatically terminate as of the date he or she ceases to be an Employee or Director.

13.04. Registration, Listing and Qualification of Stock.

(a) No Option or SAR shall be exercisable, no Stock shall be issued or delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance.

(b) Any Shares issued pursuant to this Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Awards shall be granted, Options or SARs shall be exercised, Shares shall be issued and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

(c) Any person exercising an Option or SAR or receiving Stock under any other Award shall make such representations, warranties and agreements and furnish such information as the Committee or the Company may request to assure compliance with the foregoing or any other applicable legal requirements.

13.05. Corporate Restrictions.

(a) Any Stock to be issued pursuant to an Award shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company.

(b) The Committee may provide that the Shares issued upon exercise of an Option or SAR or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or SAR or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.06. Investment Representations.    The Company shall be under no obligation to issue any Shares pursuant to any Award unless the Shares have been effectively registered under the Securities Act of 1933 or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such Shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

13.07. Registration.    If the Company shall deem it necessary or desirable to register under the Securities Act of 1933 or other applicable statutes any Stock issued or to be issued pursuant to an Award, or to qualify any such Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, the Company shall take such action at its own expense. The Company may require from each Participant such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose.

13.08. Transferability of Options, Stock Awards and Phantom Shares.    Notwithstanding any other provision of the Plan, the Committee may permit a Nonqualified Stock Option, Stock Award or Phantom Share Award to be transferred by a Participant to a family member (as defined in the General Instructions for the Form S-8) as a gift (or otherwise without payment of any consideration) on such terms and conditions as may be permitted under applicable law (or otherwise established by the Committee). Except as otherwise established by the Committee, the transferee shall be bound by the terms and conditions set forth in the Agreement for the transferred Award; provided, however that such transferee may not transfer Option or award except by will or the laws of descent and distribution.

13.09. Applicable Legal Requirements.    All Awards shall, to extent applicable, comply and be administered in accordance with the rules and requirements of Section 409A of the Code. To extent necessary to ensure such compliance, the Committee may reform any Agreement to the extent it determines that the Agreement does not comply with Section 409A.

ARTICLE XIV

AMENDMENT AND TERMINATION

14.01. Amendment.

(a) The Board shall have the right to amend the Plan at any time and from time to time; provided, that no such amendment of the Plan shall, without stockholder approval, be effective if stockholder approval of the amendment is required at such time to qualify for any exemption from Section 16 of the Exchange Act or by any other applicable law, regulation, rule or order.

(b) No amendment may be made that would cause an Option or other Award not to qualify for exemption under Section 16 of the Exchange Act.

(c) Except as otherwise provided in the Plan or the Agreement, no amendment of the Plan shall, without the written consent of a Participant adversely affect the rights of the Participant with respect to an Option or other Award prior to the date of the amendment or termination (except to the extent necessary to comply with any applicable law, regulation, rule or order).

(d) Notwithstanding anything herein or in any Agreement to the contrary, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for Options or any other Awards made under the Plan to qualify for any exemption provided under Section 16 of the Exchange Act and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding Options or other Award previously issued under the Plan. In the event of such an amendment to the Plan, the holder of any Option or other Award shall, upon request of the Board and as a condition for exercising of such Option, obtaining such other award, execute a conforming amendment in the form prescribed by the Board to the Agreement within such reasonable period of time as the Board shall specify in such request.

14.02. Termination.    The Board shall have the right to terminate the Plan at any time; provided, that no such termination shall, except as otherwise provided in any Agreement, terminate any outstanding Option or other award previously granted under the Plan or adversely affect the rights of such Participant without his or her written consent. No new Awards may be granted under the Plan on or after the date of termination.

ARTICLE XV

GENERAL PROVISIONS

15.01. Government Regulations.    The rights of Participants and the obligations of the Company hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental agency.

15.02. Unfunded Plan.    The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

15.03. Effect on Employment and Service.    Neither the adoption of this Plan, its operation, nor the issuance of any Awards hereunder shall confer upon any individual any right to continue as an Employee or Director of the Company or an Affiliate, or in any way affect any right and power of the Company or an Affiliate to terminate the employment or discontinue the service of any individual at any time with or without assigning a reason therefor.

15.04. Costs and Expenses.    Except as otherwise provided by the Board, all costs and expenses of administering the Plan shall be paid by the Company.

15.05. Proceeds from Sale of Stock.    Proceeds from the purchase of Shares by a Participant under the Plan may be used by the Company for any business purpose.

15.06. Governing Law.    This Plan shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof). The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

15.07. Rules of Construction.    Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law and any regulation, rule or other formal guidance thereunder.

15.08. Invalidity.    If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

AMENDMENT

The Plan is hereby amended, effective January 1, 2009, as follows:

1. Section 2.34 of the Plan is hereby amended in its entirety to read as follows:

2.34 Stock Unit Award. Stock Unit Award means Stock Units awarded to a Participant under Article VIII.

2. Section 3.01(a) of the Plan is hereby amended in its entirety to read as follows:

(a) Subject to the provisions of Section 11.01, the maximum number of Shares for which Awards may be granted (or which may be issued in settlement of Phantom Shares) pursuant to this Plan is three million two hundred thousand 3,200,000) Shares.

3. Section 10.01 of the Plan is hereby amended in its entirety to read as follows:

10.01 Deferral Elections.

(a)     To the extent permitted in the Agreement or by the Committee, a Participant may elect to defer payment of all or any portion of an Award (other than an Option or SAR). Such election shall be made at such time and upon such terms as the Committee may establish in accordance with Section 409A of the Code (and any regulations thereunder). Notwithstanding the terms of any Agreement to the contrary, such an election may only be made in the following circumstances:

(i) A Participant may elect to defer payment of an Award within thirty (30) days of the date of grant, provided that the election (A) is made more than one (1) year prior to the date any portion of the Award becomes vested, and (B) meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A of the Code (and any regulations thereunder); and

(ii) A Participant may elect to further defer the date when the payment of an Award is to be made, provided that: (A) the election is made more than one (1) year prior to the date payment is otherwise scheduled to begin; (B) the election does not become effective for twelve (12) months; (C) the date on which payment is to be made is delayed for at least five (5) years following the date payment is otherwise scheduled to begin; and (D) the election meets such other or different requirements as may be determined by the Committee to be necessary to comply with Section 409A of the Code (and any regulations thereunder).

(b)    Notwithstanding the terms of any Agreement to the contrary, the distribution of any Awards subject to Section 409A of the Code shall be made in accordance with Section 409A (and any regulations thereunder). For any such distribution to be made upon the Participant’s termination, “termination of employment” and like terms shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder). Except as otherwise provided in the deferral election or the Agreement, any such distribution that is to be made upon termination shall be made within ninety (90) days of such termination; provided, that if the Participant is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any such distribution shall not be made until expiration of the 6-month period following the Participant’s termination (or, if earlier, the Participant’s death).

(c) Notwithstanding any other provision of the Plan to the contrary, a Participant may, to the extent permitted by the Company consistent with Section 409A of the Code, elect to pay any required employment taxes (and any resulting income taxes) that arise as of the date of deferral (or, if later, vesting)

hereunder either (i) by direct payment or (ii) through the withholding of such amounts from nondeferred Awards or other compensation due the Participant. In the alternative, the Company may, in its sole discretion, offset such taxes against the Participant’s deferred Award to the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) or other applicable regulations under Section 409A.

4. Section 11.01 of the Plan is hereby amended in its entirety to read as follows:

11.01. Adjustments for Changes in Capital Structure. The maximum number of Shares as to which Awards may be granted under this Plan, the annual Award limits and the terms of any outstanding Award shall be automatically adjusted proportionately in the event that (i) the Company (A) effects one or more dividends or distributions of securities, property or cash (other than regular, quarterly cash dividends), stock split-ups, subdivisions or consolidations of Stock or (B) engages in a reorganization, reclassification or spin-off or (ii) there occurs any other event or transaction that affects the number or kind of Shares outstanding, which the Committee determines that such adjustments are necessary or appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustments required hereunder for Options may be made in accordance with Section 424(a) of the Code and/or Section 409A of the Code, or, except as otherwise expressly provided in this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. Notwithstanding the foregoing or the terms of any Agreement to the contrary, any adjustments required hereunder for any Award shall, to the extent necessary to comply with Section 409A of the Code, be made in accordance with Section 409A (and any regulations thereunder).

5. The last sentence of Section 12.01 is hereby amended in its entirety to read as follows:

Notwithstanding the foregoing or the terms of any Agreement to the contrary, any Award to which Section 409A of the Code applies may only be paid upon a Change of Control to the extent that the Change of Control event qualifies as such under Section 409A (and any applicable regulations thereunder).

6. The last sentence of Section 12.02(a) of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

Notwithstanding the foregoing or the terms of any Agreement to the contrary, any Award to which Section 409A of the Code applies may only be paid hereunder to extent permitted under Treas. Reg. Section 1.409A-3(c) (or other applicable regulation under Section 409A). Any such payment shall be made within ninety (90) days of the date of termination; provided, that if the Participant is a “specified employee” within the meaning of Section 409A (as determined by the Company or its delegate), any such payments shall not be made until the expiration of the 6-month period following the Participant’s termination (or, if earlier, the Participant’s death). For purposes of the foregoing, “termination of employment” and like terms shall have the same meaning as “separation from service” under Section 409A (and any regulations thereunder).

7. Section 12.02(c) of the Plan is hereby amended in its entirety to read as follows:

For purposes of this Section, “good reason” shall mean (i) a material reduction in the scope of a Participant’s authority, position, title, functions, duties or responsibilities, (ii) a material relocation of a Participant’s office location to a location more than 25 miles from the Participant’s prior principal place of employment, (iii) a material reduction in a Participant’s base salary, (iv) a material change in the Company’s annual bonus program adversely affecting the Participant, or (v) a material reduction in the other employee benefits provided to a Participant.

8. Section 12.03 of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

Notwithstanding the foregoing or the terms of any Agreement to the contrary, to the extent that Section 409A of Code applies, the amount of the gross-up (a) shall not exceed the amount permitted under Treas. Reg. Section 1.409A-3(i)(1)(v) (or any other applicable regulation under Section 409A) and (b) shall be paid as soon as administratively feasible, but in no event later than the end of the Participant’s tax year next following the Participant’s taxable year in which the Participant remits the related taxes.

9. Section 13.09 of the Plan is hereby amended by the addition of the following new sentence at the end thereof:

To the extent applicable, the Plan and all Agreements are intended to comply with the distribution and other requirements under Section 409A of the Code and shall, to the maximum extent possible, be interpreted and applied consistent with Section 409A (and any regulations thereunder). To the extent necessary, the Committee may reform any such Agreement to the extent it determines that the Agreement does not comply with Section 409A.

AMENDMENT TO

CHOICE HOTELS INTERNATIONAL, INC.

2006 LONG-TERM INCENTIVE PLAN

The Plan is hereby amended, effective April 29, 2010, as follows:

A.    Section 3.01(a) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Awards under the Plan by one million four hundred thousand (1,400,000) for a total of four million six hundred thousand (4,600,000).

B.    Section 3.01(b) of the Plan is hereby amended by increasing the number of Shares that may be issued as Stock Awards or Stock Unit Awards by one million forty-three thousand four hundred seventy-eight (1,043,478) for a total of two million two hundred forty-three thousand four hundred seventy-eight (2,243,478).

C.    Section 3.01(c) of the Plan is hereby amended by increasing the maximum number of Shares that may be issued for Incentive Stock Options under the Plan by one million four hundred thousand (1,400,000) for a total of four million six hundred thousand (4,600,000).

D.    Section 4.01(b) of the Plan is deleted in its entirety and replaced with the following:

Notwithstanding subsection (a), the Board may, at any time, otherwise exercise any of the powers and responsibilities assigned to the Committee under the Plan, and when so acting, all applicable Plan provisions pertaining to the Committee shall apply. Awards to non-employee Directors shall be made solely by non-employee Directors.

E.    The last sentence of Section 5.02(c) of the Plan is deleted and replaced with the following:

Notwithstanding the preceding sentence, except as otherwise provided in Section 11.01, the Committee may not, without stockholder approval, either (i) reduce the Option Price of an Option or SAR, (ii) amend or cancel an Option or SAR for the purpose of re-pricing, replacing or re-granting such Option or SAR with an exercise price that is less than the original exercise price of such Option or SAR, (iii) take any other action that (whether in the form or an amendment, cancellation or replacement grant) that has the effect of re-pricing an Option or SAR, or (iv) substitute, replace or exchange an Option for any other Award or cash if the Option Price exceeds Fair Market Value.

F.    Section 7.02 of the Plan is amended to add the following subsection (c):

(c) Notwithstanding the foregoing, for all grants with a Grant Date after April 29, 2010, Stock Awards granted pursuant to this Section 7 and Stock Units granted pursuant to Section 8 that vest solely by the passage of time shall not vest in full in less than three (3) years from the Grant Date; provided, however, that (i) up to five percent of the shares available for issuance under this Plan as of April 29, 2010, may be granted pursuant to this Plan without being subject to the foregoing restrictions, and (ii) any dividends or dividend equivalents issues in connection with any Awards granted at any time under this Plan shall not be subject to or counted for either these restrictions or this five percent limit. The foregoing five percent limit shall be subject to the adjustment provisions of Section 11.01 and the share usage rules of Section 3.01 and 3.02. For all grants made with a Grant Date after April 29, 2010, Stock Awards and Stock Units that vest by achieving performance targets shall not vest in full in less than one (1) year from the Grant Date. With respect to Awards granted after April 29, 2010, if the Board accelerates vesting of Stock Awards or Stock Units, except in the case of: (1) a Participant’s death or disability, (2) acceleration required by binding commitments or agreements the Company has entered into prior to April 29, 2010, or (3) as specified in Article 12, the shares subject to such Stock Award or Stock Units shall be deducted from the five percent limitation.

G.    Article 8.01(a) is amended to add the following sentence:

Stock Units shall be subject to the vesting provisions set forth in Section 7.02 above.

H.    Section 12.03 of the Plan is deleted in its entirety.

Except as set forth in this Amendment, the Plan shall remain unchanged and shall continue in full force and effect.

Appendix C

CHOICE HOTELS INTERNATIONAL, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective as of January 1, 2013

1.	Establishment, Objectives, Duration.

Choice Hotels International, Inc., a Delaware corporation (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Choice Hotels International, Inc. Executive Incentive Compensation Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of January 1, 2013, subject to the approval of the Plan by the stockholders of the Company at the 2013 Annual Meeting. The Plan will remain in effect until such time as it shall be terminated by the Board or the Committee, pursuant to Section 10 herein.

2.	Definitions.

The following terms, when capitalized, shall have the meanings set forth below:

(a)	“Award” means a bonus paid in cash.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan.

(e)	“Company” means Choice Hotels International, Inc. and its Subsidiaries.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(h)	“Performance Period” means the fiscal year of the Company, or such shorter or longer period as determined by the Committee; provided, however, that a Performance Period shall in no event be less than six (6) months or more than three (3) years.

(i)	“Plan” means the Choice Hotels International, Inc. Executive Incentive Compensation Plan.

(j)	“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

3.	Administration of the Plan.

(a)      The Committee.    The Plan shall be administered by the Compensation and Management Development Committee of the Board or such other committee (the “Committee”) as the Board shall select, consisting of two or more members of the Board, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under New York Stock Exchange Listing standards. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(b)      Authority of the Committee.    Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

(c)      Effect of Committee’s Decision.    All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants, and their estates and beneficiaries.

4.	Eligibility.

Eligibility under this Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

5.	Form of Payment of Awards.

Payment of Awards under the Plan shall be made in cash, subject to the limitations set forth in Sections 6 and 7 herein.

6.	Awards.

(a)      Selection of Participants and Designation of Performance Period and Terms of Award.    Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an Award, the Committee shall, in writing, (i) select the Participants to whom Awards shall be granted, (ii) designate the applicable Performance Period, (iii) designate the performance goals for the applicable Period, and (iv) specify terms and conditions for the determination and payment of the Award for each Participant for such Performance Period, including, without limitation, the extent to which the Participant shall have the right to receive an Award following termination of the Participant’s employment. Subject to subsection (b) hereof, such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination of employment.

(b)      Performance Goals.    Payment of an Award shall be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Committee pursuant to subsection (a) hereof. In setting the terms and conditions of an Award, the Committee shall include performance goals based on one or more of the following business criteria, which may be described in terms of corporate-wide objectives, objectives of a Subsidiary, business unit, market, department or function within the Company or objectives that are related to the performance of the individual:

i.	Operating income;
ii.	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);
iii.	Earnings;
iv.	Cash flow;
v.	Market share;
vi.	Sales or revenue;
vii.	Expenses;
viii.	Profit/loss or profit margin;
ix.	Working capital;
x.	Return on equity or capital;
xi.	Earnings per share;
xii.	Stock price;
xiii.	Total Shareholder Return;
xiv.	Price/earnings ratio;
xv.	Debt or debt-to-equity;
xvi.	Balance sheet measurements;
xvii.	Cash or assets;
xviii.	Liquidity;
xix.	Economic value added (“EVA”);
xx.	Operations;
xxi.	Mergers and acquisitions or divestitures;
xxii.	Franchisee operations;
xxiii.	Average daily room rates;
xxiv.	Room occupancy rates;
xxv.	Room turnover;
xxvi.	Customer satisfaction;
xxvii.	Revenue and/or royalties per available room;
xxviii.	Executed franchise contracts;
xxix.	Total contract value;
xxx.	Royalty fees;
xxxi.	Effective royalty rate;
xxxii.	Franchisee retention rates;
xxxiii.	Relicensing/Renewal contracts;
xxxiv.	Executed contract opening success;
xxxv.	Liquidated damage collections;
xxxvi.	Procurement services revenue;
xxxvii.	Property management system installations; and/or
xxxviii.	Number of franchises.

Performance goals may be measured on an absolute or relative basis, including with respect to a group of peer companies or by a financial market index.

The Committee may specifically provide in an Award pursuant to Section 6(a), in a form that meets the requirements of Section 162(m) of the Code, that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items, including, without limitation, extraordinary or special dividends; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

(c)      Maximum Award.    The maximum Award that may be paid to any Participant under the Plan shall not exceed three million dollars ($3,000,000) for each twelve (12)-month period in the Performance Period.

(d)      Committee Discretion.    The Committee may condition payment of an Award upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

(e)      Clawback.    Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise

7.	Committee Certification and Payment of Awards.

As soon as reasonably practicable following the end of each Performance Period, the Committee shall determine the amount of the Award to be paid to each Participant for such Performance Period and shall certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than March 15 of the year following the close of the Performance Period with respect to which the Awards are made, unless all or a portion of a Participant’s Award is deferred pursuant to the Participant’s timely and validly made election made in accordance with such terms as the Company, the Board, or a committee thereof may determine. A timely election is one that satisfies the requirements of Section 409A (as defined in Section 13(g) below) and typically for performance-based compensation must be made at least six months before the end of the Performance Period, provided that the Participant performs services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Section 409A (as defined in Section 13(g) below).

8.	Termination of Employment.

Except as may be determined by the Committee at the time of termination of employment or specifically provided in an Award pursuant to Section 6(a) or in any written agreement executed between the Participant and the Company, including employment or change in control agreements, a Participant shall have no right to an Award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such Award relates and, in no event, shall a Participant have the right to a payment greater than the Award that would have been earned based on actual performance at the end of the Performance Period in the event of a termination of employment for any reason other than death, disability or change in control. In establishing Awards under Section 6(a), the Committee may also provide that in the event a Participant is not employed by the Company or a Subsidiary on the date on which the Award is paid, the Participant may forfeit his or her right to the Award paid under the Plan.

9.	Taxes.

The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company (or a Subsidiary), an amount (in cash) sufficient to satisfy any applicable tax withholding requirements applicable to an Award. Whenever payments under the Plan are to be, such payments shall be net of an amount sufficient to satisfy any applicable tax withholding requirements.

10.	Amendment or Termination of the Plan.

The Board or the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 10, make any adjustments to the Plan and/or Awards it deems appropriate. Re-approval by stockholders of the Plan or portions of the Plan shall be sought to the extent necessary to maintain compliance with Code Section 162(m).

11.	No Rights to Employment.

The Plan shall not confer upon any Participant any right with respect to continuation of employment with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment at any time, with or without cause.

12.	No Assignment.

Except as otherwise required by applicable law, any interest, benefit, payment, claim, or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered, or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

13.	Legal Construction.

(a)      Gender, Number, and References.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule, or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule, or regulation.

(b)      Severability.    If any one or more of the provisions contained in this Plan, or any application thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Plan shall be construed and enforced as if such invalid, illegal, or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal, or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal, or unenforceable provisions, there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable.

(c)      Requirements of Law.    The granting of Awards and the issuance of cash or Shares under the Plan shall be subject to all applicable laws and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)      Unfunded Plan.    Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(e)      Governing Law.    To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(f)      Non-Exclusive Plan.    Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(g)      Code Section 409A Compliance.    To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Specifically, it is intended that the Plan and any Award granted hereunder comply with the short term deferral exception of Section 409A of the Code. Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Appendix D

AMENDMENT TO THE RESTATED

CERTIFICATE OF INCORPORATION OF

CHOICE HOTELS INTERNATIONAL, INC.

Choice Hotels International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1980.

SECOND: The Certificate of Incorporation of the Corporation, as amended and restated on October 15, 1997 (the “Restated Certificate of Incorporation”), shall be amended as follows:

Article 7 shall be amended and restated to read as follows:

“7.

A. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than 3 nor more than 12 directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. The directors shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2011, 2012 and 2013, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2013 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject to the rights of the holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, each director elected by the stockholders after the 2013 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election.

B. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any additional director elected to fill a vacancy resulting from an increase in the authorized number of directors shall hold office for a term expiring at the next annual meeting of stockholders held after their election as directors. A decrease in the authorized number of directors shall in no case shorten the term of any incumbent director.

C. The election of directors need not be by written ballot unless the Bylaws shall so provide.

D. Subject to the rights of the holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, (i) until the third annual meeting of stockholders following the 2013 annual meeting, directors shall be removable only for cause, (ii) from and after the third annual meeting of stockholders following the 2013 annual meeting, directors shall be removable either with or without cause, and (iii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

D-1

E. Notwithstanding the foregoing, whenever the holders of any one or more class or series of capital stock shall have the right, voting separately as a class or series, to elect directors, the election, removal, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article 7, Section A, unless expressly provided by such terms.”

All other provisions of the Restated Certificate of Incorporation shall remain in effect.

THIRD: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was adopted and approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with applicable requirements of Sections 242 of the General Corporation Law of the State of Delaware.

FIFTH: This amendment to the Restated Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this amendment to the Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this [•] day of [•], 2013.

By:
Stephen P. Joyce President and Chief Executive Officer

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 26, 2013.

Vote by Internet • Go to www.envisionreports.com/chh • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two, Three, Four, Five and Six. The Board of Directors makes NO RECOMMENDATION on Proposal Seven.								+
1. Election of three Class I Directors:	For	Withhold		For	Withhold		For	Withhold
01 - William L. Jews	☐	☐	02 - John T. Schwieters	☐	☐	03 - John P. Tague	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	Approval of an amendment to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan to increase the number of shares authorized for issuance.	☐	☐	☐	3. Approval of the material terms for payment of executive compensation under the Company’s Executive Incentive Compensation Plan.	☐	☐	☐
		For	Against	Abstain		For	Against	Abstain
4.	Approval of an amendment to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐	5. Advisory vote to approve executive compensation.	☐	☐	☐
		For	Against	Abstain		For	Against	Abstain
6.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013	☐	☐	☐	7. Shareholder proposal requesting a report on showerheads.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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CHOICE HOTELS INTERNATIONAL, INC.

ANNUAL MEETING, APRIL 26, 2013 AT 9:00 A.M.

DIRECTIONS TO CHOICE HOTELS INTERNATIONAL

One Choice Hotels Circle

Rockville, MD 20850

From Washington, DC, and points south:

Take the George Washington Memorial Parkway north to I-495 ramp towards Maryland. Continue on the I-270-Spur north toward Rockville/Frederick. Take the MD-189 exit 5 to Falls Road North/Rockville/Town Center. Keep right at the fork. This becomes Maryland Avenue. Turn right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

From Frederick, MD, and points north:

Take I-270 South towards Rockville. Bear right at I-270 Local south and head towards Shady Grove Road/Local Lanes. Take the MD-28 west exit 6-A toward Rockville Town Center. Turn left on West Montgomery Ave. Continue onto West Jefferson St. Turn Left on Maryland Avenue. Turn Right onto East Middle Lane. Choice is located on the corner of East Middle Lane and Hungerford Drive.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — CHOICE HOTELS INTERNATIONAL, INC.

One Choice Hotels Circle, Rockville, Maryland 20850

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2013

The undersigned hereby appoints STEPHEN P. JOYCE and ERVIN R. SHAMES, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Choice Hotels International, Inc. (the “Company”) to be held on April 26, 2013 at 9:00 a.m. at the Company’s offices, One Choice Hotels Circle, Rockville, Maryland and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two, Three, Four, Five, Six or Seven such proxies will be voted FOR Proposals One, Two, Three, Four, Five and Six, and ABSTAIN on Proposal Seven.

(Items to be voted appear on reverse side.)